                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-38382


          RMI.NET, INC.                   INTERNET COMMUNICATIONS CORPORATION
999 EIGHTEENTH STREET, SUITE 2300        7100 EAST BELLEVIEW AVENUE, SUITE 201
    DENVER, COLORADO 80202                 GREENWOOD VILLAGE, COLORADO 80111

To the Shareholders of RMI.NET, Inc. and Internet Communications Corporation:

    RMI and Internet Communications have agreed to combine in a merger. We believe that this merger will create a stronger competitor in the rapidly changing telecommunications industry capable of offering a complete spectrum of communications solutions. Accordingly, we believe that this merger will benefit the shareholders of both companies, and we ask for your support in voting for the merger proposals at our meetings.

    As a result of the merger, Internet Communications will become a wholly owned subsidiary of RMI. RMI intends to change its name to Internet Commerce & Communications, Inc. following completion of the merger.

    In the merger, each share of Internet Communications common stock (other than shares held by shareholders who exercise statutory dissenters' rights and shares held by Interwest Group, Inc., Internet Communications's largest shareholder) will convert into the right to receive 0.55 shares of RMI common stock. Interwest Group will receive 0.45 shares of RMI common stock for each of its shares of Internet Communications common stock. In addition to shares of RMI common stock, Internet Communications's shareholders (excluding shareholders who exercise statutory dissenters' rights, Interwest Group and Internet Communications's directors) will be entitled to receive for each share of Internet Communications common stock a warrant exercisable for one share of RMI common stock at $7.00. The warrants are cancelable on 30-days' notice by RMI if RMI's closing share price exceeds $8.00 for five consecutive trading days. The exercise period for the warrants will begin 30 days after the closing date of the merger and will expire two years from the closing date of the merger.

    Interwest Group has agreed to convert its outstanding loans to Internet Communications (up to $5.0 million in principal amount) into shares of Internet Communications common stock at $2.50 per share immediately prior to the closing of the merger. These shares will also be converted into 0.45 shares of RMI common stock each. In addition, Interwest Group will receive a warrant that may become exercisable to purchase additional shares of RMI common stock one year after the closing of the merger.

    The Denver, Colorado-based investment banking firm of Neidiger, Tucker, Bruner, Inc. has rendered a written opinion to Internet Communications's board of directors that, as of October 12, 2000, the consideration to be received by Internet Communications's shareholders as a result of the merger was fair to those shareholders from a financial point of view. As part of its investment banking business, Neidiger, Tucker is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    The boards of directors of both RMI and Internet Communications believe the merger is advisable, fair and in the best interests of their respective shareholders, have approved the merger and recommend that their respective shareholders vote FOR proposals related to the merger as described in the attached materials. We cannot complete the merger unless shareholders of both companies approve the respective proposals relating to the merger.

    In connection with the merger, Internet Communications and RMI will each hold a special meeting of its shareholders. The matters to be submitted for consideration at your special meeting is described in the attached notice of special meeting from your company and in the joint proxy statement/prospectus.

    Interwest Group, Inc. beneficially owns shares of Internet Communications common stock and preferred stock representing approximately 67% of the voting power of Internet Communications voting stock. Interwest Group has agreed with RMI to vote all of its shares in favor of the merger agreement. Accordingly, approval by the Internet Communications shareholders of the proposal to adopt the merger agreement is assured.

    The Internet Communications special meeting will be held at 9:00 a.m., local time, on November 28, 2000, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202.

    The RMI special meeting will be held at 11:00 a.m., local time, on November 28, 2000, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202.

    Details of the proposed merger appear in the accompanying proxy statement/prospectus. Please give this material your careful attention.

    Whether or not you plan to attend your special shareholder meeting, please complete, sign and date the accompanying proxy and return it in the enclosed, postage prepaid, return envelope. If you hold shares and attend your meeting, you may vote your shares in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

    Sincerely,

    Douglas H. Hanson                      Thomas C. Galley
    Chairman of the Board, Chief           President and Chief Executive Officer
    Executive Officer and President        Internet Communications Corporation
    of RMI.NET, Inc.

                       INTERNET COMMUNICATIONS CORPORATION
                      7100 EAST BELLEVIEW AVENUE, SUITE 201
                        GREENWOOD VILLAGE, COLORADO 80111


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be held November 28, 2000

To the shareholders of Internet Communications Corporation:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Internet Communications Corporation will be held at 9:00 a.m., local time, on November 28, 2000, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202, for the following purposes:


    1. To vote on a proposal to approve the Amended and Restated Agreement and Plan of Merger dated as of October 18, 2000, by and among RMI.NET, Inc., Internet Acquisition Corporation, a wholly owned subsidiary of RMI, and Internet Communications. As a result of the merger, Internet Communications will become a wholly owned subsidiary of RMI.

    2. To transact any other business that may properly come before the special meeting and any adjournments or postponements thereof.

    The accompanying joint proxy statement/prospectus describes the merger agreement and the proposed merger. We encourage you to read it carefully.

    Only holders of record of shares of common stock or preferred stock of Internet Communications outstanding on October 3, 2000, will be entitled to vote at the special meeting and any adjournments or postponements thereof. Holders of Internet Communications preferred stock will be entitled to vote their shares on an as-converted-to-common-stock basis, together with the shares of common stock as a single class. Each share of Internet Communications common stock will be entitled to one vote and each share of Internet Communications preferred stock will be entitled to a number of votes equal to the number of shares of Internet Communications common stock into which those shares could be converted in accordance with the terms of the Internet Communications preferred stock.

    Article 113 of the Colorado Business Corporation Act provides a procedure by which dissenting shareholders who were record shareholders of Internet Communications immediately prior to the effectiveness of the merger may seek an appraisal of the fair value of their shares, exclusive of any element of value arising from the expectation or accomplishment of the merger, together with a fair rate of interest, if any, to be paid thereon. Any dissenting shareholder who wishes to exercise this right to an appraisal must do so by making written demand to Internet Communications at the address set forth in the proxy statement/prospectus, which must be received before the taking of the vote on the merger, and by following certain other procedures set forth in Article 113 of the Colorado Business Corporation Act. For purposes of Article 113 of the Colorado Business Corporation Act, this Notice of Special Meeting of Shareholders is being mailed on or about October 26, 2000 to record shareholders of Internet Communications on the record date.

    YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE ATTACHED PROXY CARD.


By Order of the Board of Directors

Thomas C. Galley
President and Chief Executive Officer
October 26, 2000

                                  RMI.NET, INC.
                        999 EIGHTEENTH STREET, SUITE 2300
                             DENVER, COLORADO 80202

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To be held November 28, 2000

To the shareholders of RMI.NET, Inc.

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of RMI.NET, Inc. will be held at 11:00 a.m., local time, on November 28, 2000, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202, for the following purposes:

    1. To vote on a proposal to approve the Amended and Restated Agreement and Plan of Merger dated as of October 18, 2000, by and among RMI.NET, Inc., Internet Acquisition Corporation, a wholly owned subsidiary of RMI, and Internet Communications. As a result of the merger, Internet Communications will become a wholly owned subsidiary of RMI.

    2. To vote on a proposal to change of the name of the Company from RMI.NET, Inc. to "Internet Commerce & Communications, Inc.," subject to completion of the proposed merger between the Company and Internet Communications Corporation.

    3. To transact any other business that may properly come before the special meeting and any adjournments or postponements thereof.

    The accompanying joint proxy statement/prospectus describes the merger agreement and the proposed merger. We encourage you to read it carefully.

    Only holders of record of shares of common stock of RMI outstanding on October 3, 2000, will be entitled to vote at the special meeting and any adjournments or postponements thereof.

    YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE ATTACHED PROXY CARD.


By Order of the Board of Directors

Christopher J. Melcher
Corporate Secretary
October 26, 2000

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
Questions and Answers About the Merger                                         1
Summary of the Proxy Statement/Prospectus                                      5
The Companies                                                                  5
RMI Special Meeting                                                            6
Internet Communications Special Meeting                                        6
The Merger                                                                     7
Comparative Market Price and Dividend Information                             11
Risk Factors                                                                  12
Risk Factors Related to the Merger                                            12
Risk Factors Related to RMI                                                   13
Cautionary Note About Forward-Looking Statements                              23
The RMI Special Meeting Date,
     Time and Place; Matters to be Considered                                 24
The Internet Communications Special Meeting
     Date, Time and Place; Matters to be Considered                           25
The Merger                                                                    27
Background of the Merger                                                      27
Reasons for the Merger; Recommendations of the Boards of Directors            31
Opinion of Neidiger, Tucker, Bruner, Inc.                                     33
Effective Time                                                                36
Interests of Certain Persons in the Merger                                    36
Rights of Dissenting Shareholders                                             37
Accounting Treatment                                                          38
The Merger Agreement                                                          38
The Warrant Agreement and the Warrants                                        45
The Shareholder Agreement                                                     45
The Exchange Agreement                                                        46
Unaudited Pro Forma Combined Financial Statements                             47
Comparison of the Rights of Holders of Internet Communications Common Stock
     and RMI Common Stock                                                     51
Number of Directors                                                           52
Staggered/Classified Board of Directors                                       52
Removal of Directors                                                          52
Filling Vacancies on the Board of Directors                                   52
Amendments to Governing Documents                                             53
Advance Notice of Meeting                                                     54
Shareholder Consent in Lieu of Meeting                                        54
Indemnification and Limitation of Liability                                   54
Dissenters' Rights                                                            55
Inspection of Shareholder List                                                55
Shareholder Approval of Extraordinary Transactions                            55
Anti-Takeover Provisions and Interested Shareholder Transactions              55
Shareholder Derivative Suits                                                  56
Selling Shareholder Plan of Distribution                                      56
Experts                                                                       57
Legal Matters                                                                 58
Where You Can Find More Information                                           58


                                   APPENDICES

Appendix A      Merger Agreement
Appendix B      Form of Warrant Agreement
Appendix C      Exchange Agreement
Appendix D      Shareholder Agreement
Appendix E      Common Stock Purchase and Adjustment Warrant Agreement
Appendix F      Fairness Opinion of Neidiger, Tucker, Bruner, Inc.
Appendix G      Title 7, Article 113 of the Colorado Business Corporation Act
                (Dissenters' Rights)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    The following questions and answers briefly address some anticipated questions about the merger, briefly describe the principal terms of the merger and are intended to provide sufficient information to understand the essential features and significance of the merger.

What am I being asked to                       o  You are being asked to approve the merger of Internet Communications and a newly
vote upon?                                        formed subsidiary of RMI. As a result of the merger, Internet Communications will become a wholly owned subsidiary of RMI. RMI intends to change its name to
                                                  Internet Commerce & Communications, Inc. following the merger. Interwest Group,
                                                  Inc. owns approximately 67% of Internet Communications and is the largest shareholder of Internet Communications. Interwest Group has already agreed to vote in favor of the merger. Therefore, approval of the merger by Internet
                                                  Communications shareholders is assured.

Why are Internet                               o  Internet Communications's board of directors and RMI's board of directors believe
Communications and RMI                            that Internet Communications's strengths and capabilities complement RMI's
recommending the merger?                          business. The merger is designed to create a company capable of offering a more complete spectrum of communications solutions. The boards believe that the merger is fair to and in your best interest and that this business combination will provide increased long-term value to the shareholders of both companies.

What will Internet                             o  At the effective time of the merger each outstanding share of Internet
Communications shareholders                       Communications common stock will be converted into the right to receive 0.55
receive in exchange for                           shares of RMI common stock except for:
Internet Communications
common stock?                                     o  Shares of Internet Communications common stock held by Interwest Group and its affiliates, each of which will be converted into the right to receive 0.45 shares of RMI common stock per share of Internet Communications common stock.

                                                  o  Shares of Internet Communications common stock held as treasury stock by
                                                     Internet Communications, which will be cancelled.

                                                  o  Shares of Internet Communications common stock held by Internet Communications shareholders who perfect their statutory dissenters' rights.

                                                  o  Cash in lieu of fractional shares.

                                               o  In addition to the merger consideration described above, at the effective time of the merger each shareholder of Internet Communications (other than dissenting shareholders, Interwest Group and Internet Communications's directors) will receive a warrant to purchase one share of RMI common stock for each share of
                                                  Internet Communications common stock held by such shareholder immediately prior to the merger. See "The Merger -- The Merger Agreement -- Merger Consideration."

                                               o  The warrants will have the following features:

                                                  o  Exercise price of $7.00 per share.

                                                  o  Exercisable for the period beginning 30 days following the merger and ending
                                                     24 months from the date of the merger.

                                                  o  Exercisable only for cash.

                                                  o  Cancelable on 30 days' prior notice at the option of RMI if the daily closing price of RMI common stock equals or exceeds $8.00 per share for five consecutive trading days. See "The Merger -- The Merger Agreement -- Merger
                                                     Consideration."

                                               o  Interwest Group will receive a warrant that may become exercisable to purchase additional shares of RMI common stock one year and one day after the closing of the merger. See "The Merger -- The Merger Agreement -- Treatment of the
                                                  Interwest Group Loan."

What will the holders of options               o  Immediately prior to the merger, all unexpired and unexercised outstanding
and warrants to purchase shares of                Internet Communications stock options with an exercise price below $2.50 per share
of Internet Communications common                 will be converted into a number of shares of Internet Communications common stock
stock receive?                                    equal to (a) the excess, if any, of $2.50 over the exercise price per share of such option multiplied by (b) the number of shares of Internet Communications common stock that may be purchased upon exercise of such option divided by (c)
                                                  $2.50. The shares of Internet Communications common stock issuable upon the conversion will thereafter immediately be converted into the right to receive the merger consideration. All other options will expire in accordance with their terms upon completion of the merger. See "The Merger -- The Merger Agreement --
                                                  Treatment of Options and Warrants."

                                               o  Pursuant to the terms of the warrants previously issued to Neidiger Tucker Bruner,
                                                  Inc., Neidiger Tucker's warrants to purchase shares of Internet Communications will be converted into warrants to purchase RMI shares. See "The Merger -- The
                                                  Merger Agreement -- Treatment of Options and Warrants."

What will Internet                             o  Immediately prior to completion of the merger the outstanding shares of Internet
Communications's                                  Communications preferred stock will be converted into shares of Internet
preferred stock                                   Communications common stock. Interwest Group is the sole preferred stock shareholder. Therefore, Interwest Group will receive 0.45 shares of

shareholders receive for                          RMI common stock in exchange for its converted shares of Internet Communications
their shares?                                     preferred stock.

What are the federal tax                       o  The merger is intended to qualify as a tax-free reorganization under the Internal
consequences of the merger?                       Revenue Code of 1986, as amended. Therefore, the merger should not create any federal income tax liabilities for the shareholders of either Internet
                                                  Communications or RMI except for taxes payable because of cash received by
                                                  Internet Communications shareholders instead of fractional shares and taxes payable due to the exercise of options and warrants. See "The Merger
                                                  -- The Merger Agreement -- Certain Federal Income Tax Consequences of the Merger."

What are the required                          o  Shareholder Approval -- Internet Communications: Once a quorum is present for
approvals for the merger?                         purposes of the special meeting, approval by the majority of all the votes entitled to be cast for the merger is required to approve the merger. Interwest
                                                  Group has agreed with RMI to vote all of its shares of Internet Communications voting stock in favor of the merger and against any competing offer to acquire
                                                  Internet Communications. Therefore, approval of the merger by Internet
                                                  Communications's shareholders is assured. See "The Merger -- The Merger Agreement
                                                  -- Conditions."

                                               o  Shareholder Approval -- RMI: Once a quorum is present for purposes of the special meeting approval by the majority of the votes cast is required to approve the merger. In addition, approval by the majority of all the votes entitled to be cast is required to approve changing RMI's name to "Internet Commerce and
                                                  Communications, Inc."

                                               o  Regulatory Approval: The consummation of the merger is subject to:

                                                  o  The continued effectiveness of the registration statement of which this proxy statement/prospectus is a part.

                                                  o  The absence of any injunction or other legal restraint prohibiting the merger.
                                                     See "The Merger -- The Merger Agreement -- Conditions."

What do Internet                               o  Internet Communications shareholders who do not vote in favor of the merger may
Communications shareholders                       elect to dissent and demand payment of the fair value of their shares of Internet
receive if they choose not to                     Communications common stock in lieu of receipt of the merger consideration. See
vote in favor of the merger?                      "The Merger -- Rights of Dissenting Shareholders." Otherwise, upon closing of the merger, shareholders will receive the merger consideration described above regardless of how they voted on the merger.

How will Internet                              o  The merger agreement requires Interwest Group to loan up to $5.0 million to
Communications satisfy                            Internet Communications prior to the closing date of the merger.
its working capital
needs prior to completion of the               o  $4.1 million of this amount has been loaned to Internet Communications as of
merger?                                           the date of this proxy statement/prospectus to satisfy Internet Communications's mature line of credit and to fund a portion of Internet Communications's working capital needs. Interwest Group may be required to loan the remaining $900,000 to fund additional working capital needs prior to closing the merger.

                                               o  Interwest Group has agreed to convert its outstanding loans to Internet
                                                  Communications into shares of Internet Communications common stock at $2.50 per share immediately prior to the closing of the merger. These shares will also be converted into 0.45 shares of RMI common stock each. In addition, Interwest Group will receive a warrant that may become exercisable to purchase additional shares of RMI common stock one year after the closing of the merger. See "The Merger--The
                                                  Merger Agreement--Treatment of the Interwest Loan."

Will Internet Communications                   o  Yes. In connection with the merger, RMI is required to file a registration
shareholders be able to sell their                statement with the Securities and Exchange Commission to register the issuance of
shares of RMI common stock                        the shares and warrants Internet Communications shareholders receive in the
and warrants immediately after the                merger. As a result, absent any independent contractual arrangement between
merger is completed?                              certain Internet Communications shareholders and RMI, Internet Communications shareholders may immediately sell their shares of RMI common stock and the warrants.

                                               o  The registration statement will also cover (a) the issuance of the RMI common stock upon exercise of the warrants and (b) the resale by Interwest Group of the shares of RMI common stock received by it in the merger, as well as any shares of
                                                  RMI common stock received by Interwest Group upon exercise of the Interwest Group warrant described above. See "The Merger -- Registration of Shares." RMI's common stock is listed for trading on the Nasdaq National Market. The warrants will not be listed on Nasdaq or any other exchange; therefore, it is possible that no trading market will develop for the warrants.

Is Internet Communications                     o  Subject to the fiduciary duty obligations of the board of directors of Internet
obligated to complete the                         Communications to entertain unsolicited, competing third-party bids, the merger
merger even if the board                          agreement prohibits Internet Communications and its directors, officers, employees

of directors receives a                           and affiliates from soliciting or promoting any third party takeover proposal. The
more attractive offer?                            board of directors may only entertain such unsolicited bids if a majority of the directors agree that such bid could reasonably be expected to lead to a transaction that is more favorable to Internet Communications's shareholders. See
                                                  "The Merger -- The Merger Agreement -- No Solicitation." However, if an
                                                  alternative takeover transaction closes within 12 months of termination of the merger agreement, Interwest Group would be required to pay to RMI an amount significantly greater than the additional consideration Interwest Group received in that transaction compared to the merger. Thus, it is unlikely that Interwest
                                                  Group, which beneficially owns shares representing approximately 67% of Internet
                                                  Communications's voting power, would vote in favor of a more attractive offer received by the board of directors prior to the closing of the merger. See "The
                                                  Merger -- The Shareholder Agreement."

In what instances can RMI or                   o  The merger agreement may be terminated by either RMI or Internet Communications
Internet Communications                           if:
terminate the merger
agreement?                                        o  RMI and Internet Communications mutually consent to such termination.

                                                  o  The merger is not consummated by November 30, 2000. See "The Merger -- The
                                                     Merger Agreement -- Termination; Effect of Termination."

                                               o  The merger agreement may be terminated by RMI if:

                                                  o  Internet Communications or Interwest Group fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement, which failure is not cured within the appropriate time period
                                                     (generally ten business days).

                                                  o  Internet Communications or Interwest Group breaches any representation or warranty that gives rise to a failure of the fulfillment of a condition of
                                                     RMI's obligations to consummate the merger.

                                                  o  Internet Communications's shareholders do not approve the merger.

                                                  o  The board of directors of Internet Communications recommends an alternative transaction to the merger.

                                                  o  A third party commences a tender offer for 20% or more of Internet
                                                     Communications outstanding stock and the board of directors fails to recommend against the offer.

                                                  o  The board of directors of Internet Communications revokes its approval or recommendation that the shareholders of Internet Communications approve the merger. See "The Merger -- The Merger Agreement -- Termination; Effect of
                                                     Termination."

                                               o  The merger agreement may be terminated by Internet Communications if:

                                                  o  RMI fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement, which failure is not cured within the appropriate time period (generally ten business days).

                                                  o  RMI breaches any representation or warranty that gives rise to a failure of the fulfillment of a condition of Internet Communications's obligations to consummate the merger.

                                                  o  RMI's stockholders do not approve the merger.

                                                  o  Prior to the approval of the merger by the shareholders of Internet
                                                     Communications, the board of directors determines in good faith that an unsolicited third party takeover proposal would be more favorable to the
                                                     Internet Communications shareholders. See "The Merger -- The Merger Agreement
                                                     -- Termination; Effect of Termination."

What do I need to do now?                      o  After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then, mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at your special meeting.

If my shares are held in                       o  Brokers will not be able to vote any shares without instructions from the
"street name" by my broker, will my               beneficial shareholders. You should follow the directions provided by your broker
broker vote these shares for me?                  to vote such shares.

How do I change my vote                        o  At any time before your special meeting, you may change your vote by sending a
after I have mailed my                            written notice stating that you would like to revoke your proxy or by completing
signed proxy card?                                and submitting a new, later dated proxy card to the Corporate Secretary of RMI or
                                                  Internet Communications, as the case may be. You can also attend your special meeting and vote in person.

Should Internet                                o  No. After the merger is completed, Internet Communications shareholders will
Communications shareholders                       receive written instructions for exchanging their stock certificates for stock
send in their stock                               certificates representing shares of RMI common stock and warrant certificates
certificates now?                                 representing their right to purchase shares of RMI common stock.

When do you expect the                         o  We expect to complete the merger in the fourth calendar quarter of 2000. We
merger to be completed?                           are working to complete the merger as quickly as possible and intend to do so shortly after the special meetings.

Who can help answer my                         o  After reading this proxy statement/prospectus, if you have additional questions
questions?                                        about the merger, you should contact:

                                                  RMI.NET, Inc.
                                                  999 Eighteenth Street, Suite 2300
                                                  Denver, Colorado 80202
                                                  Attention:  Christopher J. Melcher

                                                  or

                                                  Internet Communications Corporation
                                                  7100 East Belleview Avenue, Suite 201
                                                  Greenwood Village, Colorado 80111
                                                  Attention:  Thomas C. Galley

                    SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

    This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the appendices, and the other documents we refer to for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about RMI and Internet Communications into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 58 of this proxy statement/prospectus. In particular, you are urged to read carefully the information contained in this document under the caption "RISK FACTORS", beginning on page 12.

    RMI has provided the information in this joint proxy statement/prospectus about RMI, and Internet Communications has provided the information about Internet Communications.

                                  THE COMPANIES

INTERNET COMMUNICATIONS CORPORATION
7100 E. Belleview Avenue, Suite 201
Englewood, Colorado 80111
Website:  www.incc.net
(303) 770-7600

    Internet Communications is an Internet technologies and integration company that specializes in the design, implementation, and management of Web-based applications and connections, wide area networks, voice systems and e-commerce solutions. Internet Communications targets Colorado-based middle-market businesses.

    Internet Communications offers a wide array of communication services such as network management, maintenance, professional services, Internet access, web hosting, project management, network integration and transport services.

    Internet Communications has an installed base of business, government and institutional customers, ranging from single location, single system customers to national accounts with integrated networks dispersed over a wide geographic area.

    Additional information regarding Internet Communications is included in its Annual Report on Form 10-K for the year ended December 31, 1999 (including the amendment thereto on Form 10K-A filed on April 28, 2000), its Quarterly Report for the quarter ended March 31, 2000, and its Quarterly Report for the quarter ended June 30, 2000, which are incorporated herein by reference and included with this joint proxy statement/prospectus.

RMI.NET, INC.
999 Eighteenth Street, Suite 2300
Denver, Colorado  80202
Website: www.rmi.net
(303) 672-0700

    RMI began offering Internet access services in 1994 and has grown from a regional Internet service provider into a premier nationwide e-commerce, Web solutions, and connectivity services provider for small and medium-sized business enterprises, as well as dial-up residential customers and DSL customers.

    Through RMI's nationwide network of owned and leased dial-up access sites, RMI's customers are able to access the Internet in 100% of the strategic marketing areas in the United States via a local telephone call. RMI's current customer base is approximately 100,000 customers.

    RMI offers its customers access to value-added Web services, including (a) Web site hosting, production, marketing, and training, (b) a Web portal constructed to provide multiple services, including an online search engine with a large reference database, an audio feed, a stock quote service, and additional content, and (c) various e-commerce products and services.

    Additional information regarding RMI is included in its Annual Report on Form 10-K for the year ended December 31, 1999, its Quarterly Report for the quarter ended March 31, 2000, its Quarterly Report for the quarter ended June 30, 2000 and its definitive proxy statement for the 2000 annual meeting of stockholders, each of which has been filed with the Securities and Exchange Commission and is incorporated herein by reference.

                               RMI SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING (SEE PAGE 24)

    The purpose of the RMI special meeting is to consider and vote upon a proposal to approve the merger of Internet Communications with RMI, a proposal to change the name of the Company from RMI.NET, Inc. to "Internet Commerce & Communications, Inc.," subject to completion of the proposed merger, and transact any other business that may properly come before the special meeting or any adjournments or postponements thereof. RMI is seeking shareholder approval of the merger because the rules of the Nasdaq National Market require shareholder approval of a transaction that could result in the issuance of voting stock representing more than 20% of RMI's currently outstanding voting stock.

DATE, TIME AND PLACE (SEE PAGE 24)

    The special meeting will be held at 11:00 a.m., local time, on November 28, 2000, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202.

RECORD DATE; SHARES OUTSTANDING; QUORUM (SEE PAGE 24)

    The close of business on October 3, 2000 is the record date for the determination of the RMI shareholders of record entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only holders of record of shares of RMI voting stock will be entitled to vote at the special meeting. Holders of stock options and warrants, as such, are not entitled to vote on the merger.

    As of the record date, there were issued and outstanding 23,349,575 shares of RMI common stock entitled to vote. The presence in person or by proxy of holders of record of a majority of the voting power of the RMI voting stock will constitute a quorum at the special meeting for purposes of adopting the merger agreement.

VOTES PER SHARE

    Each share of RMI common stock will be entitled to one vote on all matters upon which they vote at the special meeting or any adjournments or postponements thereof.

                     INTERNET COMMUNICATIONS SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING (SEE PAGE 25)

    The purpose of the Internet Communications special meeting is to consider and vote upon a proposal to approve the merger of Internet Communications with RMI, and transact any other business that may properly come before the special meeting or any adjournments or postponements thereof.

DATE, TIME AND PLACE (SEE PAGE 25)

    The special meeting will be held at 9:00 a.m., local time, on November 28, 2000 at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202.

RECORD DATE; SHARES OUTSTANDING; QUORUM (SEE PAGE 26)

    The close of business on October 3, 2000 is the record date for the determination of the Internet Communications shareholders of record entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only holders of record of shares of Internet Communications voting stock will be entitled to vote at the special meeting. Holders of stock options and warrants, as such, are not entitled to vote on the merger.

    As of the record date, there were issued and outstanding 6,027,586 shares of Internet Communications common stock and 69,000 shares of Internet Communications preferred stock. The presence in person or by proxy of holders of record of a majority of the voting power of the Internet Communications voting stock will constitute a quorum at the special meeting for purposes of adopting the merger agreement.

VOTES PER SHARE

    Each share of Internet Communications common stock will be entitled to one vote on all matters upon which they vote at the special meeting or any adjournments or postponements thereof. Each share of Internet Communications preferred stock will be entitled to a number of votes equal to the number of shares of Internet Communications common stock into which that preferred stock share could be converted in accordance with its terms on all matters upon which they vote at the special meeting or any adjournments or postponements thereof.

                                   THE MERGER

THE MERGER CONSIDERATION (SEE PAGE 38)

Internet Communications and RMI have entered into a merger agreement that provides for the merger of Internet Communications with a newly formed subsidiary of RMI. Following the merger, Internet Communications will continue its operations as a wholly owned subsidiary of RMI and shareholders of Internet Communications will become shareholders of RMI. Following the completion of the merger, RMI intends to change its name to Internet Commerce & Communications, Inc. Internet Communications shareholders (other than Interwest Group) will be entitled to receive 0.55 shares of RMI common stock for each share of Internet Communications common stock owned by such shareholder at the closing of the merger. Interwest Group will be entitled to receive 0.45 shares of RMI common stock for each share of Internet Communications common stock owned by Interwest Group at the closing of the merger. In addition, Interwest Group will receive a warrant that may become exercisable to purchase additional shares of RMI common stock one year and one day after the closing of the merger. See "The Merger -- The Merger Agreement -- Treatment of the Interwest Group Loan." It is anticipated that approximately 11.3 million shares of Internet Communications common stock will be outstanding on the closing date of the merger, including shares of Internet Communications common stock to be issued upon (a) payment of dividends on Internet Communications preferred stock, (b) conversion of Internet Communications preferred stock to Internet Communications common stock, and (c) repayment of a loan by Interwest Group (as described below). In addition to the shares of RMI common stock the shareholders of Internet Communications (excluding Interwest Group and the directors of Internet Communications) will be entitled to receive in exchange for each share of Internet Communications common stock, a warrant exercisable for one share of RMI common stock. The warrants will be exercisable at $7.00 per share beginning 30 days' after the merger closes and ending 24 months after the closing of the merger. The warrants will be cancelable by RMI on 30 days' notice by RMI if RMI's share price equals or exceeds $8.00 for five consecutive trading days. See "The Merger -- The Warrant Agreement and the Warrants."

    You are urged to read the merger agreement and the form of warrant agreement in their entirety, each of which is attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus.

RECOMMENDATION OF THE RMI BOARD OF DIRECTORS (SEE PAGE 31)

    After careful consideration, RMI's board of directors has unanimously approved the merger agreement and determined that the merger is advisable and in the best interest of RMI and its shareholders. RMI's board of directors recommends that you vote "FOR" approval of the merger agreement and the change of RMI's name to "Internet Commerce & Communications, Inc." following the closing of the merger.

RECOMMENDATION OF THE INTERNET COMMUNICATIONS BOARD OF DIRECTORS (SEE PAGE 31)

    After careful consideration, Internet Communications's board of directors has unanimously approved the merger agreement and determined that the merger is advisable and in the best interest of Internet Communications and its shareholders. Internet Communications's board of directors recommends that you vote "FOR" approval of the merger agreement.

OPINION OF INTERNET COMMUNICATIONS'S FINANCIAL ADVISOR (SEE PAGE 33)

    Neidiger, Tucker, Bruner, Inc., Internet Communications's financial advisor, delivered an opinion to the Internet Communications board of directors that, as of the date of the opinion and based on the procedures followed, factors considered and assumptions made by Neidiger, Tucker, and subject to the limitations set forth in the opinion, the consideration to be received by Internet

Communications's shareholders pursuant to the merger agreement was fair to the shareholders from a financial point of view. The complete opinion of Neidiger, Tucker is attached as Appendix F. You are urged to read it in its entirety.

SHAREHOLDER APPROVAL (SEE PAGE 42)

    RMI

    The General Corporation Law of the State of Delaware and the bylaws of RMI require the affirmative vote of a majority of the votes present at the RMI special meeting to approve the merger.

    INTERNET COMMUNICATIONS

    The Colorado Business Corporation Act and the bylaws of Internet Communications require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Internet Communications voting stock to approve the merger.

    In accordance with the terms of a shareholder agreement entered into between RMI, Internet Communications and Interwest Group at the time the merger agreement was signed, Interwest Group has agreed to vote all of its shares of voting stock of Internet Communications in favor of the merger agreement. Interwest Group has the right to cast approximately 67% of the votes entitled to be cast at the special meeting. Accordingly, approval of the merger agreement by Internet Communications shareholders is assured. See "The Merger -- The Shareholder Agreement."

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 42)

    RMI's and Internet Communications's respective obligations to complete the merger are subject to the prior satisfaction or waiver of a number of conditions. If either RMI or Internet Communications waives any conditions, RMI and Internet Communications will each consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from either RMI or Internet Communications shareholders is appropriate. The following conditions, among others, must be satisfied or waived before the completion of the merger:

o   Approval of the merger agreement by the shareholders of RMI;

o   Approval of the merger agreement by the shareholders of Internet
    Communications;


o The registration statement of which this proxy statement/prospectus is a part will have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the registration statement will have been issued by the Securities and Exchange Commission and no proceedings for that purpose will have been initiated or threatened by the Securities and Exchange Commission, and all necessary state securities or blue sky authorizations will have been received;

o There will have been no material adverse change with respect to Internet Communications or RMI since the date of the merger agreement;

o The holders of no more than 300,000 shares of outstanding Internet Communications common stock have provided notice of their intent to exercise dissenters' rights under the Colorado Business Corporation Act;

o The fairness opinion of Neidiger, Tucker will not have been adversely modified or withdrawn; and

o No injunction or order preventing the completion of the merger or restricting RMI's operation of Internet Communications after the merger may be in effect.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 43)

    The merger agreement may be terminated before the completion of the merger by the mutual consent of Internet Communications and RMI or by either party if:

o   The merger is not consummated by November 30, 2000;

    The merger agreement may be terminated by RMI if:

o Internet Communications or Interwest Group fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement;

o Internet Communications or Interwest Group breaches any representation or warranty that gives rise to a failure of the fulfillment of a condition of RMI's obligations to consummate the merger;

o   Internet Communications's shareholders do not approve the merger;


o The board of directors of Internet Communications approves and recommends a qualified takeover proposal instead of the merger;

o A tender offer or exchange offer for 20% or more of the outstanding capital stock of Internet Communications is commenced by a third party that is not an affiliate of RMI, and the board of directors of Internet Communications fails to recommend against acceptance of such tender offer or exchange offer by its shareholders; or

o The board of directors of Internet Communications revokes its approval or recommendation that the shareholders of Internet Communications approve the merger.

    The merger agreement may be terminated by Internet Communications if:

o RMI fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement;

o RMI breaches any representation or warranty that gives rise to a failure of the fulfillment of a condition of Internet Communications's obligations to consummate the merger;

o   RMI's shareholders do not approve the merger; or

o Prior to the approval of the merger by the shareholders of Internet Communications, the board of directors determines in good faith that an unsolicited third party takeover proposal would be more favorable to the Internet Communications shareholders.

INTERNET COMMUNICATIONS NON-SOLICITATION PROVISIONS (SEE PAGE 41)

    Until the merger is completed or the merger agreement is terminated, Internet Communications has agreed not to take, directly or indirectly, any of the following actions with any party other than RMI:

o Solicit, initiate, encourage or agree to any takeover proposal (as described below); or

o Engage in negotiations or discussions with respect to a takeover proposal or enter into any agreement with respect to a takeover proposal requiring Internet Communications to abandon, terminate or fail to consummate the merger agreement.

    Internet Communications may engage in any of these otherwise prohibited acts, other than solicitation, initiation or encouragement of any takeover proposal, if:

o Internet Communications's board of directors believes in good faith that a particular takeover proposal will result in a transaction more favorable to the Internet Communications shareholders than the merger; and

o Internet Communications's board of directors determines in good faith after advice of counsel that the failure to engage in the prohibited negotiations or discussions or provide non-public information is inconsistent with the fiduciary duties of the board of directors under applicable law.

o Internet Communications's board of directors is not prohibited from taking and disclosing to the Internet Communications shareholders a position with respect to a tender offer pursuant to Rule 14e-2 under the Securities Exchange Act of 1934. Internet Communications has agreed to provide RMI with detailed information about any takeover proposal it receives.

    A takeover proposal is:

o Any offer or proposal for a merger or other business combination involving Internet Communications;

o The acquisition of the outstanding shares of capital stock of Internet Communications or any of its subsidiaries; or

o The sale or transfer of any substantial portion of the assets of Internet Communications.

INTERWEST GROUP SHAREHOLDER AGREEMENT (SEE PAGE 45)

    In connection with the execution of the original merger agreement, Interwest Group entered into a shareholder agreement with RMI and Internet Communications that requires Interwest Group to vote all shares of Internet Communications common and preferred stock beneficially owned by it for approval of the merger agreement. The shareholder agreement provides that after the merger closes, Interwest Group will vote all RMI common stock beneficially owned by it as directed by a majority of RMI's board of directors. In addition, Interwest Group may not sell any RMI shares that it receives in the merger for one year following the closing of the merger, except that it may sell up to 300,000 shares under specified conditions related to increases in the market price of RMI's common stock. Interwest Group was not paid additional consideration in connection with the shareholder agreement.

    Interwest Group held approximately 67% of the voting power of Internet Communications as of the date of this proxy statement/prospectus.

    You are urged to read the shareholder agreement in its entirety, a copy of which is attached as Appendix D to this proxy statement/prospectus.

EXCHANGE AGREEMENT (SEE PAGE 46)

    Concurrently with the execution of the merger agreement and as a condition to RMI entering into the merger agreement, RMI and Internet Communications entered into an exchange agreement. If the merger agreement is terminated, subject to certain exceptions discussed under "The Merger--The Exchange Agreement," Internet Communications will deliver to RMI 1,199,490 shares of Internet Communications common stock, representing 19.9% of Internet Communications's outstanding common stock on October 18, 2000, and RMI will deliver to Internet Communications 857,635 shares of RMI common stock, representing the number of Internet Communications shares issued to RMI under the exchange agreement multiplied by an exchange ratio of 0.715.

    The exchange of shares contemplated by the exchange agreement may discourage third parties who are interested in acquiring a significant stake in Internet Communications and is intended by RMI to increase the likelihood that the merger will be completed.

    You are urged to read the exchange agreement in its entirety, a copy of which is attached as Appendix C to this proxy statement/prospectus.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 36)

    When considering the recommendation of the Internet Communications board of directors, Internet Communications shareholders should be aware that some Internet Communications's directors and officers have interests in the merger that are different from, or are in addition to, those of Internet Communications shareholders. As a result, Internet Communications's directors and officers who are also shareholders may be more likely to vote to approve the merger than Internet Communications's shareholders generally. These interests include the following:


o As of the date of this proxy statement/prospectus, Interwest Group holds approximately 67% of the voting power of Internet Communications and two affiliates of Interwest Group are members of the Internet Communications board of directors. Interwest Group has agreed to vote in favor of the merger and the affirmative vote of Interwest Group is sufficient by itself to approve the merger. Accordingly, Interwest Group may be subject to a conflict of interest as a result of its position as the largest shareholder of Internet Communications with affiliates on Internet Communications's board of directors because its interests with respect to the merger may differ from the interests of Internet Communications shareholders, as a whole.

o Thomas C. Galley, Internet Communications's President and Chief Executive Officer, has an employment agreement dated February 7, 2000, with Internet Communications that provides that, in addition to his annual compensation, Mr. Galley may earn cash bonuses from Internet Communications if (a) he continues to be employed by Internet Communications for one year following the date of his employment agreement, (b) he finds a replacement candidate for the position of President/Chief Executive Officer of Internet Communications and that candidate serves in such capacity for at least 60 days, and (c) Internet Communications is sold.

o As a result of the merger, all unvested options outstanding under Internet Communications's stock option plans will become fully vested and exercisable. Therefore, shareholders who hold options may be more inclined to vote in favor of the merger in order to receive the benefit of this vesting.

o   RMI has agreed to indemnify each present and former Internet
    Communications's officer and director against liabilities arising out of the fact that such person is or was a director or officer of Internet Communications. This indemnification may appeal to shareholders who are also officers or directors and may provide additional incentives to such individuals to approve the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 44)

    The merger has been structured so that, in general, Internet Communications shareholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by Internet Communications shareholders instead of fractional shares and taxes payable due to the exercise of options and warrants.

RESTRICTIONS ON THE ABILITY TO SELL RMI STOCK AND WARRANTS

    All shares of RMI common stock and RMI warrants received by an Internet Communications shareholder in connection with the merger will be freely transferable unless that shareholder is considered an "affiliate" of either Internet Communications or RMI for purposes of the Securities Act of 1933. Shares of RMI common stock and RMI warrants held by these affiliates may only be sold pursuant to a registration statement or an exemption under the Securities Act.

                COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

RMI MARKET PRICE DATA

    RMI's common stock is traded on the Nasdaq National Market under the symbol "RMII." The following table shows the range of high and low sale prices of RMI's common stock as reported by the Nasdaq National Market for the periods indicated, and based on RMI's fiscal year end of December 31:

                                                        HIGH         LOW
                                                        ----         ---
     Fiscal 1998
        First Quarter...............................  $   5.19    $   1.88
        Second Quarter..............................  $  11.75    $   5.31
        Third Quarter...............................  $  18.50    $   8.00
        Fourth Quarter..............................  $  28.50    $   7.00
     Fiscal 1999
        First Quarter...............................  $  15.88    $  10.50
        Second Quarter..............................  $  16.63    $  10.94
        Third Quarter...............................  $  13.63    $   6.67
        Fourth Quarter..............................  $  10.00    $   6.09
     Fiscal 2000
        First Quarter...............................  $  13.50    $   6.69
        Second Quarter..............................  $   7.06    $   3.00
        Third Quarter...............................  $   3.38    $   1.25


INTERNET COMMUNICATIONS MARKET PRICE DATA

    Internet Communications's common stock is traded on the Nasdaq SmallCap Market under the symbol "INCC". See "Reasons for the Merger; Recommendation of the Board of Directors -- Internet Communications's Share Value." The following table shows the range of high and low sale prices of Internet Communications's common stock as reported by the Nasdaq SmallCap Market for the periods indicated, and based on Internet Communications's fiscal year end of December 31:

                                                  HIGH        LOW
                                                  ----        ---
     Fiscal 1998
        First Quarter.......................... $  6.75     $  4.44
        Second Quarter......................... $  6.75     $  4.63
        Third Quarter.......................... $  6.72     $  4.38
        Fourth Quarter......................... $  5.25     $  2.13
     Fiscal 1999
        First Quarter.......................... $  3.94     $  2.13
        Second Quarter......................... $  4.69     $  2.13
        Third Quarter.......................... $  3.13     $  2.50
        Fourth Quarter......................... $  6.06     $  1.63
     Fiscal 2000
        First Quarter.......................... $  5.19     $  2.50
        Second Quarter......................... $  2.50     $  1.00
        Third Quarter.......................... $  1.16     $  0.66


DIVIDEND INFORMATION

    RMI and Internet Communications have never paid any cash dividends on their common stock and both companies anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

RECENT CLOSING PRICES

    On March 17, 2000, the last trading day before announcement of the proposed merger, the closing prices per share of RMI common stock and Internet Communications common stock on the Nasdaq National Market and the Nasdaq SmallCap Market, respectively, were $10.125 and $3.56, respectively. On September 8, 2000, the last trading day before RMI and Internet Communications announced that they had agreed to amend the terms of the merger, the closing prices per share of RMI common stock and Internet Communications common stock on the Nasdaq National Market and the Nasdaq SmallCap Market, respectively, were $2.188 and $1.094, respectively. On October 17, 2000, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing prices per share of RMI common stock and Internet Communications common stock on the Nasdaq National Market and the Nasdaq SmallCap Market, respectively, were $1.03 and $0.58, respectively.

    Because the market price of RMI common stock fluctuates, the market value of the shares of RMI common stock that holders of Internet Communications common stock will receive in the merger may increase or decrease prior to and following the merger. Shareholders are urged to obtain current market quotations for RMI common stock and Internet Communications common stock. No assurance can be given as to the future prices or markets for RMI common stock or Internet Communications common stock.

NUMBER OF SHAREHOLDERS

    As of October 3, 2000, there were approximately 198 RMI shareholders of record and approximately 111 Internet Communications shareholders of record, as shown on the transfer agents' records for each of Internet Communications and RMI.

                                  RISK FACTORS

    You should carefully consider the risks described below in evaluating RMI, Internet Communications and the merger. You should review this proxy statement/prospectus carefully, including the documents incorporated by reference, before deciding how to vote on the merger.

                       RISKS FACTORS RELATED TO THE MERGER

FIXED CONVERSION RATIO OF SHARES OF INTERNET COMMUNICATIONS COMMON STOCK TO RMI COMMON STOCK MAY REDUCE VALUE OF MERGER PROCEEDS TO INTERNET COMMUNICATIONS SHAREHOLDERS

    RMI cannot assure the Internet Communications shareholders of the value of the shares of RMI common stock to be issued to them in the merger. Shares of Internet Communications common stock will convert into RMI common stock at a fixed ratio. Accordingly, if the trading price of RMI common stock declines, so will the value of the merger consideration. In addition, the trading price of RMI's common stock following the merger is likely to change based upon changes in the business, operations and prospects of RMI, general market and economic conditions and other factors beyond the control of RMI.

NO TRADING MARKET FOR THE WARRANTS MAY DEVELOP

    The issuance of the warrants to be issued in connection with the merger has been registered under the Securities Act, and the warrants may be resold without registration (except for warrants held by affiliates of RMI). However, RMI is not required, and has no intention, to list the warrants on any stock exchange. Consequently, there can be no assurance that a trading market for the warrants will develop.

SUCCESSFUL INTEGRATION OF INTERNET COMMUNICATIONS'S OPERATIONS INTO RMI AND THE REALIZATION OF POTENTIAL BENEFITS OF THE MERGER ARE UNCERTAIN

    RMI and Internet Communications expect that the merger will result in benefits to both companies through the integration of the companies' operations and the synergies created thereby. If RMI and Internet Communications fail to integrate the two companies efficiently, the expected benefits of the merger may not be realized. The integration of operations may require, among other things, the combination of the two companies' administrative, executive and technical staffs and sales and marketing operations. This integration would require the dedication of management resources that could temporarily distract management's attention from the day to day business of the combined companies. We cannot assure you that this integration will be achieved efficiently or that any of the expected benefits of the merger will be realized.

IF RMI DOES NOT SUCCESSFULLY INTEGRATE INTERNET COMMUNICATIONS OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF RMI COMMON STOCK MAY DECLINE

    In connection with the merger, we estimate that between 5.4 million and
5.6 million newly-issued shares of RMI common stock will be issued to Internet Communications shareholders, depending upon the number of shares of Internet Communications common stock outstanding on the date of the closing of the merger. In addition, warrants to purchase approximately 2.4 million additional shares of RMI common stock will be issued in the merger to shareholders other than Interwest Group and its affiliates. Interwest Group will receive a warrant that may be exercisable into additional RMI shares a year and a day after the merger closes. The issuance of these shares and warrants could decrease the per share market price of RMI common stock. The market price of RMI common stock also may decline as a result of the merger if:

o   the integration of Internet Communications is unsuccessful;

o RMI does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

o the effect of the merger on RMI's financial results is not consistent with the expectations of financial or industry analysts.

                           RISK FACTORS RELATED TO RMI

RMI HAS A SHORT OPERATING HISTORY, HAS INCURRED NET LOSSES SINCE ITS INCEPTION AND EXPECTS FUTURE LOSSES

    RMI started its business in 1993 and began offering Internet access services in 1994. RMI has incurred operating losses in every year of its existence. Net losses were $2.3 million for the year ended December 31, 1996, $4.2 million for the year ended December 31, 1997, $10.7 million for the year ended December 31, 1998, and $24.9 million for the year ended December 31, 1999. In the first six months of 2000, RMI incurred a net loss of $16.3 million. As of June 30, 2000, RMI has an accumulated deficit of $58.8 million. RMI may never be profitable.

    In 1998, a proposed merger transaction with Internet Communications and related financing transactions were terminated. Claims by third parties unrelated to Internet Communications allegedly arising from the terminated 1998 merger remain outstanding. RMI has not agreed that it is responsible for these claims and has consistently disputed their validity. As a result, RMI has recorded to date costs, expenses, and related fees of approximately $6.1 million. Of this amount, approximately $4.2 million relates to warrants that RMI issued. Although RMI is attempting to agree on a resolution of these disputes that is satisfactory to all parties, it may be unable to reach an agreement with all parties. RMI does not currently have the ability to pay all of these expenses.

IF RMI IS UNABLE TO RAISE ADDITIONAL FUNDS, IT WILL NOT BE ABLE TO MAINTAIN ITS CURRENT LEVEL OF OPERATIONS OR TO PURSUE GROWTH OPPORTUNITIES

    RMI intends to expand or open new access sites or make other capital investments as dictated by customer demand and strategic considerations. To open new dial-up access sites, known in RMI's industry as points of presence or POPs, RMI must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to expand its customer base nationwide, RMI will have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of RMI's Internet access services. RMI may also need to spend significant amounts of cash to:

o   fund growth, operating losses, and increased expenses;

o   implement its acquisition strategy;

o take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; and

o   respond to unanticipated developments or competitive pressures.

    RMI will require additional funds through equity, debt or other external financing in order to fund its current operations and to achieve its business plan. RMI cannot assure that any additional capital resources will be available to RMI, or, if available, will be on terms that will be acceptable to RMI. Any additional equity financing will dilute the equity interests of existing security holders. If adequate funds are not available, or are not available on acceptable terms, RMI's ability to execute its business plan and operate its business could be materially and adversely affected.

RMI FACES INTENSE COMPETITION, AND IF IT IS UNABLE TO COMPETE EFFECTIVELY, IT MAY LOSE MARKET SHARE OR BE FORCED TO REDUCE PRICES

    RMI operates in the Internet services market, which is extremely competitive. Current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing, and other resources than RMI. RMI competes directly or indirectly with the following categories of companies:

o established online services, such as America Online, the Microsoft Network, CompuServe, and Prodigy;

o local, regional, and national Internet service providers, such as Earthlink, Network, Internet America, PSINet and Verio;

o national telecommunications companies, such as AT&T, WorldCom, Sprint, and GTE;

o   regional Bell operating companies, such as BellSouth and SBC Communications;

o computer hardware and software companies, such as International Business Machines and Microsoft Corporation; and

o   online cable services, such as At Home and Roadrunner.

    RMI's competition is likely to increase. RMI believes this will probably happen as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing RMI at a significant competitive disadvantage. In addition, competitors may charge less than RMI does for Internet services, causing RMI to reduce or preventing RMI from raising its fees. As a result, RMI's business may suffer.

IF RMI IS UNABLE TO COMPETE IN THE LOCAL EXCHANGE AND LONG DISTANCE TELEPHONE MARKET, ITS PROFITABILITY WILL BE ADVERSELY AFFECTED

    In 1998, RMI entered the long distance telephone market. RMI will compete directly with inter-exchange carriers and long distance carriers and other long distance resellers and providers, including large carriers such as AT&T, MCI WorldCom, Sprint, and new entrants to the long distance market. Many of RMI's competitors are significantly larger and have substantially greater market presence and financial, technical, operational, marketing, and other resources. RMI will face stiff price competition and may not be able to compete.

    Moreover, the local exchange telephone services market in most states was only recently opened to competition due to the passage of the 1996 Telecommunications Act and related regulatory rulings. Numerous operating complexities are associated with providing these services. RMI will be required to develop new products, services, and systems and will need to develop new marketing initiatives to sell these services. RMI's inability to overcome any of these operating complexities could have a material adverse effect on RMI.

IF RMI FAILS TO KEEP PACE WITH TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, IT MAY LOSE CUSTOMERS

    The Internet services market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, and frequent new service and product introductions. RMI's future success depends, in part, on its ability to:

o   use leading technologies to develop its technical expertise;

o   enhance its existing services; and

o develop new services that meet changing customer needs on a timely and cost-effective basis.

In particular, RMI must provide customers with the appropriate products, services, and guidance to best take advantage of the rapidly evolving Internet. RMI's failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on its business. RMI's ability to compete will also depend upon the continued compatibility of its services with products offered by various vendors. Although RMI intends to support emerging standards in the market for Internet access, industry standards may not be established. Moreover, if industry standards are established, RMI may not be able to conform to these new standards in a timely fashion. RMI's competitors may develop services and technologies that will render its services or technology noncompetitive or obsolete.

    RMI is also at risk to fundamental changes in the way customers access the Internet. Currently, most customers access Internet services through computers connected by telephone lines. However, several companies have developed cable television modems and other "broadband technologies" that transmit data at substantially faster speeds than the modems that RMI's customers and RMI use. RMI must develop new technology or modify its existing technology to accommodate new and faster sources of Internet access, including cable television modems, screen-based telephones, wireless products, televisions, and other consumer electronic devices. RMI may not succeed in adapting its Internet access business to new and faster access devices.

ANY DECLINE IN RMI'S CUSTOMER RETENTION LEVELS OR RMI'S PRICES WILL ADVERSELY AFFECT REVENUES AND PROFITABILITY

    RMI's new customer acquisition costs are substantial relative to the monthly fees it charges. Accordingly, RMI's long-term success largely depends on the retention of existing customers. While RMI continues to invest significant resources in its infrastructure and technical and customer support capabilities, it is relatively easy for Internet users to switch to competing providers. Consequently, RMI's investments may not help customer retention. Any significant loss of customers will substantially decrease RMI's revenue and cause its business to suffer.

    As a result of competitive pricing pressures in the market for Internet services, RMI reduced the prices it charges its Internet customers during 1995, 1997, and 1998. RMI expects that continued price pressures may cause it to reduce prices further in order to remain competitive, and RMI expects that such further price reductions could adversely effect its results of operations, unless it can lower costs commensurate with such price decreases.

IF RMI FAILS TO EFFECTIVELY MANAGE ITS GROWTH, THE QUALITY OF ITS SERVICE WILL DECLINE AND RMI WILL LOSE CUSTOMERS

    RMI's rapid growth has and will place a significant strain on its managerial, operational, financial, and information systems resources. To manage growth, RMI must continue to implement and improve these systems and attract, train, manage, and retain qualified employees. These demands will require RMI to add new management personnel and develop new expertise. In order to successfully integrate newly acquired assets and continue to implement a nationwide strategy and network, RMI must:

o   closely monitor service quality, particularly through third party POPs;

o   acquire and install necessary equipment and telecommunications facilities;

o   create and implement marketing strategies in new and existing markets;

o employ qualified personnel to provide technical and marketing support for new sites; and

o continue to expand managerial, operational, and financial resources to support expansion.

    Although RMI is taking steps to manage growth effectively, it may not succeed. If RMI is unable to manage its growth, its ability to maintain and increase its customer base will be impaired and its business will suffer.

IF RMI FAILS TO INTEGRATE RESOURCES ACQUIRED THROUGH ACQUISITIONS, IT WILL LOSE CUSTOMERS AND ITS LIQUIDITY, CAPITAL RESOURCES AND PROFITABILITY WILL BE ADVERSELY AFFECTED

    Since January 1999, RMI has acquired the stock or assets of 17 companies and may continue to acquire a number of other companies in the future. As part of its long-term business strategy, RMI continually evaluates strategic acquisitions of businesses and customer accounts. Acquisitions often involve a number of special risks, including the following:

o   RMI may experience difficulty integrating acquired operations and personnel;

o   RMI may be unable to retain acquired customers;

o   the acquisition may disrupt RMI's ongoing business;

o RMI may not be able to successfully incorporate acquired technology and rights into its service offerings and maintain uniform standards, controls, procedures, and policies;

o the businesses RMI acquires may fail to achieve anticipated revenues and earnings;

o RMI may ultimately be liable for contingent and other liabilities, not previously disclosed to it, of the companies that it acquires; and

o   RMI's resources may be diverted in asserting and defending its legal rights.

    RMI may not successfully overcome problems encountered in connection with past and future acquisitions. In addition, acquisitions could materially adversely affect RMI's operating results by:

o   causing RMI to incur additional debt;

o increasing amortization expenses related to goodwill and other intangible assets; and

o   diluting your ownership interest.

Any of these factors could have a material adverse effect on RMI's business.

IF RMI IS UNABLE TO OBTAIN SUFFICIENT NETWORK CAPACITY FROM ITS INTERNAL AND LEASED NETWORK, ITS ABILITY TO GROW WILL BE SEVERELY CURTAILED

    RMI's success depends, in part, on the capacity, reliability, and security of its network. RMI's network includes computers, servers, routers, modems, broadband fiber systems, access to third party broadband systems, and other related hardware and software. Network capacity constraints have occurred in the past and may occur in the future, in connection with:

o particular dial-up POPs affecting only customers attempting to use that particular point of presence; and

o system wide services, such as e-mail and news services, which can affect all customers.

    Capacity constraints result in slowdowns, delays, or inaccessibility when customers try to use a particular service. Poor network performance could cause customers to terminate their service with RMI. To reduce the probability of such problems, RMI will be required to expand and improve its network. Such expansion and improvement will be very costly and time consuming. RMI may not be able to expand or adapt its network to meet additional demand or changing customer requirements on a timely basis or at a commercially reasonable cost.

    In order to provide Internet access and other online services, RMI leases access lines from multiple national telecommunications service providers. RMI is dependent upon these providers of data communications facilities. In addition, RMI has a wholesale usage agreement with PSINet, which allows it to provide dial-up access through PSINet's POPs throughout the United States. RMI also has other agreements with service providers on whom RMI relies to deliver its product and service offerings. Moreover, PSINet provides network access to some of RMI's competitors. PSINet could choose to grant these competitors preferential network access, potentially limiting RMI's customers' ability to access the Internet. Even without such preferential treatment, increased usage of PSINet's POPs by other Internet service providers and online service providers may negatively affect access system performance.

SYSTEM FAILURES CAUSED BY NATURAL DISASTERS COULD INTERRUPT RMI'S SERVICE AND ADVERSELY AFFECT ITS REVENUES

    RMI must protect its infrastructure against fire, earthquakes, power loss, telecommunications failure, computer viruses, security breaches, and similar events. RMI does not currently maintain a redundant or backup network hub for all of its customers. Because RMI leases its lines from telecommunications companies and regional Bell operating companies, it is dependent upon these companies for physical repair and maintenance of the leased lines. RMI maintains multiple carrier agreements to reduce the risk of loss of operations from damage, power failures, telecommunications failures, and similar events. However, the occurrence of a natural disaster or other unanticipated problems at RMI's network operations center or any of its POPs may cause interruptions in the services RMI provides. In addition, failure of RMI's telecommunications providers to provide the data communications capacity RMI requires as a result of a natural disaster, operational disruption, or for any other reason could cause interruptions in the services RMI provides. Any damage or failure that causes interruptions in RMI's operations could have a material adverse effect on RMI.

RMI'S NETWORK IS SUBJECT TO SECURITY RISKS AND INAPPROPRIATE USE BY INTERNET USERS THAT COULD INTERRUPT RMI'S SERVICE AND CAUSE A DECLINE IN ITS PROFITABILITY

    The future success of RMI's business will depend on the security of its network and the networks of third parties over which RMI has no control. Despite implementation of security measures, RMI remains vulnerable to computer viruses, sabotage, break-ins, and similar disruptive problems caused by customers or other Internet users. Any breach of RMI's network security or other inappropriate use of its network, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation of services to RMI's customers. These customers, in turn, could terminate their service or assert claims against RMI. Third parties could also potentially jeopardize the security of confidential information stored in RMI's computer systems or its customers' computer systems by their inappropriate use of the Internet, which could cause losses to RMI's customers or RMI or deter potential customers from subscribing to RMI's services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although RMI intends to continue to implement security measures, "hackers" have circumvented such measures in the past, and others may be able to circumvent RMI's security measures or the security measures of RMI's third-party network providers in the future.

    To fix problems caused by computer viruses or other inappropriate uses or security breaches, RMI may have to interrupt, delay, or cease service to its customers, which could have a material adverse effect on its business. In addition, RMI expects that its customers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed, or completed with compromised security. As a result, customers or others may assert claims of liability against RMI. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and RMI's customer base and revenue in particular.

    If RMI is unable to deliver services via third party carriers and other suppliers, it could experience service delays and increased costs in expanding its network. RMI relies on traditional telecommunications carriers to transmit traffic over local and long distance networks. These networks may experience disruptions and capacity constraints that are not easily remedied. RMI may have no means of replacing these services. In addition, local phone service is sometimes available only from one company. The benefits of competition and alternative sources of supply are not present in these markets.

    RMI also depends on certain suppliers of hardware and software components. RMI acquires a majority of its networking service components, including terminal servers and high-performance routers, from Cisco Systems, Inc., Sun Microsystems, Inc., and Lucent Technologies, Inc. The expansion of RMI's network places a significant demand on its suppliers, some of which have limited production capacity. In the past, RMI has experienced delays in delivery of new telephone lines, modems, terminal servers, and other equipment. If delays are severe, all incoming modem lines may become full during peak times, resulting in busy signals for customers who are trying to connect to RMI.NET. If RMI's suppliers cannot meet increased demand and it is not able to develop alternative sources of supply, RMI could experience delays and increased costs in expanding its network, difficulty in providing its services, and the loss of dissatisfied customers.

TO PROTECT RMI'S PROPRIETARY RIGHTS OR TO AVOID CLAIMS THAT RMI INFRINGES THE PROPRIETARY RIGHTS OF OTHERS, RMI MAY BE FORCED TO INCUR SUBSTANTIAL COSTS AND TO DIVERT VALUABLE MANAGERIAL RESOURCES AWAY FROM ITS BUSINESS OPERATIONS

    RMI's success is dependent in part on its technology and other proprietary rights. To protect its rights, RMI relies on a combination of copyright, trademark, patent and trade secret laws, and contractual restrictions. RMI cannot be sure that these steps will be adequate to prevent misappropriation or infringement of its intellectual property. Nor can RMI be sure that competitors will not independently develop technologies that are substantially equivalent or superior to its proprietary property and technology.

    In RMI's industry, competitors often assert intellectual property claims against one another. The success of RMI's business depends on its ability to assert and defend its intellectual property rights. Future litigation may have an adverse impact on RMI's financial condition. These claims could result in substantial costs and diversion of resources, even if the claim is ultimately decided in RMI's favor. If a claim is asserted alleging that RMI infringed the proprietary technology or information of a third party, RMI may be required to seek licenses for such intellectual property. RMI cannot be sure that such licenses would be offered or obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse affect on RMI's business.

MR. HANSON HAS A CONTROLLING INTEREST IN RMI THAT MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN ON YOUR INVESTMENT

    RMI's CEO, President, and Chairman of the Board of Directors, Douglas Hanson, has a controlling interest in RMI through his direct ownership of common stock, ability to exercise outstanding options, and voting rights agreements. As a result, Mr. Hanson has voting control of RMI and can influence all matters that require stockholder approval. Mr. Hanson may designate the members of RMI's board of directors and can decide RMI's operations and business strategy. You may disagree with Mr. Hanson's management decisions.

    As a controlling stockholder, Mr. Hanson also has the power to approve or reject significant corporate matters, such as mergers, acquisitions, and other change-in-control transactions. Mr. Hanson's controlling interest could make it more difficult for a third party to acquire RMI, even if the acquisition would be beneficial to you. You may not realize the premium return that stockholders may realize in conjunction with corporate takeovers.

FUTURE ISSUANCE OF RMI COMMON STOCK PURSUANT TO STOCK OPTION PLANS AND EXERCISE OF WARRANTS WILL DILUTE YOUR OWNERSHIP INTEREST, AND THE SALE OF SUCH SHARES MAY NEGATIVELY AFFECT RMI'S STOCK PRICE

    As of October 3, 2000, RMI had 23,349,575 shares of common stock outstanding, and had reserved approximately 7.0 million additional shares for issuance upon exercise of warrants and stock options, various anti-dilution provisions contained in the warrants and stock options, and prior acquisitions. If RMI's stockholders sell substantial amounts of RMI common stock in the public market, the market price of RMI's common stock and RMI's publicly traded warrants could fall. Such sales also might make it more difficult for RMI to sell equity or equity-related securities in the future at a price it deems appropriate. Also, RMI will issue warrants to purchase approximately 2.4 million shares of RMI common stock in connection with the merger. In addition, Interwest Group will receive a warrant to purchase additional shares of RMI common stock under certain circumstances. See "The Merger -- The Merger Agreement -- Treatment of the Interwest Group Loan." Also, RMI has issued and plans to issue additional convertible equity and debt securities. If these securities are exercised or converted, you may experience significant dilution in the market value of your RMI common stock. RMI's stock price is highly volatile.

RMI'S OUTSTANDING CLASS B WARRANTS AND THE INTERWEST GROUP WARRANT COULD RESULT IN SUBSTANTIAL DILUTION OF YOUR INVESTMENT, A DETRIMENTAL EFFECT ON RMI'S LIQUIDITY AND ABILITY TO RAISE ADDITIONAL CAPITAL, AND A SIGNIFICANT DECLINE IN THE VALUE OF RMI'S COMMON STOCK.

    In a December 1999 private placement, RMI sold the following securities to two institutional investors, Advantage Fund II Ltd. and Koch Investment Group Limited, for aggregate consideration of $10 million:

o   761,610 shares of common stock;

o   Class A Warrants to purchase 182,786 shares of common stock; and

o Class B Warrants to purchase a potentially unlimited number of shares of common stock.

    In connection with the merger, RMI will issue a warrant to Interwest Group that is exercisable one year and one day after the closing of the merger. The number of shares for which this warrant will be exercisable, if any, depends on the trading price of RMI's common stock at that time. See "The Merger
Agreement -- Treatment of Interwest Group Loan."

The outstanding Class B Warrants and the Interwest Group warrant carry certain risks, including the potential for:

o   substantial dilution of your investment in RMI;

o   a detrimental effect on RMI's ability to raise additional funds; and

o a decline in the market value of RMI's common stock as a result of the exercise of the Class B Warrants and the Interwest Group warrant and subsequent sales of the common stock.

Each of these risks is discussed in greater detail below.

IF THE MARKET VALUE OF RMI'S COMMON STOCK DECLINES, RMI MAY ISSUE A SUBSTANTIAL AMOUNT OF COMMON STOCK UPON EXERCISE OF CLASS B WARRANTS AND THE INTERWEST GROUP WARRANT AND YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    The number of shares that RMI may issue to holders of RMI's Class B Warrants is based on the market price of RMI's common stock from May 2000 through November 2002. In effect, the holders of the Class B Warrants have the opportunity to profit from a rise in the market price of RMI's common stock, if any, thereby reducing the risk of loss on their initial investment resulting from a decline in RMI's stock price. If the market price of RMI's common stock decreases, RMI may issue a greater number of shares upon exercise of the Class B Warrants and the Interwest Group warrant. The Interwest Group warrant is exercisable if the market value of the RMI common stock received by Interwest Group upon conversion of the Interwest Group loan on the date that is one year and one day after the date of conversion is less than the original amount of the Interwest Group loan converted into RMI common stock. Accordingly, if the market price of RMI's common stock decreases, RMI may issue a greater number of shares upon exercise of the Interwest Group warrant. There is theoretically no limit on the number of shares of common stock that RMI may be required to issue upon exercise of the Class B Warrants. Your percentage ownership of RMI's common stock could be diluted substantially. Moreover, because the exercise price of the Class B Warrants and the Interwest Group warrant is only $0.01 per share and $0.001 per share, respectively, RMI will not receive material cash proceeds from the exercise of the Class B Warrants and the Interwest Group warrant.

------------


Sales of RMI common stock by holders of Class B Warrants prior to November 2002 and by the holder of the Interwest Group warrant by December 28, 2001 will reduce the number of shares issuable upon exercise of the Class B Warrants and the Interwest warrant, respectively.

THE EXISTENCE OF RMI'S CLASS B WARRANTS AND THE INTERWEST GROUP WARRANT MAY HINDER RMI'S ABILITY TO RAISE ADDITIONAL CAPITAL

    Because of the potential for dilution, as outlined above, RMI may find it more difficult to raise additional equity capital while the Class B Warrants and the Interwest Group warrant are outstanding. Sources of equity capital may be reluctant to provide needed operating capital, which could have an adverse affect on RMI's ability to finance growth opportunities and on RMI's liquidity.

IF INSTITUTIONAL INVESTORS SELL LARGE VOLUMES OF RMI COMMON STOCK WITHIN A RELATIVELY SHORT PERIOD OF TIME, INCLUDING SHARES TO BE ISSUED UPON EXERCISE OF CLASS B WARRANTS, THE VALUE OF RMI COMMON STOCK MAY DECLINE

    If the institutional investors sell large volumes of RMI common stock within a relatively short period of time, the market price of RMI common stock may decrease and allow the institutional investors to convert their Class B Warrants into a greater amount of RMI common stock. Further sales of the common stock issued upon exercise of the Class B Warrants could cause even greater declines in the price of RMI common stock. Although holders of the Class B Warrants are restricted in their ability to engage in short sales and similar transactions, the downward pressure on the market price caused by exercise of Class B Warrants and sale of the underlying common stock could encourage short sales by other investors and further undermine the value of RMI common stock.

IF THE NUMBER OF SHARES ISSUABLE UPON EXERCISE OF THE CLASS B WARRANTS EXCEEDS 20% OF THE NUMBER OF SHARES OUTSTANDING BEFORE THE DECEMBER 1999 PRIVATE PLACEMENT, RMI MAY BE REQUIRED TO SEEK STOCKHOLDER APPROVAL OF THE CLASS B WARRANT SHARES

    Under the rules of the Nasdaq Stock Market, RMI is required to obtain stockholder approval for the issuance of common stock upon exercise of the Class B Warrants if the number of shares issuable upon exercise of the Class B Warrants equals or exceeds 20% of the number of shares of common stock outstanding before the Class B Warrants were issued. On the date the Class B Warrants were issued, RMI had 18,865,448 shares of common stock outstanding. Thus, RMI will be able to issue 3,773,089 shares upon exercise of Class B Warrants without obtaining stockholder approval.

    However, the terms of the Class B Warrants are structured so that RMI will comply with Nasdaq's 20% limitation even if RMI is unable to obtain stockholder approval. If the market price of RMI's common stock declines and RMI would need to otherwise issue common stock in excess of the Nasdaq 20% limitation, RMI would then have the option of either:

o seeking stockholder ratification of shares to be issued upon exercise of the Class B Warrants before issuing the underlying common stock; or

o instead of issuing the common stock, pay a redemption fee equal to 120% of the average market value of the unissued common stock over a five-day period immediately preceding the holder's request for redemption.

Redemption of the underlying common stock that cannot be issued due to the Nasdaq limitation at a 20% premium could severely diminish RMI's working capital and harm its ability to raise additional capital. Furthermore, if RMI is unable to obtain stockholder approval and is deemed to have issued 20% or more of its outstanding common stock in connection with the exercise of Class B Warrants, RMI may be required to delist its shares from the Nasdaq National Market.

THE PRICE OF RMI COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD LEAD TO LOSSES FOR INDIVIDUAL INVESTORS AND COULD DAMAGE RMI'S REPUTATION AND LEAD TO COSTLY AND TIME CONSUMING SECURITIES CLASS ACTION LITIGATION

    RMI's financial results may fluctuate significantly because of several factors, many of which are beyond its control. These factors include:

o costs associated with gaining and retaining customers and capital expenditures for upgrading systems and infrastructure;

o timing and market acceptance of new and upgraded Internet service introductions, technologies, and services by RMI and its competitors;

o   loss of customers and seasonal fluctuations in demand for RMI's services;

o   downward pressure on prices due to increased competition;

o   changes in RMI's operating expenses, including telecommunications costs; and

o   the effect of potential acquisitions.

    Historically, the trading prices of RMI's common stock and publicly traded warrants have been volatile. RMI believes that the market prices will continue to be subject to significant fluctuations due to various factors and events that may or may not be related to its performance. If the market value of RMI common stock decreased substantially, the common stock could be delisted from the Nasdaq National Market. Consequently, you could find it difficult or impossible to sell your stock or to determine the value of your stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of Internet-sector companies and which may be unrelated to the operating performance of such companies. Furthermore, RMI's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of your stock.

    In the past, there have been class action lawsuits filed against companies after periods of fluctuations in the market price of their securities. If RMI was subject to this type of litigation, it would be a strain on RMI's personnel and financial resources, and divert management's attention from running the company. Litigation could also negatively affect RMI's public image and reputation.

RMI HAS NO INTENTION TO PAY DIVIDENDS

    RMI has never paid any cash dividends on its common stock. RMI currently intends to retain all future earnings, if any, for use in its business and does not expect to pay any dividends in the foreseeable future.

RMI FACES POTENTIAL COSTS AND LIABILITY IN CONNECTION WITH THE INFORMATION IT HOSTS AND THAT IS DISSEMINATED THROUGH ITS NETWORK

    RMI is not currently subject to direct federal, state, or local government regulation, other than regulations applicable to businesses generally. There currently is only a small body of laws and regulations directly applicable to the provision of access to or commerce services on the Internet. For example, in late 1998, Congress enacted the Digital Millennium Copyright Act, which includes a limitation on liability of online service providers for copyright infringement for transmitting, routing, or providing connections, storage or caching of data at the direction of a user. This limitation on liability applies if the service provider has no actual knowledge that the particular data infringed on third party intellectual property rights and if certain other conditions are met. Because this law is relatively new, RMI is not sure how it will be applied to limit any liability that it may face in the future for possible copyright infringement-related issues that arise in connection with the services RMI provides. This law also requires that service providers follow certain notice and take-down procedures with respect to allegedly infringing materials in order to take advantage of the limitation on liability provided by the Digital Millenium Copyright Act. RMI is in the process of implementing these sorts of procedures across its operations. Certain provisions of the Communications Decency Act, which imposes criminal penalties for using an interactive computer service for transmitting obscene or indecent communications, have been found unconstitutional by the U.S. Supreme Court. Other federal legislation that was enacted to require limitations on access to pornography and other material deemed harmful to minors was determined to violate the First Amendment, but that decision is on appeal. RMI is unable to predict the outcome of this appeal or whether other similar legislation will be enacted or enforced. In addition, the Federal Trade Commission adopted final rules, effective April 21, 2000, regarding the Children's Online Privacy Protection Act's prohibition of unfair and deceptive acts and practices in connection with the collection and use of personal information from and about children on the Internet. The rules provide that Web sites directed at children under 13 years of age must obtain verifiable parental consent before collecting personal information from children and must take other measures intended to safeguard children's privacy. Additional requirements may be imposed on Web site operations relating to the use, dissemination, and collection of personal information. RMI has adopted a standard acceptable use policy that applies to all of its customers and that prohibits them from posting, transmitting, or storing material on or through RMI's services that it determines to be in violation of third party intellectual property rights. RMI's acceptable use policy also imposes other restrictions on its customers in connection with the use of its services, including prohibitions on illegal activity or other activity that is destructive or potentially destructive to RMI's business or reputation or to its customers. RMI initially designed and continues to evolve its acceptable use policy to promote the security, reliability, and privacy of its systems and network. However, RMI cannot assure you that its policy will accomplish this goal or shield RMI from liability under the Digital Millennium Copyright Act or otherwise with respect to the activities of, or the content hosted or transmitted by, RMI's customers or other Internet users.

    Because of the increased popularity and use of the Internet, it is likely that a number of additional laws and regulations may be adopted at the federal, state, and local levels, governing such issues as user privacy, freedom of expression, pricing, taxation, advertising, intellectual property rights, information security, and the convergence of traditional telecommunications services with online services and Internet communications. Legislation addressing such things as online security, privacy, mass unsolicited commercial e-mail messages, and the regulation of sales of products, such as pharmaceuticals, firearms, drug paraphernalia, and gambling, is proposed regularly in many states and in Congress. The implementation of any such legislation could result in direct or indirect regulation of online service providers generally, including RMI. In that case, it is likely that RMI would have to implement additional policies and procedures designed to assure its compliance with the particular legislation.

    The imposition on Internet service providers or Web hosting providers of potential liability for materials carried on or disseminated through their systems could require RMI to implement measures to reduce its exposure to such liability. These measures may require that RMI spend substantial resources or discontinue certain product or service offerings. Any of these actions could have a material adverse effect on RMI's business, financial condition and results of operations. Further, the adoption of such laws and regulations might decrease growth of the Internet generally, which in turn could negatively impact RMI's business. In addition, applicability to the Internet of existing laws governing such things as property ownership, intellectual property rights, taxation, obscenity, defamation, libel, and personal property is uncertain. Because so many of the existing laws on these topics were adopted prior to the advent of the Internet and related technologies, they do not contemplate, address, or readily apply to the unique issues that the Internet and its use create.

    The law relating to the regulation and liability of Internet access providers in relation to information carried or disseminated is also developing in other countries. For example, the European Union has enacted its own data privacy regulations, and Australia has imposed new obligations on Internet service providers to block access to certain types of content. Decisions, laws, regulations, and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering online and Internet access services.

    RMI carries an errors and omissions insurance policy. This insurance may not be adequate or available to compensate RMI for all liability that may be imposed.

RMI MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION, WHICH COULD DECREASE ITS REVENUES AND INCREASE ITS COSTS

    Although as an Internet access provider RMI is not currently subject to direct federal governmental regulation other than regulations applicable to businesses generally, changes in the regulatory environment relating to the Internet connectivity market could affect RMI's business, financial condition, and results of operations. For example, regulations at the Federal Communications Commission require discounted Internet connectivity rates for schools and libraries. Due to the increasingly widespread use of the Internet for the hosting, use, and transmission of content, it is likely that additional laws and regulations will be adopted at the federal, state, and local level, especially that is content related, that will apply directly or indirectly to RMI. For example, legislation concerning unsolicited commercial e-mail messages, online gambling, online sales of pharmaceuticals, drug paraphernalia, and other illegal or controlled goods and services, privacy, libel, intellectual property protection and infringement, technology export, and other controls is pending and, in some cases, has been adopted in various states as well as at the federal level. RMI may be subject to similar or other laws and regulations in non-U.S. jurisdictions.

    Moreover, the Federal Communications Commission continues to review its regulatory position on the usage of the basic network and communications facilities by Internet service providers. Although the Federal Communications Commission determined that Internet service providers should not be treated as telecommunications carriers and, therefore, need not be regulated, in an April 1998 report, the regulatory status of Internet service providers remains uncertain. Indeed, in its 1998 report, the Federal Communications Commission concluded that certain services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined.

    Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from regional bell operating companies or other telecommunications companies, could adversely affect RMI. Although the Federal Communications Commission has decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by a reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through the Federal Communications Commission and state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented Internet service providers such as RMI. Nonetheless, the imposition of access charges would affect RMI's costs of serving dial-up customers and could have a material adverse effect on RMI's business, financial condition, and results of operations.

IF RMI IS UNABLE TO RETAIN KEY EXECUTIVES, ITS GROWTH POTENTIAL AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED

    RMI's success greatly depends on its ability to attract and retain key technical, sales, marketing, information systems, financial, and executive personnel. RMI is especially dependent on the continued services of its senior management team, particularly Douglas H. Hanson, RMI's Chief Executive Officer, President, and Chairman of the Board of Directors. The loss of Mr. Hanson or other senior managers could have a materially detrimental effect on RMI. All members of RMI's senior management team can terminate their employment at any time. RMI does not maintain key person life insurance on any of its personnel. If RMI fails to attract, hire, or retain the necessary personnel, or if it loses the services of any member of its senior management team, RMI's business could be adversely affected.

                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus and the information incorporated by reference may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Each of Internet Communications and RMI intends the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding expected financial positions and operating results, business strategy, financing plans and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by the use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

    Although each of RMI and Internet Communications believes that its expectations expressed in these forward-looking statements are reasonable, neither can promise that its expectations will turn out to be correct. The actual results of either company could be materially different from these expectations, including the following:

o RMI or Internet Communications may lose subscribers or fail to grow its customer base;

o RMI or Internet Communications may not be able to sustain its current growth or to successfully integrate new customers or assets obtained through acquisitions;

o RMI or Internet Communications may fail to compete with existing and new competitors;

o RMI or Internet Communications may not adequately respond to technological developments impacting the Internet;

o RMI or Internet Communications may fail to implement proper security measures to protect its network from inappropriate use, which could overload our network's capacity and cause it to experience a major system failure;

o RMI or Internet Communications may issue a substantial number of shares of its common stock upon exercise of its outstanding warrants, especially if the market value of our stock declines, thereby causing significant dilution to RMI shareholders;

o   RMI or Internet Communications may fail to settle outstanding litigation;
    and

o   RMI or Internet Communications may not be able to find needed financing.

    This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this proxy statement/prospectus. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the businesses conducted by RMI and Internet Communications, and should be read in conjunction with the more detailed cautionary statements included in this proxy statement/prospectus under the caption "Risk Factors."

                             THE RMI SPECIAL MEETING

                 DATE, TIME AND PLACE; MATTERS TO BE CONSIDERED

    RMI is furnishing this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by RMI for use at the special meeting of its shareholders and any adjournments or postponements thereof. The RMI special meeting will be held 11:00 a.m., local time, on November 28, 2000, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202. At the RMI special meeting, RMI shareholders will be asked to vote upon a proposal to approve the merger of Internet Communications with a subsidiary of RMI, a proposal to change RMI's name from RMI.NET, Inc. to "Internet Commerce & Communications, Inc.," subject to completion of the proposed merger, and transact any other business that may properly come before the special meeting or any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS OF RMI HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THEY ARE ADVISABLE AND FAIR TO RMI SHAREHOLDERS, AND IN THEIR BEST INTERESTS. THE BOARD OF DIRECTORS OF RMI UNANIMOUSLY RECOMMENDS THAT RMI SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; QUORUM; VOTING AT THE SPECIAL MEETING

    RMI has fixed the close of business on October 3, 2000 as the record date for determining the holders of RMI voting stock entitled to notice of and to vote at the RMI special meeting. As of the record date, there were outstanding 23,349,575 shares of RMI common stock entitled to vote. RMI also has outstanding stock options and warrants. The holders of stock options and warrants, as such, will not be entitled to vote at the RMI special meeting.

    A quorum is necessary to hold a vote on the proposals presented at the RMI special meeting. The presence in person or by proxy of the holders of record of a majority of the voting power of the outstanding shares of RMI voting stock is necessary for there to be a quorum for purposes of voting on the merger agreement.

    Abstentions (that is, votes withheld by shareholders who are present and entitled to vote) and broker non-votes (that is, shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the item under consideration) will be counted as present for purposes of determining whether there is a quorum for the transaction of business.

    Once a quorum is present for purposes of the RMI special meeting, the affirmative vote of a majority of the votes present at the meeting is required to approve the merger and the affirmative vote by a majority of all the votes entitled to be cast by the RMI shareholders is required to approve the change of RMI's name to "Internet Commerce & Communications, Inc." Accordingly, abstentions and broker non-votes will have the same effect as votes against the approval of the merger agreement and the change of RMI's name.

    RMI will appoint one or more inspectors, who may be employees of RMI, to determine, among other things, the number of shares of RMI voting stock represented at the RMI special meeting and the validity of the proxies submitted for voting at the RMI special meeting. RMI has retained Computershare Trust Company as its transfer agent and as proxy tabulator to assist the inspectors in the performance of their duties. Computershare Trust Company can be reached at
(303) 986-5400, facsimile no. (303) 986-2444, Attention: Ms. Tammy Davis.

VOTING OF PROXIES

    All shares of RMI voting stock that are represented at the RMI special meeting by properly executed proxy cards received prior to or at the RMI special meeting, and not duly and timely revoked, will be voted at the RMI special meeting (or any adjournment or postponement thereof) in accordance with the instructions indicated on the proxy cards. If no instructions are indicated, the proxies will be voted "FOR" approval of the merger agreement and the name change. Abstentions and broker non-votes have the same effect as votes against the approval of the merger agreement and the change of RMI's name.

    In the event that there is a motion to adjourn or postpone the RMI special meeting to another time and/or place (including for the purpose of soliciting additional votes in favor of the adoption of the merger agreement), then (a) proxies of holders of RMI voting stock who vote in favor of adoption of the merger agreement and proxies of holders of RMI voting stock that contain no voting instructions will be voted in favor of the motion to adjourn or postpone the RMI special meeting, (b) proxies of holders of RMI voting stock who vote against the adoption of the merger agreement will be voted against the motion to adjourn or postpone the RMI special meeting, and (c) proxies of holders of RMI voting stock who abstain from voting on the adoption of the merger agreement will abstain on the vote on adjournment or postponement, which will have no effect on a vote regarding adjournment or postponement. If any other matters are properly presented for consideration at the RMI special meeting, then Douglas H. Hanson and Christopher J. Melcher (the persons named in the enclosed proxy card as the proxies for RMI common stock) will have discretion to vote on these matters in accordance with their best judgment.

REVOCATION OF PROXIES AND VOTING INSTRUCTIONS

    RMI shareholders may revoke a proxy card given in connection with this solicitation at any time before the proxy card is voted by submitting a written revocation to the Corporate Secretary of RMI, by returning a subsequently dated proxy card to the proxy tabulator or to the Corporate Secretary of RMI, or by voting in person at the special meeting. Attendance at the special meeting will not in and of itself revoke a proxy card.

    RMI shareholders are entitled to revoke their proxy cards via facsimile at the number set forth above in "--Record Date; Quorum; Voting at the Special Meeting." If an RMI shareholder is the beneficial owner of RMI voting stock but his or her shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and that RMI shareholder wishes to revoke his or her proxy, such RMI shareholder should contact the registered holder promptly and instruct the registered holder to revoke on his or her behalf. There can be no assurance that the registered holder will have sufficient time prior to the special meeting to deliver a revocation upon instruction by such RMI shareholder.

PROXY SOLICITATION

    The proxies being solicited hereby are being solicited by RMI and Internet Communications. The cost of soliciting proxies in the enclosed form will be borne equally by RMI and Internet Communications. RMI has retained Regan & Associates, Inc., 90 West Street, New York, NY 10006, to aid in its solicitation. For these services, RMI will pay Regan & Associates a fee of $15,000, which includes out-of-pocket disbursements and expenses. Officers and regular employees of RMI and Internet Communications may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. RMI and Internet Communications will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF RMI

    After careful consideration, RMI's board of directors has unanimously approved the merger agreement and determined that the merger is advisable and in the best interest of RMI and its shareholders. RMI's board of directors recommends that its shareholders vote "FOR" approval of the merger agreement.

 RMI SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                   THE INTERNET COMMUNICATIONS SPECIAL MEETING

                 DATE, TIME AND PLACE; MATTERS TO BE CONSIDERED

    Internet Communications is furnishing this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by Internet Communications for use at the special meeting of its shareholders and any adjournments or postponements thereof. The special meeting will be held 9:00 a.m., local time, on November 28, 2000, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202. At the special meeting, Internet Communications shareholders will be asked to vote on a proposal to approve the Internet Communications merger agreement and transact any other business that may properly come before the special meeting or any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS OF INTERNET COMMUNICATIONS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THEY ARE ADVISABLE AND FAIR TO INTERNET COMMUNICATIONS SHAREHOLDERS, AND IN THEIR BEST INTERESTS. THE BOARD OF DIRECTORS OF INTERNET COMMUNICATIONS UNANIMOUSLY RECOMMENDS THAT INTERNET COMMUNICATIONS SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; QUORUM; VOTING AT THE SPECIAL MEETING

    Internet Communications has fixed the close of business on October 3, 2000 as the record date for determining the holders of Internet Communications voting stock entitled to notice of and to vote at the Internet Communications special meeting. As of the record date, there were outstanding 6,027,586 shares of Internet Communications common stock and 69,000 shares of Internet Communications preferred stock. Internet Communications also has outstanding stock options and warrants. The holders of stock options and warrants, as such, will not be entitled to vote at the Internet Communications special meeting.

    A quorum is necessary to hold a vote on the proposals presented at the Internet Communications special meeting. The presence in person or by proxy of the holders of record of a majority of the voting power of the outstanding shares of Internet Communications voting stock is necessary for there to be a quorum for purposes of voting on the merger agreement.

    Abstentions (that is, votes withheld by shareholders who are present and entitled to vote) and broker non-votes (that is, shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the item under consideration) will be counted as present for purposes of determining whether there is a quorum for the transaction of business.

    Once a quorum is present for purposes of the Internet Communications special meeting, the affirmative vote by a majority of all the votes entitled to be cast by the Internet Communications shareholders is required to approve the merger. Accordingly, abstentions and broker non-votes will have the same effect as votes against the approval of the merger agreement.

    Internet Communications will appoint one or more inspectors, who may be employees of Internet Communications, to determine, among other things, the number of shares of Internet Communications voting stock represented at the Internet Communications special meeting and the validity of the proxies submitted for voting at the special meeting. Internet Communications has retained Computershare Trust Company as its transfer agent and as proxy tabulator to assist the inspectors in the performance of their duties. Computershare Trust Company can be reached at (303) 986-5400, facsimile no.
(303) 986-2444, Attention: Ms. Tammy Davis.

    As of the record date, Interwest Group beneficially owns shares of Internet Communications voting stock representing approximately 67% of the voting power of the outstanding voting stock. Therefore, Interwest Group's presence at the Internet Communications special meeting will constitute a quorum. In accordance with the shareholder agreement between Interwest Group and RMI, Interwest Group has agreed to vote all shares of Internet Communications voting stock owned beneficially by it in favor of approval of the merger agreement at the Internet Communications special meeting. Interwest Group possesses the right to cast approximately 67% of the votes entitled to be cast at the Internet Communications special meeting. Accordingly, passage of the proposal to adopt the merger agreement is assured. See "The Merger--Shareholder Agreement."

VOTING OF PROXIES

    All shares of Internet Communications voting stock that are represented at the Internet Communications special meeting by properly executed proxy cards received prior to or at the Internet Communications special meeting, and not duly and timely revoked, will be voted at the Internet Communications special meeting (or any adjournment or postponement thereof) in accordance with the instructions indicated on the proxy cards. If no instructions are indicated, the proxies will be voted "FOR" approval of the merger agreement. Abstentions and broker non-votes have the same effect as votes against the approval of the merger agreement.

    In the event that there is a motion to adjourn or postpone the Internet Communications special meeting to another time and/or place (including for the purpose of soliciting additional votes in favor of the adoption of the merger agreement), then (a) proxies of holders of Internet Communications voting stock who vote in favor of adoption of the merger agreement and proxies of holders of Internet Communications voting stock that contain no voting instructions will be voted in favor of the motion to adjourn or postpone the Internet Communications special meeting, (b) proxies of holders of Internet Communications voting stock who vote against the adoption of the merger agreement will be voted against the motion to adjourn or postpone the Internet Communications special meeting, and
(c) proxies of holders of Internet Communications voting stock who abstain from voting on the adoption of the merger agreement will abstain on the vote on adjournment or postponement, which will have no effect on a vote regarding adjournment or postponement. If any other matters are properly presented for consideration at the Internet Communications special meeting, then Thomas C. Galley and T. Timothy Kershisnik (the persons named in the enclosed proxy card as the proxies for Internet Communications voting stock) will have discretion to vote on these matters in accordance with their best judgment.

REVOCATION OF PROXIES AND VOTING INSTRUCTIONS

    Internet Communications's shareholders may revoke a proxy card given in connection with this solicitation at any time before the proxy card is voted by submitting a written revocation to the Corporate Secretary of Internet Communications, by returning a subsequently dated proxy card to the proxy tabulator or to the Corporate Secretary of Internet Communications, or by voting in person at the special meeting. Attendance at the special meeting will not in and of itself revoke a proxy card.

    Internet Communications's shareholders are entitled to revoke their proxy cards via facsimile at the number set forth above in "--Record Date; Quorum; Voting at the Special Meeting." If you are the beneficial owner of Internet Communications voting stock but your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to revoke your proxy, you should contact the registered holder promptly and instruct the registered holder to revoke on your behalf. There can be no assurance that the registered holder will have sufficient time prior to the special meeting to deliver a revocation upon instruction by you.

PROXY SOLICITATION

    Internet Communications will pay its own expenses incurred in connection with this proxy statement/prospectus and the Internet Communications special meeting, including the disbursements of legal counsel and accountants. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Internet Communications in person or by telephone, facsimile or other means of communication. The directors, officers and employees will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses in connection with their solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by the custodians, nominees and fiduciaries, and Internet Communications will reimburse the custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF INTERNET COMMUNICATIONS

    After careful consideration, Internet Communications's board of directors has unanimously approved the merger agreement and determined that the merger is advisable and in the best interest of Internet Communications and its shareholders. Internet Communications's board of directors recommends that its shareholders vote "FOR" approval of the merger agreement.

  INTERNET COMMUNICATIONS SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                             WITH THEIR PROXY CARDS.


                                   THE MERGER

                            BACKGROUND OF THE MERGER

    In July of 1999, Internet Communications's senior officers informed its board of directors that Internet Communications faced continued significant liquidity problems resulting from negative operating results. At that time, Internet Communications was having difficulty maintaining open credit lines with vendors due to inadequate cash reserves. In addition, Internet Communications had tight constraints on capital expenditures and was not in compliance with certain financial covenants under its line of credit with Norwest Bank N.A. Unsuccessful in its attempt to obtain additional funding from Norwest Bank, Internet Communications requested and received from Interwest Group loans that enabled Internet Communications to satisfy a portion of its working capital needs.

    On August 11, 1999, Internet Communications executed a stock purchase agreement with Interwest Group. Under the terms of the agreement, Internet Communications issued to Interwest Group 19,000 shares of Series B 7 3/8% convertible preferred stock, convertible into common stock at $2.9063 per share, and 100,000 warrants to purchase common stock (exercisable for four years at $2.9063) in exchange for $1.9 million. In addition, the agreement provided a one-year commitment by Interwest Group to purchase an additional 5,000 shares of Series B 7 3/8% convertible preferred stock at an aggregate price of $500,000, subject to Internet Communications meeting certain requirements. Internet Communications has not sold and does not anticipate selling any additional shares under the commitment. In conjunction with the stock purchase agreement, Internet Communications amended and modified its credit agreement with Norwest Bank. The amendment reduced the line of credit from $4,000,000 to $3,500,000, waived certain covenant violations, and relaxed covenants dealing with EBITDA, accounts receivable and accounts payable targets.

    At a May 1999 meeting, Internet Communications's board of directors began to discuss the reasons for the company's continued inability to generate positive cash flow. The board, along with its senior officers, determined that these reasons included high employee turnover due to a failed merger attempt with RMI in 1998, increased competition, changing market conditions in Internet Communications's areas of expertise regarding wide area network solutions and voice systems, and Internet Communications's inability to expand sales of its voice systems division. Internet Communications was unable to expand sales of its voice systems division due to: (a) its failure to sell successfully to its existing data division customer base, (b) increased competition of voice system sales from manufacturer direct and alternative channels, most notably the direct sales office for NEC (Internet Communications's primary voice supplier) and Lucent, and (c) difficulty in attracting and retaining high quality voice system sales professionals in a market greatly demanding these individuals.

    Internet Communications's board of directors appointed Thomas Galley, a director of Internet Communications and Internet Communications's President and Chief Executive Officer since February 4, 2000, and Craig Slater, a director of Internet Communications and an employee of an affiliate of Interwest Group, to examine alternatives that would assist Internet Communications in achieving its business goals. After analyzing the reasons for Internet Communications's lack of success in certain areas, it was determined that additional capital infusions would only be helpful to Internet Communications on a short-term basis. Indeed, Internet Communications believed that it would have to define clearly the types of changes that would have to be implemented in order to place Internet Communications in the most advantageous position for future success.

    Traditionally, Internet Communications has been successful in the design, integration, management and support of networks for commercial customers that operate multiple remote locations on an inter-exchange or intra-exchange basis where the applications provided over these networks were vital to the business of the customers. Examples of these customers are retail stores, health care enterprises, distribution companies, securities firms and public and private educational systems. In addition, Internet Communications has performed well in providing wide area networks such as intra-exchange circuits, communications hardware and inter-exchange carrier circuits as turnkey systems, including high profit margin services such as design, integration, support and management of these networks.

    However, as inter-exchange and local exchange carriers released newer technologies at lower prices, it became more challenging for Internet Communications to offer competitive prices for its products and services. Additional competitive pressure from Cisco, 3Com, Motorola and their direct and alternate sales channels reduced profit margins from hardware sales to single digits in many instances. While Internet Communications still possessed strong technical capabilities, maintaining low prices became increasingly difficult without the ability to lower costs and differentiate Internet Communications among a growing number of competitors. Existing customers would often choose a different vendor when their contracts expired, causing a reduction in the monthly recurring revenue stream, while at the same time, Internet Communications experienced a reduction in the number of new customers requesting products and services, relative to previous periods.

    Newly formed Internet/World Wide Web companies brought additional competition to the areas in which Internet Communications had enjoyed some success. These companies were beginning to gain favor with commercial consumers by bringing online Web sites, developing e-commerce applications, providing Web access, and becoming engaged in customers' servers at central site and remote locations. Although Internet Communications enjoyed a continual flow of new Internet related customers throughout 1998, many of these customers began to favor related suppliers that could provide more content-based value such as e-commerce and other similar and expanded services.

    Based upon the difficulties facing Internet Communications, its board of directors decided to contact an investment banking firm to seek a strategic business combination that would rectify Internet Communications's operating short-falls. On July 9, 1999 Internet Communications retained the investment banking firm of Neidiger, Tucker, Bruner, Inc. to act as a financial advisor in connection with a possible strategic business combination by Internet Communications. Neidiger, Tucker was authorized to advise on any merger, reverse merger, consolidation, recapitalization, joint venture, business combination or exchange offer.

    Neidiger, Tucker screened various potential candidate companies and presented three candidates to Mr. Slater and Mr. Galley. Based upon the analysis and recommendations of Neidiger, Tucker, Mr. Slater and Mr. Galley concluded that a business combination with a large industry leader would best serve the long-term interests of the shareholders.

    Mr. Slater and Mr. Galley recommended that Internet Communications identify a partner that could combine its strengths with those of Internet Communications in order to create a high degree of synergy for both organizations and thereby increase shareholder value.

    Internal analysis of Internet Communications's relative strengths and weaknesses identified two profiles of potential partners:

o   Internet service provider with the following strategic profile:

o   Strong western United States presence.

o   Unique product set within the Internet and Web market.

o Adequate cash resources and proven ability to obtain additional capital as needed.

o   Strong management team.

o   Public capital structure.

o Of a size sufficient to create increased value for the shareholders of merger and the partner.

o   Carrier with the following strategic profile:

o Backbone network architecture that would allow easy migration of Internet Communications's transport protocols over to new network architectures.

o   Strategic focus on network and voice system partners.

o   Adequate cash resources and ability to obtain additional capital as needed.

o   Clear marketing strategy that includes the Web and Internet services.

Following are the advantages of selecting a partner in the Internet related and/or carrier market:

o Internet Communications's network systems division has enjoyed success with legacy wide area networks, an area in which most Internet and Web companies had virtually no experience or operating infrastructure. Internet Communications's ability to design, operate and manage large networks could potentially be leveraged into this industry because the companies that operated in this area typically did not offer customer-specific products and services and generally the solutions offered by these companies lacked network management and maintenance services.

o Internet Communications was in need of immediate and direct access to Internet and Web products in order to complete its existing product offering.

o Gross profit margins in the service sector are traditionally higher than those of hardware oriented companies and tend to lead to recurring revenue streams.

o A carrier partner could offer alternatives to Internet Communications's high cost in providing backbone circuits and allow for more competitive offerings.

o Unlike Internet Communications, most carriers have little or no ability to integrate hardware, management, and maintenance into their offerings, an area in which Internet Communications could bring proven capabilities.

    Internet Communications concluded that the most favorable structure for a potential transaction would be in the form of a stock exchange agreement. In that regard, Internet Communications would merge with an enterprise that would provide the shareholders of both companies with the most long-term value. Significantly, a regional company would allow for the most near-term synergy since Internet Communications's strength is in the Rocky Mountain West.

    Through the efforts of Neidiger, Tucker, together with the direct efforts of Mr. Slater and Mr. Galley, three companies indicated a high level of interest in a business combination.

    Company A, a wide area networking company similar to Internet Communications but with a much larger variety and number of products and services, had demonstrated an ability to expand outside of traditional networking markets and had significantly increased its higher profit margin service sales. Also, Company A had proven its ability to raise capital and was in need of expanding its presence to the West and specifically in Colorado.

    Company A had designs of capitalizing on the advent of the Web, but lacked any material presence in the area. Because Company A received nearly 50% of its annual revenue from an unrelated business, Mr. Slater and Mr. Galley advised the board that Company A had not sufficiently realized its plan to expand into the Web market. Therefore, Company A could not provide adequate synergies to make a combination with Internet Communications viable.

    Company B, a total communications supplier that possessed a marketing strategy very similar to the traditional strategy of Internet Communications, had expanded its product set to include the Web and various e-commerce products. Further, it was in the process of building a national IP network infrastructure that, if combined with Internet Communications's products, would have lowered its operating costs. Significantly, Company B had a presence in the Rocky Mountain West and had a desire to expand its geographic footprint in Colorado.

    Although Company B was an early stage enterprise, it possessed considerable cash resources. Company B had little operating history in the areas of e-commerce and carrier, but Internet Communications thought the overall synergies between Company B and Internet Communications were considerable. Therefore, Internet Communications believed that a possible relationship between the two companies was worthy of further discussion. In September of 1999, discussions among Company B and Mr. Slater, Mr. Galley, and Internet Communications's senior officers commenced. Over the course of the following three weeks, the parties expressed a high level of interest and it was agreed that significant synergies existed between the companies. However, Company B was subsequently directed by its board of directors to focus on other strategic issues and all discussions were terminated.

    Company C, RMI, had an unfortunate history with Internet Communications due to a failed merger attempt in 1998. Nevertheless, RMI possessed what Internet Communications believed was a good strategic fit and was in need of the capabilities of Internet Communications in order to carry out its business plan. Having acquired 16 companies in the 12 months prior to its renewed discussions with Internet Communications, RMI possessed great strength in the areas of Internet connectivity and infrastructure, Web e-commerce and application development, and had a large presence in the western United States. RMI fit the profile that Internet Communications had set forth.

    RMI planned to roll out a national ATM backbone network that would allow Internet Communications to lower its network operating costs materially. While RMI had little experience in operating and managing such a network, Internet Communications had demonstrated strong capabilities in the area.

    Also, RMI possessed strengths in the areas of Web design, hosting, and management of e-commerce solutions, each of which represented important strategic value to Internet Communications. RMI had proven an ability to raise capital and, in Internet Communications's opinion, was undervalued relative to its market segment. Internet Communications could potentially benefit from RMI's expanded capabilities, so increased shareholder value appeared to be considerable. RMI was in the process of Web-enabled application development which, when combined with Internet Communications's capabilities, could produce great future value to Internet Communications's shareholders.

    RMI could provide Internet Communications with immediate benefits in the areas of Internet connectivity, technical development and deployment, information systems, central office infrastructure, Web hosting and support, and local carrier access costs.

    RMI had little infrastructure in the areas of network management and recognized its need to expand into wide area network and voice systems solutions as a means of pursuing its business plan to provide total communications solutions. Further, Internet Communications could provide RMI with immediate benefits in the areas of inter-exchange carrier availability, office space in Colorado, and installation, maintenance and management of routers and other Internet connectivity support.

    RMI had a voice long distance resale business enterprise that would fit directly in the product set of Internet Communications's voice systems products and provide increased value-based offerings in that division while lowering both companies' respective selling expenses as the result of this integration.

    In summary, the strategic directions of both companies made this combination one that provides potential long-term increased value to the shareholders of both companies.

    RMI and Internet Communications commenced negotiating a merger agreement and related documents in early 2000. The merger agreement was signed and the combination announced in March, 2000. In response to stock market activity in the months since the original merger agreement was signed, RMI and Internet Communications agreed in September, 2000 to amend the terms of the agreement with respect to the ratio at which Internet Communications's shares would be converted into RMI common stock.


       REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    Internet Communications's and RMI's boards of directors believe that the terms of the merger agreement and the merger contemplated thereby are advisable and fair to and in the best interests of their respective shareholders. Based on Internet Communications's discussions with other potential buyers, the board of directors of Internet Communications believes that the merger is the best transaction available for its shareholders. Accordingly, Internet Communications's and RMI's boards of directors have unanimously approved the merger agreement and have recommended that you approve the merger agreement. In reaching their conclusions to approve the merger agreement, Internet Communications's and RMI's boards of directors consulted with their management as well as their legal and financial advisors, and considered a number of factors, including the following:

INTERNET COMMUNICATIONS'S LIQUIDITY AND OPERATING LOSSES

    One reason that Internet Communications's board of directors is in favor of the merger is Internet Communications's current liquidity situation and history of operating losses. When Internet Communications's line of credit matured on March 1, 2000, Norwest Bank was unwilling to renegotiate the loan. Internet Communications had entered into three amendments to the line of credit during 1999, each of which provided for the waiver of certain financial covenant violations and required equity infusions and/or reductions in the line of credit. Also in 1999, Internet Communications had entered into two stock purchase agreements with Interwest Group pursuant to which Internet Communications issued $5,000,000 of Series A Preferred Stock and $1,900,000 of Series B Preferred Stock to Interwest Group. The proceeds from these issuances were used for debt reduction and working capital. However, Interwest Group informed Internet Communications that it would not continue to provide capital infusions because of Internet Communications's financial condition at that time.

    Additionally, Internet Communications recorded operating losses of $3,807,000, $5,723,000 and $2,950,000 for the years ended December 31, 1999 and
1998, and the eleven months ended December 31, 1997, respectively. Additionally, Internet Communications generated negative cash flow from operating activities of continuing operations of $652,000 and $4,826,000 in 1999 and 1998, respectively.

STRATEGIC FIT

    The business combination between RMI and Internet Communications brings technical, sales, marketing, and operational capabilities to the combined company that will make the combined company's network and voice systems products more attractive and competitive in the marketplace.

o The absence of a strategic alliance, changing market conditions and the rapid acceleration of technological advances would put

5
    Internet Communications nearly 12 months behind the market in the development of Web-based technologies and e-commerce solutions. Following the merger, these technologies and solutions will become immediately available to Internet Communications.

o   RMI's customer base provides sales opportunities for Internet
    Communications's sales personnel because few of RMI's customers, if any, have previously been provided network management, maintenance or network analysis services.

o RMI's planned national ATM network will allow Internet Communications's sales opportunities to be more competitive due to a much lower cost structure.

o RMI's capabilities in the areas of Web hosting, design, e-commerce, and application development offer additional revenue opportunities for Internet Communications when packaged together with Internet Communications's existing products and services. In addition, these capabilities, together with those of Internet Communications, will help achieve Internet Communications's goal to be perceived as a total communications solution.

o RMI's voice long distance business provides increased revenue opportunities for Internet Communications's voice systems division by packaging long distance with voice hardware solutions.

o RMI's voice long distance business provides increased acceptance as a complete voice solution when packaged with Internet Communications's existing voice products and services.

INTERNET COMMUNICATIONS'S SHARE VALUE

o The lack of liquidity in the market for Internet Communications's common stock and the related adverse consequences for Internet Communications and its shareholders provided Internet Communications with an additional reason to recommend the merger. The following summarizes the average daily trading volume of Internet Communications's common stock for each quarter of 1999 and the first three quarters of 2000:

Quarter ended March 31, 1999              17,628
Quarter ended June 30, 1999               28,048
Quarter ended September 30, 1999           9,514
Quarter ended December 31, 1999          181,683(1)
Quarter ended March 31, 2000              70,621
Quarter ended June 30, 2000               18,594
Quarter ended September 30, 2000          10,987


----------

(1) On December 6, 1999 and December 7, 1999, Internet Communications's common stock traded 7,146,700 shares and 1,454,800 shares, respectively. Internet Communications issued a press release on December 3, 1999, which stated that Internet Communications was utilizing digital subscriber lines in its wide area networks. Internet Communications knows of no other reason for the unusually high activity in the stock on these two days. Without that unusual activity, the average daily trading volume was 51,763.

o In addition to the lack of liquidity relating to its low trading volume, Internet Communications disclosed in its Annual Report on Form 10-K, that as of December 31, 1999, Internet Communications no longer satisfied the consolidated net tangible asset condition for continued listing on the Nasdaq SmallCap Market. In a notice letter dated April 7, 2000, Nasdaq confirmed that Internet Communications no longer satisfies that condition for continued listing on Nasdaq. In a letter dated April 20, 2000, Internet Communications requested a waiver of the continued listing requirements until September 13, 2000, based on the announced merger with RMI. The waiver request was denied in a letter dated September 19, 2000. A hearing to appeal the decision to delist Internet Communications's common stock has been scheduled for October 20, 2000. The delisting will be stayed until the result of the hearing is released.

o Due to the size, geographic presence, and improved capabilities of the combined enterprise, the merger will provide potential long-term value to shareholders that could exceed the value of Internet Communications and RMI as stand-alone entities.

o Internet Communications obtained the opinion of Neidiger, Tucker, a reputable investment banking firm, that the merger consideration is fair, from a financial point of view, to the shareholders of Internet Communications.

FUTURE OPERATIONS

o Network operating synergies resulting from the merger will create reduced carrier costs for the combined company upon completion of RMI's planned national ATM network development.

o RMI's carrier infrastructure in central office locations will lower the combined company's costs in shared locations.

o RMI's national presence of technical personnel will lower the combined company's maintenance support costs. Internet Communications presently relies on various third-party venders for maintenance support.

o Internet Communications will eliminate Internet connection expenses by utilizing connections already in place within RMI's existing infrastructure.

o The combined company will be able to eliminate or reduce certain public company expenses, including legal, audit, management and printing expenses.

o The recent trend toward consolidation among telecommunications and networking companies has created competitors that have greater scope and scale than that of either Internet Communications or RMI alone. Many technical and sales employees favor larger entities because they believe these entities provide a more secure environment. After the merger, the combined company will be a larger enterprise. If the combined company's employees believe that the business prospects of the larger enterprise are more certain, they may be less likely to seek alternative employment, which should result in significantly reduced employee turnover. Also, employee turnover should decrease because the larger enterprise will provide an opportunity for employees that wish to choose alternate career paths to do so, yet remain within the combined company.

o The recent trend toward consolidation among telecommunications and networking companies has created a market preference to those vendors that are larger in size and have a larger geographic scope than that of either Internet Communications or RMI alone.

    INTERNET COMMUNICATIONS'S AND RMI'S BOARDS OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THEY ARE ADVISABLE AND FAIR TO THEIR RESPECTIVE SHAREHOLDERS AND IN THEIR BEST INTERESTS. INTERNET COMMUNICATIONS'S AND RMI'S BOARDS OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU APPROVE THE MERGER AGREEMENT.

                    OPINION OF NEIDIGER, TUCKER, BRUNER, INC.

    On October 12, 2000, Neidiger, Tucker delivered its written opinion to Internet Communications that, as of the date of the opinion, the merger consideration to be received by Internet Communications shareholders pursuant to the merger agreement was fair from a financial point of view.

    THE FULL TEXT OF THE WRITTEN OPINION OF NEIDIGER, TUCKER, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX F TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

    In connection with its opinion, Neidiger, Tucker reviewed, among other things:

o   the merger agreement;

o the form of certificate relating to the warrants to be issued as part of the merger consideration;

o publicly available information relating to Internet Communications and RMI, including Internet Communications's and RMI's respective quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 and annual reports for the year ended December 31, 1999;

o the financial condition of Internet Communications, including its debt structure and bank line of credit;

o   the past operating results of Internet Communications;

o certain additional financial statements and other financial and operating data concerning Internet Communications prepared internally by its senior management;

o certain financial forecasts and other forward looking financial information prepared by the senior management of Internet Communications; and

o the stock price and trading history of the common stock of Internet Communications and RMI.

    Neidiger, Tucker also held discussions with members of senior management of Internet Communications and their financial and legal advisors regarding Internet Communications's past and current business operations, financial condition and future prospects, and made other studies and inquiries, and took into account such other matters as it deemed relevant, including an assessment of general economic, market and monetary conditions. Neidiger, Tucker also compared the financial performance of Internet Communications and the prices and trading activity of Internet Communications common stock to that of certain other publicly traded companies comparable to Internet Communications. A summary of the results of the comparison is set forth below.

    Neidiger, Tucker relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Neidiger, Tucker did not make any independent evaluation or appraisal of the assets and liabilities of Internet Communications or any of its subsidiaries, and Neidiger, Tucker was not furnished with any such evaluation or appraisal. The opinion of Neidiger, Tucker was provided for Internet Communications's information and assistance in connection with Internet Communications's consideration of the transaction contemplated by the merger agreement. Neidiger, Tucker's opinion does not address the relative merits of the merger and the other business strategies that the board of Internet Communications has considered or may be considering, or the underlying business decision of the board of Internet Communications to proceed with the merger. The opinion does not constitute a recommendation as to how you should vote with respect to the merger.

    In rendering its opinion, Neidiger, Tucker considered the recent liquidity problems experienced by Internet Communications, its history of operating losses and its recent restructuring. Neidiger, Tucker also took into consideration the various capital contributions made by Internet Communications's majority shareholder and the significance of these contributions to Internet Communications's ability to continue its operations. Neidiger, Tucker also considered the results of its discussions with parties in the telecommunications and information technologies industries regarding merging and/or acquiring Internet Communications.

    In its review and analysis, and in arriving at its opinion, Neidiger, Tucker assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the senior management of Internet Communications) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any such information. Neidiger, Tucker relied upon the assurances of senior management of Internet Communications that they were not aware of any facts that would make the information provided inaccurate or misleading.

    Neidiger, Tucker assumed that the financial forecasts and projections (and assumptions and basis therefore) of Internet Communications provided for Neidiger, Tucker's review:

o   had been prepared in good faith on the basis of reasonable assumptions;

o reflected the best available estimates and judgments as to the future financial condition and performance of Internet Communications; and

o   would be realized in the amounts and in the time periods estimated.

    In addition, Neidiger, Tucker assumed that:

o the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof; and

o the historical financial statements of Internet Communications and RMI reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

    Although developments following the date of the Neidiger, Tucker opinion may affect the opinion, Neidiger, Tucker assumed no obligation to update, revise or reaffirm its opinion. The Neidiger, Tucker opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Neidiger, Tucker as of, the date of the Neidiger, Tucker opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Neidiger, Tucker opinion, and that

Neidiger, Tucker disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Neidiger, Tucker opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the merger consideration to the holders of Internet Communications common stock.

    Neidiger, Tucker does not express any opinion as to:

o the value of any employee agreement or other arrangement entered into in connection with the merger; or

o   any tax or other consequences that might result from the merger.

    The following is a summary of certain of the financial and comparative analyses that provided the basis for Neidiger Tucker's opinion, which was presented to Internet Communications's board of directors on October 12, 2000.

    Comparable Public Company Market Analysis. Neidiger, Tucker compared the financial and market performance of Internet Communications with that of a group of publicly traded communication solution providers. The purpose of the comparable public company market analysis was to establish a range for the potential equity value of Internet Communications. Neidiger, Tucker selected this group of companies based on similarities to Internet Communications in product and service offerings and target market as evidenced by total revenues and market capitalization. Neidiger, Tucker examined certain publicly available financial and operating data of such comparable companies, in particular:

o   annualized revenues;

o   market capitalization;

o   sales per share; and

o   price to sales ratios.

    The analysis showed a range of annualized run-rate revenue for the communication solution providers considered of $3.4 million to $827.00 million, as compared to approximately $24.8 million for Internet Communications. The average annualized run-rate revenues for the companies considered were $79.2 million. The approximate market capitalization for the companies considered ranged from $18.2 million to $937.0 million, as compared to approximately $4.80 million fully diluted for Internet Communications. The annualized revenue per share for the companies considered ranged from $0.35 to $6.80, as compared to approximately $2.91 per share fully diluted for Internet Communications. The average annualized revenues per share for the companies considered were approximately $7.35. The range of the ratio of price per share to revenue per share was 0.50 to 9.86. The ratio of price per share to revenue per share for Internet Communications was 0.19, based on the price per share being offered as the merger consideration. The average ratio of price per share to revenue per share for the companies considered was 2.65. Although Internet Communications's price to revenue ratio, based on the price per share being offered as the merger consideration, was substantially below the average of the companies considered, Neidiger, Tucker believes that the merger consideration is fair based on Internet Communications's lack of sustained profitability and positive cash flow. Additionally, Internet Communications has been unable to demonstrate continued growth in total revenue over the last three years. In fact, total revenues have decreased substantially from fiscal 1997 through fiscal 1999.

    While the foregoing summary describes certain analyses and factors that Neidiger, Tucker deemed material to its presentation to the Internet Communications board of directors, it is not a comprehensive description of all analyses and factors considered by Neidiger, Tucker. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Neidiger, Tucker's opinion. In arriving at its fairness determination, Neidiger, Tucker considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Internet Communications or the contemplated transaction. The analyses were prepared solely for the purpose of Neidiger, Tucker's providing its opinion to Internet Communications as to the fairness from a financial point of view of the merger consideration to be received by Internet Communications shareholders pursuant to the merger agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Internet Communications, Neidiger, Tucker or any other person assumes responsibility if future results are materially different from those forecast. As described above, Neidiger, Tucker's opinion to Internet Communications was one of many factors taken into consideration by Internet Communications in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Neidiger, Tucker and is qualified by reference to the written opinion of Neidiger, Tucker set forth in Appendix F to this proxy statement/prospectus.

    Neidiger, Tucker, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Internet Communications selected Neidiger, Tucker as its financial advisor because it is an investment banking firm that has substantial expertise in transactions similar to the merger.

    Neidiger, Tucker has provided certain investment banking services to Internet Communications for which it has been paid fees, including acting as co-managing underwriter for an offering of Internet Communications securities. Neidiger, Tucker has also rendered investment banking services to RMI from time to time. Neidiger, Tucker maintains a market in the shares of Internet Communications common stock and RMI common stock in the ordinary course of its business, Neidiger, Tucker may trade in Internet Communications and RMI's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in Internet Communications and/or RMI's securities.

    Pursuant to a letter agreement dated March 6, 2000, as amended by a letter agreement dated October 11, 2000, Internet Communications engaged Neidiger, Tucker to render an opinion as to the fairness from a financial point of view of the proposed merger agreement and the consideration to be paid to Internet Communications shareholders. In consideration for Neidiger, Tucker's rendering of its opinion, Internet Communications paid Neidiger, Tucker a fee of $50,000 prior to the delivery of the opinion to Internet Communications, with an additional $50,000 fee to be paid upon consummation of the merger. Internet Communications has also agreed to indemnify and hold harmless Neidiger, Tucker and its affiliates and any director, employee or agent of Neidiger, Tucker or any of its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Neidiger, Tucker as financial advisor to Internet Communications, unless caused by Neidiger, Tucker's bad faith or negligence. The terms of the fee arrangement between Neidiger, Tucker and Internet Communications were negotiated at arm's length, and the board of directors of Internet Communications was informed of such fee arrangements.

                                 EFFECTIVE TIME

    The effective time of the merger will be the time of filing of Articles of Merger relating to the merger with the Secretary of State of the State of Colorado in accordance with the provisions of the Colorado Business Corporation Act or as otherwise provided in such Articles of Merger. Subject to the satisfaction or waiver of the closing conditions set forth in the merger agreement, the merger will be consummated on or before November 30, 2000 (subject to extension under certain circumstances, as provided in the merger agreement).

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of Internet Communications's board of directors that Internet Communications shareholders vote for the adoption of the merger agreement and approve the transactions contemplated thereby, Internet Communications shareholders should be aware that certain members of the management of Internet Communications have certain interests in the merger and the related transactions that differ from, and are in addition to, the interests of Internet Communications's shareholders generally, and which may present them with potential conflicts of interest. Internet Communications's board of directors were aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby.

INTERWEST GROUP'S VOTING CONTROL OF INTERNET COMMUNICATIONS

    As of the date of this proxy statement/prospectus, Interwest Group holds approximately 67% of the voting power of Internet Communications and two affiliates of Interwest Group are members of the Internet Communications board of directors. Interwest Group has agreed to vote in favor of the merger and the affirmative vote of Interwest Group is sufficient by itself to approve the merger. Accordingly, Interwest Group may be subject to a conflict of interest as a result of its position as the largest shareholder of Internet Communications with affiliates on the Internet Communications's board of directors because its interests with respect to the merger may differ from the interests of Internet Communications shareholders as a whole.

PRESIDENT AND CHIEF EXECUTIVE OFFICER'S EMPLOYMENT AGREEMENT

    Thomas C. Galley has an employment agreement with Internet Communications dated February 7, 2000. Among other things, the employment agreement provides that, in addition to his annual compensation, Mr. Galley may earn certain other additional compensation. First, if Mr. Galley continues to be employed by Internet Communications for one year following the date of the employment agreement, he will receive a bonus of $100,000. Second, if Mr. Galley finds a candidate for the position of President/Chief Executive Officer of Internet Communications and that candidate serves in such capacity for at least 60 days, then Mr. Galley will receive a bonus of $100,000. Finally, if Internet Communications is sold while Mr. Galley is employed by Internet Communications, or if discussions regarding such a sale begin while Mr. Galley is employed by Internet Communications, Mr. Galley is involved in such discussions and thereafter such a sale is completed (regardless of whether Mr. Galley is employed by Internet Communications at the time of the sale), then Mr. Galley will receive a $400,000 bonus.

VESTING OF OPTIONS UNDER THE INTERNET COMMUNICATIONS'S STOCK OPTION PLANS

    As a result of the merger, all unvested options outstanding under the Internet Communications 1996 Incentive Stock Option Plan and the 1995 Stock Option Plan for Non-Employee Directors will become fully vested and exercisable. Therefore, shareholders who hold options may be more inclined to vote in favor of the merger in order to receive the benefit of this vesting.


                        RIGHTS OF DISSENTING SHAREHOLDERS

    Under Colorado law, Internet Communications shareholders have the right and are entitled to dissent from the consummation of the merger and receive payment of the fair value of the shares of Internet Communications common stock owned by them. In the event an Internet Communications shareholder elects to exercise dissenters' rights, that shareholder must comply with the applicable procedures set forth in Sections 7-113-201 through 7-113-209 of the Colorado Business Corporation Act, as summarized below, in order to receive payment of the fair value of any shares of Internet Communications common stock owned by that shareholder. A copy of Title 7, Article 113 of the Colorado Business Corporation Act is set forth in Appendix G to this Proxy Statement/Prospectus.

    THE FOLLOWING IS ONLY A SUMMARY OF THE PROCEDURES FOR DISSENTING SHAREHOLDERS PRESCRIBED BY SECTIONS 7-113-101 THROUGH 7-113-302 OF THE COLORADO BUSINESS CORPORATION ACT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF TITLE 7, ARTICLE 113 OF THE COLORADO BUSINESS CORPORATION ACT AS SET FORTH IN APPENDIX G TO THIS PROXY STATEMENT/PROSPECTUS.

    Section 7-113-102 of the Colorado Business Corporation Act provides that an Internet Communications shareholder, as a record or beneficial shareholder of Internet Communications, is entitled to dissent from the merger and demand payment of the fair value of such shareholder's shares. In accordance with
Section 7-113-202, in order to exercise dissenters' rights, an Internet Communications shareholder must, prior to the taking of the vote of the shareholders on the merger, deliver to Internet Communications written notice of such shareholder's intent to demand payment for his or her shares in the event the merger is approved and must not vote his or her shares in favor of the merger. In accordance with Section 7-113-203, within ten days after the merger is effected, Internet Communications must deliver a written dissenter's notice to all Internet Communications shareholders who satisfy the requirements of
Section 7-113-202. The dissenter's notice must (a) state that the merger was authorized, the effective date of the merger, the address at which Internet Communications will receive payment demands and where stock certificates will be deposited, (b) supply a form for demanding payment, which form will request an address from the dissenting shareholder to which payment is to be made, and (c) set the date by which Internet Communications must receive the payment demand and stock certificates, which date will not be less than 30 days after the date the dissenter's notice was delivered. Furthermore, the dissenter's notice may require that all beneficial shareholders, if any, certify as to the assertion of dissenters' rights and be accompanied by Title 7, Article 113 of the Colorado Business Corporation Act. Pursuant to Section 7-113-204 of the Colorado Business Corporation Act, an Internet Communications shareholder receiving the dissenter's notice must demand payment in writing and deposit such shareholder's stock certificates in accordance with the terms of the dissenter's notice. An Internet Communications shareholder's demand for payment and deposit of his or her stock certificates are irrevocable unless the effective date of the merger occurs more than sixty days after the payment demand date established by Internet Communications. If an Internet Communications shareholder does not comply with Title 7, Article 113 of the Colorado Business Corporation Act, such shareholder will receive the merger consideration provided in the merger agreement.



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

    Upon the later of the effective date of the merger, or upon receipt of a demand for payment by a dissenting shareholder, Internet Communications must pay each dissenting shareholder who complies with Section 7-113-204 the amount Internet Communications estimates to be the fair value of such shares, plus accrued interest in accordance with Section 7-113-206. The payment must be accompanied by (a) Internet Communications's balance sheet as of the fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of change in shareholders' equity for that year, and the latest available interim financial statement, (b) a statement of Internet Communications's estimate of the fair value of the shares, (c) an explanation by Internet Communications of how the interest was calculated, (d) a statement of the dissenting shareholder's right to demand payment under Section 7-113-209, and (e) a copy of Title 7, Article 113 of the Colorado Business Corporation Act. In the event that an Internet Communications shareholder is dissatisfied with Internet Communications's payment or offer of payment, such shareholder may notify Internet Communications in writing within 30 days after Internet Communications makes or offers to pay each dissenting shareholder, of such shareholder's own estimate of the fair value of such shares and the amount of interest due, and demand payment of such Internet Communications shareholder's estimate, less any payment already made by Internet Communications under Section 7-113-206, or reject Internet Communications's offer under Section 7-113-208 and demand payment for the fair value of the shares and interest due. An Internet Communications shareholder may effect the foregoing if (a) such Internet Communications shareholder believes that the amount paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated, (b) Internet Communications has failed to make payment within 60 days after the date set for demanding payment, or (c) Internet Communications does not return the deposited stock certificates within the time specified by
Section 7-113-207 of the Colorado Business Corporation Act. In the event a demand for payment under Section 7-113-209 remains unresolved, Internet Communications may commence a court proceeding to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand from an Internet Communications shareholder pursuant to Section 7-113-301. No assurance can be given that any court's determination of the fair value of the shares will be greater than the merger consideration provided in the merger agreement.

                              ACCOUNTING TREATMENT

    The merger will be accounted for by RMI as a purchase of a business. Under this method of accounting, the assets and liabilities of Internet Communications, including intangible assets, will be recorded at their fair values. The results of operations and cash flows of Internet Communications will be included in RMI's financial statements prospectively as of the consummation of the merger.

                              THE MERGER AGREEMENT

    The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A and incorporated into this proxy statement/prospectus by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement. YOU ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE MERGER.

MERGER CONSIDERATION

    If the conditions to the merger are satisfied or waived, then, at the effective time of the merger, Internet Acquisition Corporation, a wholly owned subsidiary of RMI, will be merged with and into Internet Communications, with Internet Communications continuing as the surviving corporation and as a wholly owned subsidiary of RMI. Following the consummation of the merger, RMI intends to change its name to Internet Commerce & Communications, Inc.

    Upon the consummation of the merger and in accordance with the terms of the merger agreement, except for (a) shares held in the treasury of Internet Communications or owned by any of its wholly owned subsidiaries, all of which will be canceled, (b) shares held by persons who perfect dissenters' rights, and
(c) shares held by Interwest Group, each issued and outstanding share of Internet Communications's common stock outstanding immediately prior to the effective time of the merger will automatically convert into the right to receive 0.55 shares of RMI common stock. Interwest Group will receive 0.45 shares of RMI common stock for each of its shares of Internet Communications common stock. In addition to shares of RMI common stock, Internet Communications's shareholders (excluding shareholders who exercise statutory dissenters' rights, Interwest Group and Internet Communications's directors) will be entitled to receive for each share of Internet Communications common stock a warrant exercisable for one share of RMI common stock at $7.00. The warrants are cancelable on 30-days' notice by RMI if RMI's closing share price exceeds $8.00 for five consecutive trading days. The exercise period for the warrants will begin 30 days after the closing date of the merger and will expire two years from the closing date of the merger. No fractional shares of RMI common stock will be issued upon conversion of Internet Communications common stock. Rather, each fractional share will automatically be converted into the right to receive cash in lieu of such fractional share. All applicable withholding taxes attributable to the cash payments or distributions made to the holders in respect of such fractional shares will be deducted from the amounts payable in respect of such fractional shares, and all such taxes will be withheld from the proceeds received in respect of such fractional shares.




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

    Interwest Group has agreed to convert its outstanding loans to Internet Communications into shares of Internet Communications common stock (at $2.50 per share) immediately prior to the closing of the merger. Each of these shares will also be converted into 0.45 shares of RMI common stock. In addition, Interwest Group will receive a warrant that may become exercisable to purchase additional shares of RMI common stock one year and one day after the closing of the merger. See "-- Treatment of the Interwest Group Loan."

    Interwest Group, which beneficially owns approximately 67% of the voting power of Internet Communications's voting stock, has agreed with RMI to vote in favor of the merger. Therefore, shareholder approval of the merger agreement is assured. See "The Merger -- The Shareholder Agreement."

    If an Internet Communications shareholder does not vote in favor of the merger agreement, and complies with the provisions of the Colorado Business Corporation Act regarding the exercise of dissenters' rights, that Internet Communications shareholder will have the right to seek a determination and payment of the fair value of his or her shares in lieu of the merger consideration provided in the merger agreement (See "The Merger -- Rights of Dissenting Shareholders").

    Promptly after the effective time of the merger, RMI will cause Computershare Trust Company, as the exchange agent for the merger, to mail a transmittal letter to each holder of record of shares of Internet Communications's common stock. After receipt of a transmittal letter, Internet Communications shareholders should send their certificates formerly representing shares of Internet Communications common stock to the exchange agent with the completed transmittal letter. The exchange agent will then send to each Internet Communications shareholder the certificates representing the number of whole shares of RMI common stock such Internet Communications shareholder is entitled to receive, and cash in lieu of any fractional share, as described above. Instructions specifying other details of the exchange will accompany the transmittal letters.

    INTERNET COMMUNICATIONS SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FROM COMPUTERSHARE TRUST COMPANY.

TREATMENT OF PREFERRED STOCK

    Immediately prior to the effective time of the merger, all issued and outstanding shares of Internet Communications's preferred stock, plus any and all accrued and unpaid dividends on such preferred stock, will be converted into the right to receive a number of shares of Internet Communications common stock in accordance with the terms of the Internet Communications preferred stock. These newly-issued shares of Internet Communications common stock will subsequently be converted into the right to receive the merger consideration. As of the date of this proxy statement/prospectus, 69,000 shares of Internet Communications preferred stock are outstanding, all of which are held by Interwest Group and will be converted into 2,875,974 shares of Internet Communications common stock immediately prior to the closing of the merger.

TREATMENT OF OPTIONS AND WARRANTS

    Immediately prior to the effective time of the merger, all unexpired and unexercised outstanding Internet Communications stock options with an exercise price below $2.50 per share will immediately vest (if not already vested) and be converted into shares of Internet Communications common stock in an amount equal to (a) the excess of $2.50 over the exercise price per share of such option, multiplied by (b) the number of shares of Internet Communications common stock that may be purchased upon exercise of such option, divided by (c) $2.50. The shares of Internet Communications common stock issuable upon the conversion will thereafter immediately be converted into the right to receive the merger consideration. All applicable withholding taxes attributable to the payments or distributions made to the holders in respect of the stock options will be deducted from the amounts payable in respect of the stock options, and all such taxes will be withheld from the proceeds received in respect of the conversion of the stock options. Any taxes withheld will be withheld in the form of cancellation of shares of Internet Communications common stock, valued at $2.50 per share, otherwise issuable upon such conversion. As the date of this proxy statement/prospectus there were options to acquire 237,950 shares of Internet Communications common stock with an exercise price below $2.50 per share outstanding. All Internet Communications stock options with an exercise price of $2.50 per share or greater will terminate according to their terms upon closing of the merger.

    Warrants to purchase shares of Internet Communications's common stock previously issued to Neidiger Tucker will be converted into warrants to purchase shares of RMI common stock at the effective time. See "-- Neidiger Tucker Warrants."

TREATMENT OF THE INTERWEST GROUP LOAN

    Immediately prior to the closing of the merger, all outstanding loans by Interwest Group to Internet Communications (up to $5 million), plus all accrued and unpaid interest on such amounts, will be converted into shares of Internet Communications's common stock at $2.50 a share. Each of these shares will be converted in the merger into 0.45 shares of RMI common stock. In addition, Interwest Group will receive a warrant that may become exercisable to purchase additional shares of RMI common stock one year and one day after the closing of the merger. This warrant will be exercisable if the aggregate amount of the loans made by Interwest Group (together with all accrued and unpaid interest) on the closing date exceeds the sum of (i) the product of (a) the number of shares of RMI common stock issued to Interwest Group in exchange for the Internet Communications shares into which the loans are converted less any of such shares repurchased by RMI, multiplied by (b) the average of the closing bid prices of RMI common stock on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the date that is one year and one day after the closing date of the merger and (ii) the product of (x) the number of any of such shares repurchased by RMI prior to such time and (y) the per share price paid by RMI for such shares. In the event that the warrant becomes


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

exercisable, it will entitle Interwest Group to purchase a number of shares of RMI common stock equal to the quotient of (x) the excess described above divided by (y) the average of the closing bid prices of RMI common stock on the Nasdaq National Market for the 15 consecutive trading days immediately preceding the date that is one year and one day after the closing date of the merger. The exercise price per share of RMI common stock issuable pursuant to the Interwest Group warrant will be $0.001. RMI may elect to make a cash payment to Interwest in lieu of delivery shares upon exercise of the Interwest warrant.

    The form of Interwest Group warrant is attached as Appendix E to this proxy statement/prospectus. You are urged to read it in its entirety.

NEIDIGER TUCKER WARRANTS

    Neidiger Tucker currently holds warrants to purchase an aggregate of 100,000 shares of Internet Communications common stock. At the closing of the merger and in accordance with their terms, those warrants will be converted into warrants to purchase an aggregate of 55,000 shares of RMI common stock for $7.73 per share. All other terms of the Neidiger Tucker warrants will be the same as those of the original warrants.

REGISTRATION OF SHARES

    In connection with the merger, RMI was required to file a registration statement with the Securities and Exchange Commission on Form S-4, which contains this proxy statement/prospectus. The registration statement will cover
(a) the issuance and sale of the shares of RMI common stock and warrants issued to Internet Communications's shareholders in the merger, (b) the RMI common stock issuable upon exercise of the warrants, and (c) the resale by Interwest Group of the shares of RMI common stock received by it in the merger and upon exercise of the Interwest Group warrant. In addition, RMI will use commercially reasonable efforts to maintain the effectiveness of the registration statement continuously for a period of the shorter of two years after the effective time of the merger or the time at which Interwest Group has sold all of its shares of RMI common stock. The shares issued in the merger and the shares issued upon exercise of the warrants will be included in RMI's listing on the Nasdaq National Market by RMI. The warrants will not be listed on Nasdaq or any other exchange; therefore, it is possible that no trading market will develop for the warrants.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties by Internet Communications relating to, among other things, (a) organization, standing and power, (b) capital structure - stock, derivative securities, contractual obligations (relating to Internet Communications's securities) and subsidiaries, (c) authority of Internet Communications to perform its obligations under the merger agreement, (d) consents and approvals and compliance with charter documents and laws, (e) Securities and Exchange Commission documents and filings, (f) absence of certain changes or events, (g) permits and compliance, (h) tax matters, (i) actions and proceedings, (j) certain agreements - compensation agreements, contracts and enforceability of such contracts, (k) ERISA, (l) no undisclosed material liabilities, (m) labor matters, (n) intellectual property, (o) opinion of financial advisor, (p) required vote of Internet Communications's shareholders, (q) reorganization, (r) environmental matters, (s) suppliers and distributors, (t) insurance, (u) affiliate transactions, (v) title to and sufficiency of assets, (w) brokers, (x) books and records, (y) bank accounts, and (z) litigation.

    The merger agreement contains various representations and warranties by RMI relating to, among other things, (a) organization, standing and power, (b) capital structure - stock, derivative securities, contractual obligations (relating to RMI's securities) and subsidiaries, (c) authority of RMI to perform its obligations under the merger agreement, (d) consents and approvals and compliance with charter documents and laws, (e) RMI common stock to be issued in connection with the merger, (f) Securities and Exchange Commission documents and filings, (g) absence of certain changes or events, (h) reorganization, (i) permits and compliance, (j) tax matters, (k) actions and proceedings, (l) liabilities, (m) intellectual property, (n) environmental matters, (o) suppliers and distributors, (p) insurance, (q) affiliate transactions, and (r) brokers.

COVENANTS

    Internet Communications has agreed that, until the effective time of the merger, except as contemplated by the merger agreement, it will conduct its business in the ordinary course as currently conducted, and use commercially reasonable efforts to (a) preserve its business organization intact, (b) keep available to RMI the services of its present officers and key employees, and (c) preserve for the benefit of RMI its relationships with customers, suppliers and others having business relations with it.

    Internet Communications has also agreed that, except as otherwise provided in the merger agreement, it will not, without the prior written consent of RMI, permit Internet Communications or any of its subsidiaries to (a) amend its organizational documents, (b) authorize, issue, sell, deliver or agree or commit to do any of the foregoing with respect to any stock or other securities or equity equivalents, except with respect to stock options of Internet Communications outstanding as of the date of the merger agreement, or amend the terms of any such securities agreements, (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of the securities of Internet Communications or its subsidiaries, (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any other business or entity or otherwise agree to acquire any assets for an amount exceeding $25,000 in the aggregate, (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets exceeding $25,000 in the aggregate, (f) except for the loans funded by Interwest Group, incur any indebtedness for borrowed money, guarantee any such indebtedness, incur, assume, guarantee, endorse, or prepay any material indebtedness (directly or indirectly), or make any loans, advances or capital contributions to, or other investments in, any other person, other than in amounts not to exceed



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

$25,000 in the aggregate, (g) except for conversion of the outstanding shares of Internet Communications's preferred stock, alter the corporate structure or ownership of Internet Communications or any of its subsidiaries, (h) enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Internet Communications stock option or other similar plan, oral or written employment agreement of any kind individually equal to or in excess of $80,000 annually, or any consulting agreement in any amount, (i) increase the aggregate compensation payable or to become payable to its directors, officers or employees by more than 104.2% of the current cumulative annualized compensation levels; (j) grant any severance or termination pay to any director or officer of Internet Communications or any of its subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, compensation, stock option, pension or other plan, trust, fund, policy or arrangement for the benefit of any director, officer or employee, (k) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any of its subsidiaries by any applicable federal, state or local law, rule or regulation,
(l) make any change to accounting policies or procedures of Internet Communications, (m) prepare or file, or take any position or make any election with respect to, any material tax return inconsistent with its past practice,
(n) make or rescind any express or deemed material election relating to taxes or change any of its methods of reporting income or deductions for tax purposes,
(o) commence any litigation or proceeding with respect to any material tax liability or settle or compromise any material tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation, (p) except for annual expenditures reasonably expected to be less than $25,000 in the aggregate, enter into, renew, terminate or amend any agreement or contract material to Internet Communications and its subsidiaries, or purchase any real property or make or agree to make any new capital expenditures which in the aggregate exceed $25,000, (q) pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of Internet Communications included in Internet Communications's filings with the Securities and Exchange Commission documents, (r) permit any insurance policy naming Internet Communications or any subsidiary of Internet Communications as a beneficiary or a loss payee to be cancelled or terminated, (s) enter into any contract, authorize, recommend, propose or announce an intention to do any of the foregoing, or (t) make any individual expenditure in excess of $25,000 other than by issuance of a check requiring the signature of a designated RMI observer of Internet Communications.

NO SOLICITATION

    Internet Communications has agreed, prior to the effective time of the merger, that it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives to, with any party other than RMI, solicit or initiate any inquiries or the making of any proposals with respect to any recapitalization, merger, consolidation or other business combination involving Internet Communications, or the acquisition of the outstanding capital stock of Internet Communications (other than upon exercise of options or warrants which are outstanding as of the date of the merger agreement) or any subsidiary of Internet Communications or the acquisition of any substantial portion of the assets of Internet Communications and its subsidiaries, or provide any non-public information to any party other than RMI in connection with the foregoing.

    Internet Communications has further agreed that it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives to, negotiate or otherwise engage in discussions with any person, other than RMI or its respective directors, officers, employees, agents or representatives, with respect to a proposal described in the first paragraph of this section or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement.

    Notwithstanding the foregoing, the merger agreement does not prohibit Internet Communications from furnishing non-public information to, entering into discussions with, or recommending a transaction with respect to, any person who
(a) delivers a bona fide written proposal for a transaction described in the first paragraph of this section which was not solicited or initiated by Internet Communications, directly or indirectly, after the date of the merger agreement and (b) enters into an appropriate confidentiality agreement with Internet Communications (which agreement will be no less favorable to Internet Communications than the confidentiality agreement between RMI and Internet Communications), if, but only if, the board of directors of Internet Communications determines in good faith by a majority vote that such proposal could reasonably be expected to lead to a transaction which the board of directors of Internet Communications reasonably determines, in the exercise of its fiduciary duty, based on the written advice of its outside legal counsel, is more favorable to Internet Communications and its shareholders than the merger; provided further, that nothing in the merger agreement prevents Internet Communications from complying with the provisions of Rule 14e-2 of the Exchange Act of 1934 with respect to any proposal described in the first paragraph of this section.

    Internet Communications has agreed that, prior to accepting any proposal described in the first paragraph of this section and terminating the merger agreement, it will (a) provide RMI two business days' written notice that it intends to terminate the merger



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agreement, (b) identify the transaction to be accepted in lieu of the merger agreement, (c) deliver to RMI an accurate description of all material terms of such transaction to be entered into and (d) on the date of termination, deliver to RMI a written notice of termination of the merger agreement.

CONDITIONS

    The obligations of each party to consummate the merger are subject to the satisfaction or, if permissible, waiver, of the following conditions: (a) the approval of the merger agreement by the shareholders of Internet Communications in accordance with Colorado law and Internet Communications's charter documents,
(b) the approval of the merger agreement by the stockholders of RMI in accordance with Delaware law and RMI's charter documents, (c) the RMI common stock issuable in the merger and not previously listed will have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance, (d) all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any governmental entity or any other third party, will have been obtained, will have been made or will have occurred, (e) the registration statement of which this proxy statement/prospectus is a part will have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the registration statement will have been issued by the Securities and Exchange Commission and no proceedings for that purpose will have been initiated or threatened by the Securities and Exchange Commission, and all necessary state securities or blue sky authorizations will have been received, and (f) the absence of any injunction or legal restraint prohibiting the merger.

    The obligation of RMI to consummate the merger is subject to the satisfaction or, if permissible, waiver, of the following conditions: (a) Internet Communications and Interwest Group will have performed in all material respects each of its covenants and agreements contained in the merger agreement,
(b) the representations and warranties of Internet Communications and Interwest Group will be true in all material respects as of the closing date of the merger, and RMI will have received a certificate signed on behalf of Internet Communications by one of its officers to such effect, (c) Internet Communications will have obtained the consent or approval of each person or governmental entity whose consent or approval will be required in connection with the transactions contemplated by the merger agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument and, in obtaining any approval or consent required to consummate any of the transactions contemplated by the merger agreement, no such governmental entity will have imposed or will have sought to impose any condition, penalty or requirement, (d) RMI will have received the written agreements relating to Rule 145 under the Securities Act from certain affiliates of Internet Communications,
(e) there will have been no material adverse change with respect to Internet Communications since the date of the merger agreement, and RMI will have received a certificate signed on behalf of Internet Communications by one of its officers to such effect, (f) all preferred stock, warrants, options or other securities convertible into capital stock of Internet Communications will either have been converted into shares of Internet Communications common stock or will have been otherwise cancelled, (g) all of the directors of Internet Communications and its subsidiaries and any officers thereof designated by RMI will have tendered their resignation in form and substance satisfactory to RMI,
(h) at the closing of the merger, Internet Communications will not be obligated under any undisclosed volume purchase commitments or minimum traffic volume commitments pursuant to any carrier agreements binding Internet Communications,
(i) at the closing of the merger, Internet Communications will not be obligated under any balloon or other extraordinary payments due or payable (or paid) by Internet Communications or RMI as severance, change-of-control or other "parachute" provisions, and (j) as of the effective time of the merger, RMI will have confirmed that the holders of shares representing no more than 300,000 shares of outstanding Internet Communications common stock have provided notice of their intent to exercise dissenters' rights under the Colorado Business Corporation Act.

    The obligations of Internet Communications are subject to the satisfaction or, if permissible, waiver, of the following conditions: (a) RMI and Internet Acquisition will have performed in all material respects each of its covenants and agreements contained in the merger agreement, (b) the representations and warranties of RMI and Internet Acquisition will be true in all material respects as of the closing date of the merger, and Internet Communications will have received a certificate signed on behalf of each of RMI and Internet Acquisition by one of its officers to such effect, (c) there will have been no material adverse change with respect to RMI since the date of the merger agreement, and Internet Communications will have received a certificate signed on behalf of RMI to such effect, (d) each of RMI and Internet Acquisition will have obtained the consent or approval of each person or governmental entity whose consent or approval will be required in connection with the transactions contemplated by the merger agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument and, in obtaining any approval or consent required to consummate any of the transactions contemplated the merger agreement, no governmental entity will have imposed or will have sought to impose any condition, penalty or requirement, (e) the fairness opinion of Internet Communications's financial advisor will not have been adversely modified or withdrawn prior to the effective time of the merger, (f) at the closing of the merger, each Internet Communications shareholder, other than Interwest Group or any director of Internet Communications, will receive from RMI a warrant to purchase



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one share of RMI common stock for each share of Internet Communications common stock held by such Internet Communications shareholder, (g) Interwest Group will have received from RMI the Interwest Group warrant, (h) Neidiger Tucker will have received from RMI the Neidiger Tucker warrant and (i) the board of directors of Internet Communications shall be satisfied in its reasonable discretion that, based upon the price per share of RMI common stock on the Nasdaq National Market, the merger is in the best interests of Internet Communications's shareholders.

TERMINATION; EFFECT OF TERMINATION

    The merger agreement may be terminated by either Internet Communications or RMI if (a) Internet Communications and RMI mutually consent to such termination, or (b) the merger is not consummated by November 30, 2000.

    The merger agreement may be terminated by RMI if (a) Internet Communications or Interwest Group fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement, which failure is not cured within the appropriate time period, (b) Internet Communications or Interwest Group breaches any representation or warranty that gives rise to a failure of the fulfillment of a condition of RMI's obligations to consummate the merger, (c) Internet Communications's shareholders do not approve the merger or more than 300,000 Internet Communications voting shares exercise dissenters' rights, or (d) the board of directors of Internet Communications fails to approve or recommend that the shareholders of Internet Communications approve the merger, and (e) the board of directors of Internet Communications approves and recommends an alternative transaction to the merger, or (f) a tender offer or exchange offer for 20% or more of the outstanding capital stock of Internet Communications is commenced by a third party that is not an affiliate of RMI, and the board of directors of Internet Communications fails to recommend against acceptance of such tender offer or exchange offer by its shareholders.

    The merger agreement may be terminated by Internet Communications if (a) RMI or Internet Acquisition fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement, which failure is not cured within the appropriate time period, (b) RMI or Internet Acquisition breaches any representation or warranty that gives rise to a failure of the fulfillment of a condition of Internet Communications's obligations to consummate the merger, (c) RMI's shareholders do not approve the merger, or (d) prior to shareholder approval, the board of directors of Internet Communications determines in good faith that an unsolicited third party takeover proposal would be more favorable to the shareholders.

    If the merger agreement is terminated for any reason described above, the merger agreement will become void and of no further force and effect, except with respect to the agreement between the parties to maintain in confidence the confidential information of the other parties and to pay the appropriate fees of the respective parties, and except that each of the parties will retain all rights that it may have for willful breach of the merger agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Internet Communications shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders of Internet Communications in light of their particular circumstances, such as dealers in securities, banks, insurance companies, tax exempt organizations, foreign persons, persons who acquired their shares in connection with warrants, stock options or stock purchase plans or in other compensatory transactions, and persons who do not hold their Internet Communications common stock as capital assets. In addition, the following discussion is based on current legal authorities as of the date hereof, and no assurance can be given that further legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the discussion contained herein. Further, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Finally, the following discussion also does not address the tax consequences of transactions effectuated prior or subsequent to or concurrently with the merger (whether or not such transactions are in connection with the merger), including without limitation, transactions in which Internet Communications common stock is acquired or sold, shares of RMI common stock are disposed of, or transactions in which Internet Communications common stock is sold after the date of the merger agreement and prior to the effective time of the merger.

ACCORDINGLY, INTERNET COMMUNICATIONS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

Subject to the limitations and qualifications referred to herein, qualification of the merger as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, will result in the following federal income tax consequences:

o No gain or loss will be recognized by Internet Communications shareholders upon their receipt of RMI common stock and warrants to purchase RMI common stock solely in exchange for their shares of Internet Communications common stock pursuant to the merger (except to the extent of gain or loss recognized as a result of cash received in lieu of a fractional share of RMI common stock).


o The aggregate tax basis of the RMI common stock and warrants received by Internet Communications shareholders in the merger will be the same as the aggregate tax basis of Internet Communications common stock surrendered in exchange therefor less the tax basis, if any, allocated to fractional share interests. This aggregate tax basis will be allocated between the RMI common stock received by an Internet Communications shareholder and the warrants received by him or her in proportion to their fair market values.

o The holding period of the RMI common stock received in the merger will include the period for which Internet Communications common stock surrendered in exchange therefor was held, provided that Internet Communications common stock is held as a capital asset at the time of the merger. The holding period of the warrants received in the merger will include the period for which Internet Communications common stock surrendered in exchange therefor was held provided that Internet Communications common stock is held as a capital asset at the time of the merger. However, the holding period for any stock acquired at the exercise date will not include any part of the period for which either the exercised warrants or the Internet Communications common stock surrendered in exchange for the exercised warrants were held.

o If an Internet Communications shareholder receives cash in lieu of a fractional share of RMI common stock, such Internet Communications shareholder will be treated as if such fractional share of RMI common stock had been issued in the merger and then redeemed by RMI. Upon receiving such cash, the Internet Communications shareholder will generally recognize gain or loss upon such payment, equal to the difference (if any) between the amount of cash received and his or her basis in the fractional share.

o Neither RMI nor Internet Communications will recognize material amounts of gain solely as a result of the merger.

    No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger. A successful challenge to the reorganization status of the merger would result in the shareholders of Internet Communications recognizing taxable gain or loss, as of the effective time of the merger, with respect to each share of Internet Communications common stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the effective time of the merger, of the RMI common stock received in exchange therefor. In such event, an Internet Communications shareholder's aggregate basis in the RMI common stock so received would equal its fair market value and the holding period for such stock would begin the day after the effective time of the merger.

                     THE WARRANT AGREEMENT AND THE WARRANTS

    In addition to receiving shares of RMI common stock in the merger, the shareholders of Internet Communications (excluding shareholders who have perfected their dissenters' rights, Interwest Group and the directors of Internet Communications), will be entitled to receive a warrant to purchase one share of RMI common stock in exchange for each share of Internet Communications common stock held by such shareholders. The warrants will be issued pursuant to a warrant agreement between RMI and Computershare Trust Company.

    The warrants will have an exercise price of $7.00 per share and will be exercisable for a period beginning 30 days after the closing of the merger and continuing until two years after the closing of the merger. The exercise price of the warrants and the number of shares issuable upon exercise of a warrant will be adjusted in the event of a stock dividend, subdivision or combination of stock, the issuances of stock, warrants or convertible securities for less than the fair market value at the time of the transaction and the repurchase of stock, warrants or convertible securities for more than the fair market value at the time of the transaction. Fair market value is calculated as the average of the closing bid prices for the five consecutive trading days prior to the transaction.

    In the event of an adjustment, the exercise price of the warrant will be changed to a price determined by multiplying the exercise price by a fraction, the numerator of which will be the sum of (a) the number of shares of RMI common stock outstanding immediately prior to the transaction and (b) the number of shares of RMI common stock which the aggregate consideration received for the issuance of such additional shares in the transaction would purchase at the current market price per share of RMI common stock, and the denominator of which will be the number of shares of RMI common stock outstanding immediately after the transaction.

    The number of shares issuable upon exercise of a warrant will also be adjusted. The total number of shares of RMI common stock purchasable upon the exercise of the warrant will be the number of shares purchasable at the exercise price immediately before the adjustment multiplied by a fraction, the numerator of which will be the exercise price in effect immediately prior to the adjustment and the denominator of which will be the exercise price in effect immediately after the adjustment.

    If RMI common stock trades above $8.00 per share for at least five consecutive trading days, RMI may elect to cancel the warrants at any time prior to their expiration. If RMI elects to cancel the warrants, RMI must provide written notice to each warrant holder. The notice will advise holders that unless exercised, their warrants will terminate 30 days from the date of such notice.

    In the event of any consolidation or merger of RMI with another company, other than a merger that does not result in reclassification, conversion, exchange or cancellation of outstanding shares of RMI common stock, or any sale or transfer of substantially all assets, warrant holders have the right to exercise their warrants to receive the same kind and amount of consideration that they would have been entitled to if they had exercised their warrants prior to the consolidation or merger transaction.

    The terms of the warrants may be modified with the agreement of RMI and holders of at least 50% of the warrants then outstanding. However, no change in the number or nature of securities purchasable, exercise price or expiration date can be made without written consent of each holder so affected.

    The form of warrant agreement is attached as Appendix B to this proxy statement/prospectus. You are urged to read it in its entirety.

                            THE SHAREHOLDER AGREEMENT

    Concurrently with the execution of the merger agreement and as a condition to RMI entering into the merger agreement, Interwest Group entered into a shareholder agreement with RMI and Internet Communications. The shareholder agreement requires that, until the closing of the merger or the termination of the merger agreement, Interwest Group must vote all of the voting stock of Internet Communications owned beneficially by it (a) in favor of the merger and for each of the other actions contemplated by the merger agreement, (b) against any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of Internet Communications in the merger agreement, and (c) against any action or agreement that would impede, interfere with, delay, postpone, attempt to discourage the merger or otherwise materially adversely affect the merger, including, without limitation, any action or agreement with respect to an acquisition proposal with any person other than RMI.

    The shareholder agreement also provides that, during the term of the agreement, Interwest Group will not, and will not authorize or permit any of its directors, officers, employees, agents or representatives to (a) solicit or initiate, or furnish or disclose non-public information in furtherance of any inquiries or the making of any proposal for an acquisition of Internet Communications, (b) negotiate or otherwise engage in discussion with any person other than RMI with respect to any proposed acquisition of Internet Communications, or (c) enter into any agreement, arrangement or understanding requiring Interwest Group to abandon, terminate or fail to consummate the merger.

    Interwest Group may not sell or grant proxies with respect to any shares of Internet Communications voting stock it beneficially owns.

    If the merger agreement is terminated or the merger does not close for any reason (other than termination of the merger agreement (i) by RMI, (ii) by Internet Communications if the shareholders of RMI fail to approve the merger agreement or the merger at the RMI shareholder meeting, (iii) by Internet Communications if the merger has not closed on or prior to November 30, 2000 because either the fairness opinion of Internet Communications's financial advisor has been adversely modified or withdrawn or because the board of directors of Internet Communications is not satisfied in its reasonable discretion that, based upon the price per share of RMI common stock on the Nasdaq National Market, the merger is in the best interests of Internet Communications's shareholders, or (iv) by Internet Communications because of a material breach by RMI), and Internet Communications completes an acquisition with a different entity within a year after the termination date, then Interwest Group will be obligated to pay to RMI (a) the excess of the consideration it receives in that transaction over the consideration it would have received if the merger had closed, plus (b) one dollar per share of Internet Communications voting stock held by Interwest Group prior to the acquisition. Also, if the merger agreement is terminated or the merger does not close because of a material breach by RMI and Internet Communications completes an acquisition by a different entity within six months of the termination date, Interwest Group will be obligated to pay RMI the amount described in the preceding sentence.

    The shareholder agreement also provides that after the merger closes, Interwest Group will vote all RMI common stock beneficially owned by it as directed by a majority of RMI's board of directors. Interwest Group may not sell any RMI shares that it receives in the merger for one year following the closing of the merger, except that it may sell up to 300,000 shares under specified conditions related to increases in the market price of RMI's common stock.

    RMI has agreed to maintain the effectiveness of the registration statement of which this proxy statement/prospectus is a part until the earlier of (a) two years from the closing of the merger or (b) until Interwest Group no longer owns any of the RMI shares acquired in the merger. RMI has also agreed to provide Interwest Group with "piggy-back" registration rights for these shares commencing two years after the closing of the merger.

                             THE EXCHANGE AGREEMENT

    Concurrently with the execution of the original merger agreement and as a condition to RMI entering into the merger agreement, RMI and Internet Communications entered into an amended and restated exchange agreement. If the merger agreement is terminated, subject to the exceptions discussed below, Internet Communications will deliver to RMI 1,199,490 shares of Internet Communications common stock, representing 19.9% of Internet Communications's outstanding common stock on October 18, 2000, and RMI will deliver to Internet Communications 857,635 shares of RMI common stock, representing the number of Internet Communications shares issued to RMI under the exchange agreement multiplied by an exchange ratio of 0.715.

    The exchange of shares contemplated by the exchange agreement may discourage third parties who are interested in acquiring a significant stake in Internet Communications and is intended by RMI to increase the likelihood that the merger will be completed.

    The share exchange will not take place if:

o   The merger is consummated.

o The merger agreement is terminated, and both RMI and Internet Communications agree not to proceed with the exchange.

o The merger agreement is terminated, and Internet Communications, in its sole discretion, elects not to proceed with the exchange.

o Internet Communications terminates the merger agreement for any reason other than because of a material uncured breach of the merger agreement by RMI.

o RMI terminates the merger agreement because of an uncured default by Internet Communications with respect to the limitations on its conduct of its business specified in the merger agreement that would give rise to a financial effect on Internet Communications in excess of $375,000 or would be commercially reasonable for Internet Communications to cure.

    Each party to the exchange agreement has granted a proxy in favor of the board of directors of the other party to vote the shares received under the exchange agreement until transferred to an unaffiliated third party.

    Internet Communications and RMI are subject to certain resale restrictions with respect to the shares received in the share exchange. During the first year following the date of the share exchange and provided that certain market and sale price conditions are satisfied, Internet Communications may sell up to a maximum of 300,000 shares of RMI, or 42% of its RMI shares. Similarly, RMI may sell up to a maximum of 503,786 shares, or 42% of its Internet Communications shares, subject to certain market and sale price conditions. Internet Communications and RMI have agreed to grant registration rights for the resale by the other party of shares received in the share exchange.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The selected unaudited pro forma condensed combined financial information presented below has been derived from the unaudited or audited historical financial statements of RMI and Internet Communications and reflects the present estimate of pro forma adjustments, including a preliminary estimate of the purchase price allocations, which ultimately may be different.

    The acquisition will be accounted for using the purchase method of accounting. Accordingly, the purchase price will be allocated to assets acquired and liabilities assumed, recorded at their estimated relative fair values, which will be subject to adjustment based upon appraisals and other analysis.

    Under the terms of the merger agreement, subject to certain conditions, RMI agreed to issue 0.55 shares of RMI common stock for each share of Internet Communications common stock owned by shareholders other than Interwest Group and its affiliates and to issue 0.45 shares of RMI common stock for each share of Internet Communications common stock owned by Interwest Group and its affiliates. The total number of shares to be issued upon consummation of the merger is currently expected to be between 5.4 and 5.6 million. The final number of shares issued ultimately may be different.

In addition, in order to determine the total number of shares issued, only Internet Communications options and warrants with an exercise price below $2.50 have been considered. Internet Communications has additional options and warrants with an exercise price above $2.50 that will expire unexercised at the closing of the acquisition.

    The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 give effect to the acquisition as if it had been consummated at the beginning of such periods. These pro forma statements of operations combine the historical consolidated statements of operations for the periods reported for RMI and Internet Communications.

    The unaudited pro forma condensed combined balance sheet as of June 30, 2000 gives effect to the acquisition as if it had been consummated on that date. The pro forma balance sheet combines the historical consolidated balance sheets at that date for RMI and Internet Communications.

    The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the transaction described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma condensed combined financial data presented below should be read in conjunction with the audited historical financial statements and related notes thereto of RMI and Internet Communications.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AS OF JUNE 30, 2000
                                   (Unaudited)


                                                              INTERNET        PRO FORMA       PRO FORMA          PRO FORMA
                                            RMI.NET, INC.  COMMUNICATIONS     SUBTOTAL      ADJUSTMENTS(A)       COMBINED
                                            -------------  --------------     ---------     --------------       ---------
                                                                         (DOLLARS IN THOUSANDS)
                                                                                ASSETS
CURRENT ASSETS
Cash and cash equivalents                     $  2,507      $          24  $          2,531    $     --          $  2,531
Trade receivables less
  allowance for doubtful accounts                5,539              2,242             7,781          --             7,781
Prepaid expenses and other                       1,075              3,642             4,717          --             4,717
                                              --------      -------------  ----------------    --------          --------
Total Current Assets                             9,121              5,908            15,029          --            15,029
                                              --------      -------------  ----------------    --------          --------


PROPERTY AND EQUIPMENT, net                     10,041                888            10,929          --            10,929
Goodwill, net                                   38,874                728            39,602       7,648 (1)        47,250
Other assets, net                                5,614                364             5,978          --             5,978
                                              --------      -------------  ----------------    --------          --------
Total Assets                                  $ 63,650      $       7,888  $         71,538    $  7,648          $ 79,186
                                              ========      =============  ================    ========          ========

                                                                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                              $  3,432      $       2,178  $          5,610    $     --          $  5,610
Current maturities of
   long term debt and
   capital lease obligations                     2,069              3,547             5,616      (3,500)(2)         2,116
Deferred revenue                                 2,488                579             3,067          --             3,067
Accrued expenses and other                       6,159                946             7,105          --             7,105
                                              --------      -------------  ----------------    --------          --------
Total Current Liabilities                       14,148              7,250            21,398      (3,500)           17,898

LONG-TERM DEBT AND
   CAPITAL LEASE OBLIGATIONS                     5,982                 10             5,992          --             5,992
   DEFERRED REVENUE                                 --                 66                66          --                66
                                              --------      -------------  ----------------    --------          --------
Total Liabilities                               20,130              7,326            27,456      (3,500)           23,956

STOCKHOLDERS' EQUITY
Preferred stock, Series A                           --              5,000             5,000      (5,000)(3)            --
Preferred stock, Series B                           --              1,822             1,822      (1,822)(3)            --
Common stock                                        22             15,687            15,709       3,500 (2)            27
                                                                                                  6,822 (3)
                                                                                                    124 (4)
                                                                                                      5 (1)
                                                                                                (26,133)(1)
Additional paid in capital                     102,397                              102,397      11,705 (1)       114,102

Dividends payable                                   --                124               124        (124)(4)            --
Accumulated deficit                            (58,826)           (22,071)          (80,897)     22,071 (1)       (58,826)
Unearned compensation                              (73)                --               (73)         --               (73)
                                              --------      -------------  ----------------    --------          --------
                                                43,520                562            44,082      11,148            55,230
                                              --------      -------------  ----------------    --------          --------
Total Liabilities and Stockholders' Equity    $ 63,650      $       7,888  $         71,538    $  7,648          $ 79,186
                                              ========      =============  ================    ========          ========

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)


                                                                                    HISTORICAL
                                                                    INTERNET         PRO FORMA       PRO FORMA        PRO FORMA
                                             RMI.NET, INC.       COMMUNICATIONS      SUBTOTAL     ADJUSTMENTS(A)      COMBINED
                                             -------------       --------------     ----------    --------------      ---------
                                                                (AMOUNT IN THOUSANDS, EXCEPT PER SHARE DATA)
  Revenue:
     Connectivity Services                      $ 19,122            $    --          $ 19,122        $    --          $ 19,122
     Web Solutions                                 4,603                 --             4,603             --             4,603
     Network Integration                              --              6,826             6,826             --             6,826
     Network Services                                 --              4,961             4,961             --             4,961
                                                --------            -------          --------        -------          --------
                                                  23,725             11,787            35,512             --            35,512
                                                --------            -------          --------        -------          --------
  Costs and expenses:
     Operating expenses                           13,828              9,181            23,009             --            23,009
     Selling expenses                              3,642              1,419             5,061             --             5,061
     General and administrative expenses          13,959              2,205            16,164             --            16,164
     Depreciation and amortization                 8,504                419             8,923            765(5)          9,688
                                                --------            -------          --------        -------          --------

  Total costs and expenses                        39,933             13,224            53,157            765            53,922
                                                --------            -------          --------        -------          --------
  Operating loss                                 (16,208)            (1,437)          (17,645)          (765)          (18,410)
                                                --------            -------          --------        -------          --------

  Other income (expense):
     Interest expense                               (174)              (230)             (404)           145(6)           (259)
     Interest income                                 130                 --               130             --               130
     Other income (expense), net                      10                 --                10             --                10
                                                --------            -------          --------        -------          --------
                                                     (34)              (230)             (264)           145              (119)
                                                ---------           -------          --------        -------          --------

  Net loss                                       (16,242)            (1,667)          (17,909)          (620)          (18,529)


  Preferred stock dividends                           --                248               248           (248)(7)            --
                                                --------            -------          --------        -------          --------

  Net loss applicable to common stockholders    $(16,242)           $(1,915)         $(18,157)       $  (372)         $(18,529)
                                                ========            =======          ========        =======          ========

  Loss per share to common stockholders:
     Weighted average number of common shares                                                         (5,916)
          outstanding(8)                          21,295              5,916                            5,101            26,396
                                                ========            =======                          =======          ========


  Basic and Diluted loss per share(8)           $  (0.76)           $ (0.32)                                          $  (0.70)
                                                ========            =======                                           ========

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                   (Unaudited)


                                                                                   HISTORICAL
                                                                    INTERNET        PRO FORMA        PRO FORMA        PRO FORMA
                                                 RMI.NET, INC.   COMMUNICATIONS     SUBTOTAL      ADJUSTMENTS(A)      COMBINED
                                                 -------------   --------------    ----------     --------------      ---------
                                                                  (AMOUNT IN THOUSANDS, EXCEPT PER SHARE DATA)

  Revenue:
     Connectivity Services                         $ 25,864         $     --        $ 25,864         $    --          $ 25,864
     Web Solutions                                    4,258               --           4,258              --             4,258
     Network Integration                                 --           12,575          12,575              --            12,575
     Network Services                                    --           11,875          11,875              --            11,875
                                                   --------         --------        --------         -------          --------
                                                     30,122           24,450          54,572              --            54,572
                                                   --------         --------        --------         -------          --------
  Costs and expenses:
     Operating expenses                              17,816           18,798          36,614              --            36,614
     Selling expenses                                 6,005            3,367           9,372              --             9,372
     General and administrative expenses             21,995            5,131          27,126              --            27,126
     Depreciation and amortization                    8,852              961           9,813           1,530(5)         11,343
                                                   --------         --------        --------         -------          --------

  Total costs and expenses                           54,668           28,257          82,925           1,530            84,455
                                                   --------         --------        --------         -------          --------
  Operating loss                                    (24,546)          (3,807)        (28,353)         (1,530)          (29,883)
                                                   --------         --------        --------         -------          --------

  Other income (expense):
     Interest expense                                  (542)            (258)           (800)            262(6)           (538)
     Interest income                                    174               --             174              --               174
     Other income (expense), net                        (14)              --             (14)             --               (14)
                                                   --------         --------        --------         -------          --------
                                                       (382)            (258)           (640)            262              (378)
                                                   --------         --------        --------         -------          --------

  Net loss                                          (24,928)          (4,065)        (28,993)         (1,268)          (30,261)


  Preferred stock dividends                             207              412             619            (412)(7)           207
                                                   --------         --------        --------         -------          --------

  Net loss applicable to common stockholders       $(25,135)        $ (4,477)       $(29,612)        $  (856)         $(30,468)
                                                   ========         ========        ========         =======          ========


  Loss per share to common stockholders:
     Weighted average number of common shares                                                         (5,647)
        outstanding(8)                               13,736            5,647                           5,101            18,837
                                                   ========         ========                         =======          ========


  Basic and Diluted loss per share(8)              $  (1.83)        $  (0.79)                                         $  (1.62)
                                                   ========         ========                                          ========

                        NOTES TO THE PRO FORMA CONDENSED
                             COMBINED FINANCIAL DATA
                                   (unaudited)

BASIS OF PRESENTATION

    The accompanying unaudited pro forma condensed combined balance sheet is presented as of June 30, 2000. The accompanying unaudited pro forma condensed combined statement of operations is presented for the year ended December 31, 1999 and the six months ended June 30, 2000.

(A) Pro Forma Adjustments: The following pro forma adjustments have been made to the unaudited condensed combined balance sheet as of June 30, 2000 and the unaudited condensed combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000.

    (1) To reflect the issuance of 5,100,848 shares of RMI common stock valued at $11.7 million, in connection with the acquisition of Internet Communications and to eliminate the equity accounts of the acquired company. Of the $11.7 million purchase price, $0.5 million has been attributed to warrants allowing former Internet Communications shareholders to purchase approximately 2,410,000 shares of RMI common stock at an exercise price of $7.00 per share for the period beginning 30 days following the merger and ending 24 months from the date of the merger. These warrants are callable at the option of RMI if the daily closing price of RMI stock equals or exceeds $8.00 per share for five consecutive trading days. The $7.6 million excess of the purchase price over the fair value of the assets acquired has been allocated to goodwill. Shares of common stock issued for the acquisition were recorded at an RMI share price of $2.21, the fair market value as based on the average market price of RMI's publicly traded stock during the period between September 7 and September 13, 2000. The final allocation of the purchase price will be made after the appropriate appraisals or analyses are performed. Upon completion of the appraisals and in accordance with the terms thereof, the excess purchase price currently allocated to goodwill will be allocated to the appropriate asset classifications, including customer list and goodwill. While goodwill will be amortized over a period of five years, other identified intangibles may be amortized over shorter periods, which would therefore increase amortization expense.

    (2) To record the conversion of the $3.5 million loan from Interwest Group, Inc., Internet Communications' controlling shareholder, to equity. Under the terms of the acquisition agreement, immediately prior to completion of the acquisition, the loan will be converted to Internet Communications equity at the rate of $2.50 per share that will then be converted into RMI common stock.

    (3) To record the conversion of the Series A and Series B Preferred Stock to common stock.

    (4)  To convert the dividends payable of acquired company to common stock.

    (5) To adjust amortization expense for the increase in goodwill, using a life of five years, as if such acquisition had been completed as of the beginning of such periods.

    (6) To reduce interest expense for the reduction in the outstanding Internet Communications line of credit balance. The outstanding line of credit was repaid with the $3.5 million loan received from Interwest Group, Inc.

    (7) To eliminate preferred stock dividends as a result of the conversion of Internet Communications preferred stock into RMI common stock.

    (8) The Basic and Diluted loss per share from continuing operations and the average number of common shares outstanding for the pro forma combined amounts give effect to the results as if the acquisition of Internet Communications Corporation had been completed at the beginning of the period.



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

      COMPARISON OF THE RIGHTS OF HOLDERS OF INTERNET COMMUNICATIONS COMMON
                           STOCK AND RMI COMMON STOCK

    Internet Communications is a Colorado corporation and the rights of its shareholders are governed by the laws of the State of Colorado and its articles of incorporation and bylaws. RMI is a Delaware corporation and the rights of it shareholders are governed by the laws of the State of Delaware and its certificate of incorporation and bylaws. Following consummation of the merger, Internet Communications shareholders will become RMI shareholders and as such their rights will be governed by Delaware law and RMI's certificate of incorporation and bylaws.

    The following is a summary of the material differences between the rights of holders of Internet Communications capital stock and the rights of holders of RMI capital stock at the date hereof. These differences arise from disparities between the Colorado Business Corporation Act and the General Corporation Law of the State of Delaware and between the respective corporate charters and bylaws of Internet Communications and RMI. This summary is not a complete comparison of rights that may be of interest to Internet Communications shareholders, and Internet Communications shareholders should therefore read the full text of each states' corporate statutes and the respective corporate charters and bylaws of Internet Communications and RMI. For information as to how these documents may be obtained, refer to "Where You Can Find More Information" on page 58 of this proxy statement/prospectus.

                               NUMBER OF DIRECTORS

    Both Delaware and Colorado law state that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The RMI bylaws and the Internet Communications bylaws provide that the number of directors which shall constitute the board of directors shall be fixed from time to time by the their respective board of directors.

                     STAGGERED/CLASSIFIED BOARD OF DIRECTORS

    A staggered board of directors (as it is called under Colorado law) or a classified board of directors (as it is called under Delaware law) is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change of control of a corporation is a lengthier and more difficult process.

    Both Delaware and Colorado law permit, but do not require, a classified or staggered board of directors, by which the directors can be divided into as many as three classes with staggered terms of office with only one class of directors standing for election each year. RMI's charter and bylaws do not provide for a classified board. Internet Communications's charter and bylaws provide for a staggered board divided into three classes, each of which serves for a staggered three-year term. Following the merger, the change of control protections provided to the Internet Communications's shareholders provided by the staggered board will be terminated.

                              REMOVAL OF DIRECTORS

    In both Delaware and Colorado, a corporation may remove directors, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, no director may be removed if the number of votes cast against such removal would be sufficient to elect the director.

    Under Colorado law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. Internet Communications's articles of incorporation provide that directors may be removed only for cause, which combined with the staggered board, may make it harder for a third party to take over control of the board of directors.

    In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. RMI's certificate of incorporation does not provide for a classified board of directors or for cumulative voting. Therefore, after the merger, the former shareholders of Internet Communications will be entitled to greater rights to remove the directors of RMI.

                   FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of any shareholder or shareholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order any election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

    RMI's bylaws provide that vacancies may be filled by a majority of the directors then in office. Any director elected by the board of directors to fill a vacancy or newly created directorship shall hold office until such director's successor is elected and qualified.

    Colorado law provides that, unless otherwise provided in the articles of incorporation or bylaws, vacancies may be filled by the shareholders or the directors. If, at the time of the vacancy, the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

    Internet Communications's bylaws provide that vacancies may be filled by a majority of the directors then in office. Any director elected by the board of directors to fill a vacancy or newly created directorship shall hold office for the remainder of the full term of the class of directors in which such directorship is part, and until such director's successor is elected and qualified.

                        AMENDMENTS TO GOVERNING DOCUMENTS

    In order to amend a Delaware corporation's certificate of incorporation, Delaware requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of a particular class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law provides that the power to adopt, amend or repeal the bylaws of a corporation shall be in the shareholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the shareholders. RMI's certificate of incorporation expressly authorizes the board of directors to adopt, amend and repeal the RMI bylaws.

    Under Colorado law, unless otherwise provided in the articles of incorporation, the board of directors may adopt, without shareholder action, various non-substantive amendments to the articles of incorporation, such as deleting the names and addresses of the initial directors or the initial registered agent (provide that a statement of change is on file) from the articles of incorporation or certain minor changes to the corporate name. For all other amendments to the articles of incorporation, the board of directors or shareholders representing at least 10% of all of the votes entitle to be cast on the amendment may propose an amendment to the articles of incorporation for submission to the shareholders. For an amendment to be adopted, the board of directors must recommend the amendment to the shareholders unless the amendment is proposed by the shareholders or unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should not make a recommendation and communicates the basis for such a determination to the shareholders with the amendment. Further, Colorado law states that if an amendment would increase or decrease the aggregate number of authorized shares of a particular class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the articles of incorporation. Under Colorado law, the board of directors may amend the bylaws at any time to add, change or delete a provision, unless the articles of incorporation or a specific provision of Colorado law reserves such power exclusively to the shareholders in whole or in part. In addition, the shareholders may amend the bylaws even though the bylaws may also be amended by the board of directors.

    Internet Communications's articles of incorporation provide that the articles of incorporation may be amended by the affirmative vote or ratified by the written consent of a majority of the shares entitled to vote thereon at a meeting called for such purpose or ratified by the written consent of the required shareholders. Internet Communications's bylaws may be altered, amended or repealed, and new bylaws may be adopted by the affirmative vote of a majority of the members of the board of directors represented at any regular or special meeting of the board of directors.

                            ADVANCE NOTICE OF MEETING

    Delaware law and RMI's bylaws require that shareholders be provided prior written notice no more than 60 days nor less than ten days before the date of the meeting of shareholders.

    Colorado law and Internet Communications's bylaws require that shareholders be provided prior written notice no more than 60 days nor less than ten days before the date of a meeting of shareholders; provided that if the number of authorized shares is to be increased, at least 30 days' notice must be given.

                     SHAREHOLDER CONSENT IN LIEU OF MEETING

    Under Delaware law, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. RMI's certificate of incorporation does not prohibit shareholder action by written consent and the RMI bylaws explicitly permit shareholder action without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted.

    Under Colorado law, unless otherwise provided in the articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of all of the outstanding stock entitled to vote. Internet Communications's articles of incorporation and bylaws do not prohibit such action.

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

    Delaware and Colorado have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states permit, with certain exceptions, a corporation to adopt a provision in its articles of incorporation or certificate of incorporation, as the case may be, eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

    Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    The RMI bylaws provide that RMI's officers and directors shall be indemnified by RMI to the full extent permitted by Delaware law and advance all reasonable expenses incurred by or on behalf of any such officer or director. RMI's certificate of incorporation provides that no director of RMI shall be personally liable to RMI or its shareholders for monetary damages for breach of fiduciary duty except as to liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for violations of Section 187 of the General Corporation Law of the State of Delaware, and (d) for any transaction in which the director received an improper personal benefit.

    Internet Communications's articles of incorporation eliminate the liability of directors to the corporation to the fullest extent permissible under Colorado law and, if consistent with Colorado law, to a greater extent if authorized by resolution of the board of directors and shareholders. Colorado law does not permit the elimination of monetary liability where such liability is based on
(a) conduct or knowing and culpable violation of law, (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director, (c) receipt of an improper personal benefit, (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, (f) interested transactions between the corporation and a director in which a director has a material financial interest, and (g) liability for improper distributions, loans or guarantees.

    Both Delaware and Colorado law require indemnification by the corporation when the individual has defended successfully the action on the merits or otherwise. Expenses incurred by an officer or director in defending an action may be paid in advance under Delaware law and Colorado law if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

                               DISSENTERS' RIGHTS

    Under both Delaware and Colorado law, holders of shares of any class or series, who neither vote in favor of a merger or consolidation nor consent thereto in writing, have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares. Delaware grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Colorado grants dissenters' appraisal rights for mergers, share exchanges, sales or transfers of all or substantially all of a corporation's assets for which a shareholder vote is required and sales or transfers of all or substantially all of the assets of an entity controlled by the corporation for which a shareholder vote is required.

    Under both Delaware and Colorado law, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 shareholders, unless the agreement of merger or consolidation converts such shares into anything other than (a) stock of the surviving corporation, (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares, or (d) some combination of the above. In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the shareholders of the surviving corporation.

                         INSPECTION OF SHAREHOLDER LIST

    Both Delaware law and Colorado law allow any shareholder to inspect the accounting books and records and minutes of proceedings of the shareholders and the board of directors and to inspect the shareholders' list at any reasonable time during usual business hours, for a purpose reasonably related to such shareholder's interests as a shareholder of the corporation.

               SHAREHOLDER APPROVAL OF EXTRAORDINARY TRANSACTIONS

    Delaware law requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger or consolidation of a corporation, except that, unless required by its certificate of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if (a) such corporation's certificate of incorporation is not amended in any respect by the merger, (b) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (c) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. Shareholder approval is also not required under Delaware law for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock. Delaware law provides that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets. RMI's certificate of incorporation does not require a greater percentage vote for such actions.

    Colorado law provides that for certain changes in the fundamental nature of the corporation, such as mergers, sales of all or substantially all the property of the corporation not in the ordinary course of business and dissolutions, the affirmative vote of the majority of the votes entitled to be cast on the proposal by each voting group entitled to vote thereon, rather than by a majority of the shares voting at a meeting at which a quorum is present, is required.

        ANTI-TAKEOVER PROVISIONS AND INTERESTED SHAREHOLDER TRANSACTIONS

    Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested shareholder" within three years of the shareholder becoming an "interested shareholder." An "interested shareholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of

15% or more of the outstanding voting stock at any time within the prior three year period. A "business combination" includes a merger or consolidation involving the corporation and the interested shareholder, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation involving the corporation and the interested shareholder, certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation and the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    This provision does not apply where (a) either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the corporation's board of directors prior to the date the interested shareholder acquired such 15% interest, (b) upon the consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered, (c) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested shareholders at an annual or special meeting, (d) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 shareholders unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder or from a transaction in which a person becomes an interested shareholder, (e) the shareholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% shareholder in the preceding three years but for the inadvertent acquisition of ownership, (f) the shareholder acquired the 15% interest when these restrictions did not apply, or (g) the corporation has opted out of this provision. RMI has not opted out of this provision.

    Colorado law does not contain an equivalent business combination provision.

                          SHAREHOLDER DERIVATIVE SUITS

    Derivative actions may be brought in Delaware by a shareholder on behalf of, and for the benefit of, a Delaware corporation. Delaware law provides that a shareholder must state in the complaint that he or she was a shareholder of the corporation at the time of the transaction of which he or she complains. A shareholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless the shareholder can demonstrate that such demand would have been futile.

    Derivative actions may also be brought in Colorado by a shareholder on behalf of, and for the benefit of, a Colorado corporation. Colorado law provides that a shareholder must be a shareholder of the corporation at the time of the transaction of which the shareholder complains. If the shareholder bringing the derivative action holds less than 5% of the outstanding shares of any class of the corporation, unless such shares have a market value in excess of $25,000, the corporation is entitled to require the shareholder to post a bond for the costs and reasonable expenses, excluding attorneys' fees, which may be directly attributable to and incurred by the corporation in defense of the derivative action or may be incurred by other parties named as defendant in such action for which the corporation may become legally liable. A shareholder may not sue derivatively unless the shareholder first makes demand on the board of directors to bring the suit and such demand has been refused, unless the shareholder can demonstrate that such demand would have been futile.

                    SELLING SHAREHOLDER PLAN OF DISTRIBUTION

    Interwest Group will receive approximately 3,763,249 shares of RMI common stock in connection with the merger and may receive additional shares of RMI upon exercise of the Interwest Group warrant. This proxy statement/prospectus covers the reoffering and resale by Interwest Group of these shares of RMI common stock during the period November 28, 2001 through November 28, 2002. These shares may be sold from time to time by Interwest in one or more of the following transactions:

o   Block transactions;

o Transactions on the Nasdaq National Market or on such other market on which RMI common stock may trade from time to time;

o   Privately negotiated transactions;

o   Through the writing of options on the shares;

o   Short sales; or

o   Any combination of these transactions.

The sale price to the public in these transactions may be:

o   The market price prevailing at the time of sale;

o   A price related to the prevailing market price;

o   Negotiated prices; or

o   Such other price as Interwest Group determines from time to time.

    In the event RMI permits or causes this proxy statement/prospectus to lapse, Interwest Group may sell shares of RMI common stock pursuant to Rule 144 under the Securities Act.

    Interwest Group may also sell its shares of RMI common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from Interwest Group and/or the purchasers of these shares of RMI common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of RMI common stock will do so for their own account and at their own risk. It is possible that Interwest Group will attempt to sell shares of RMI common stock in block transactions to market makers or other purchasers at a price per share that may be below the prevailing market price of RMI common stock.

    Interwest Group may sell all or any part of its shares of RMI common stock offered hereby through an underwriter. Interwest Group has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If Interwest Group enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this proxy statement/prospectus.

    Interwest Group and any other persons participating in the sale or distribution of its shares of RMI common stock will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of RMI common stock by, Interwest Group. Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to the securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. These regulations may affect the marketability of these shares of RMI common stock.

    RMI will pay substantially all expenses incident to the reoffering of the resale shares by Interwest Group to the public, other than commissions and discounts of underwriters, dealers or agents. RMI will receive no proceeds from any sales of such shares under this proxy statement/prospectus by Interwest Group.

    As of the date of this proxy statement/prospectus, Interwest Group does not own any RMI common stock.



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

                                     EXPERTS

    Ernst & Young LLP, independent auditors, have audited RMI's consolidated financial statements and schedule included in RMI's Annual Report on Form 10-K as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999, as set forth in their report, which is incorporated in this proxy statement/prospectus by reference. Baird, Kurtz & Dobson, independent accountants, have audited RMI's consolidated financial statements and schedule for the year ended December 31, 1997 included in RMI's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated in this prospectus/proxy statement by reference. RMI's consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's and Baird, Kurtz & Dobson's reports, given on their authority as experts in accounting and auditing.

    KPMG LLP, independent auditors, have audited Internet Communications's consolidated financial statements and schedules included in Internet Communications's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated in this proxy statement/prospectus by reference. Internet Communications's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

    The validity of the shares of RMI common stock offered by this proxy statement/prospectus will be passed upon for RMI by its general counsel.

                       WHERE YOU CAN FIND MORE INFORMATION

    RMI and Internet Communications file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. RMI common stock is listed on the Nasdaq National Market and Internet Communications common stock is listed on the Nasdaq SmallCap System. Our reports, proxy statements, prospectuses and other information we file with the Securities and Exchange Commission can be reviewed at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006. You may also read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the


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

Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

    The Securities and Exchange Commission allows RMI and Internet Communications to "incorporate by reference" the information each of us files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus and is deemed to be a part of this proxy statement/prospectus, except for information superseded by information contained directly in this proxy statement/prospectus. We incorporate by reference the documents listed below and, in the case of RMI, any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 through the closing date of the merger and, with respect to the resale of the RMI common stock issued to Interwest Group, through November 28, 2002:

o   RMI's Annual Report on Form 10-K for the year ended December 31, 1999;

o RMI's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and the amendment thereto on Form 10Q-A filed on August 14, 2000;

o   RMI's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

o RMI's Current Reports on Form 8-K and 8K-A filed on January 7, February 2, February 3, April 3, July 7, September 21 and October 5, 2000;

o   RMI's Definitive Proxy Statement for the 2000 Annual Meeting of
    Stockholders;

o the description of RMI's common stock contained in RMI's registration statement on Form 8-A, filed August 14, 1996;

o Internet Communications's Annual Report on Form 10-K for the year ended December 31, 1999 and the amendment thereto on Form 10K-A filed on April 28, 2000;

o Internet Communications's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

o Internet Communications's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000; and

o   Internet Communications's Current Report on Form 8-K filed on March 31,
    2000.

RMI's and Internet Communications's Annual Reports on Form 10-K for the year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2000 are included with this proxy statement/prospectus.

    RMI filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission RMI common stock to be issued to Internet Communications shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of RMI as well as being a proxy statement of Internet Communications for the Internet Communications special meeting.

    RMI has supplied all the information contained in this proxy statement/prospectus relating to RMI and Internet Communications has supplied all such information relating to Internet Communications. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information relating to RMI and Internet Communications you can find in the registration statement or the exhibits to the registration statement.

    You can obtain any of the documents incorporated by reference through RMI, Internet Communications or the Securities and Exchange Commission. Documents incorporated by reference are available from RMI or Internet Communications without charge, excluding all exhibits. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them orally or in writing from the following addresses or by telephone:

RMI.NET, Inc.                             Internet Communications Corporation
Christopher J. Melcher                    Thomas C. Galley
Vice President and General                President and Chief Executive
Counsel                                   Officer
999 Eighteenth Street,                    7100 East Belleview Avenue,
Suite 2300                                Suite 201
Denver, Colorado 80202                    Greenwood Village, Colorado 80111
(303) 672-0700                            (303) 770-7600

You may also want to refer to RMI's web site at www.rmi.net or Internet Communications's web site at www.incc.net.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. RMI AND INTERNET COMMUNICATIONS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO INTERNET COMMUNICATIONS'S SHAREHOLDERS NOR THE ISSUANCE OF RMI COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A


                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                RMI.NET, INC., A DELAWARE CORPORATION ("PARENT"),



        INTERNET ACQUISITION CORPORATION, A COLORADO CORPORATION ("SUB")



                                       AND



           INTERNET COMMUNICATIONS CORPORATION, A COLORADO CORPORATION
                                   ("COMPANY")




                          DATED AS OF OCTOBER 18, 2000

                                TABLE OF CONTENTS


                                                                                                               PAGE

Article 1    THE MERGER..........................................................................................2

         Section 1.1       The Merger............................................................................2

         Section 1.2       Effective Time........................................................................2

         Section 1.3       Effects of the Merger.................................................................2

         Section 1.4       Charter and By-laws; Directors and Officers...........................................2

         Section 1.5       Conversion of Securities..............................................................3

         Section 1.6       Parent to Make Certificates Available.................................................4

         Section 1.7       Dividends; Transfer Taxes; Withholding................................................5

         Section 1.8       No Fractional Securities..............................................................6

         Section 1.9       Return of Exchange Fund...............................................................6

         Section 1.10      No Further Ownership Rights in Company Common Stock...................................6

         Section 1.11      Closing of Company Transfer Books.....................................................7

         Section 1.12      Lost Certificates.....................................................................7

         Section 1.13      Dissenters' Rights....................................................................7

         Section 1.14      Further Assurances....................................................................8

         Section 1.15      Closing...............................................................................8


Article 2    REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB....................................................8

         Section 2.1       Organization, Standing and Power......................................................8

         Section 2.2       Capital Structure.....................................................................8

         Section 2.3       Authority.............................................................................9

         Section 2.4       Consents and Approvals; No Violation.................................................10

         Section 2.5       Parent Common Stock to be Issued in the Merger.......................................11

         Section 2.6       SEC Documents and Other Reports......................................................11

         Section 2.7       Absence of Certain Changes or Events.................................................12

         Section 2.8       Reorganization.......................................................................12

         Section 2.9       Permits and Compliance...............................................................12

         Section 2.10      Tax Matters..........................................................................13

         Section 2.11      Actions and Proceedings..............................................................14

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
         Section 2.12      Liabilities..........................................................................14

         Section 2.13      Intellectual Property................................................................14

         Section 2.14      Environmental Matters................................................................15

         Section 2.15      Suppliers and Distributors...........................................................16

         Section 2.16      Insurance............................................................................16

         Section 2.17      Transactions with Affiliates.........................................................17

         Section 2.18      Brokers..............................................................................17


Article 3    REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................17

         Section 3.1       Organization, Standing and Power.....................................................17

         Section 3.2       Capital Structure....................................................................18

         Section 3.3       Authority............................................................................19

         Section 3.4       Consents and Approvals; No Violation.................................................20

         Section 3.5       SEC Documents and Other Reports......................................................21

         Section 3.6       Absence of Certain Changes or Events.................................................21

         Section 3.7       Permits and Compliance...............................................................22

         Section 3.8       Tax Matters..........................................................................22

         Section 3.9       Actions and Proceedings..............................................................23

         Section 3.10      Certain Agreements...................................................................24

         Section 3.11      ERISA................................................................................25

         Section 3.12      No Undisclosed Material Liabilities..................................................27

         Section 3.13      Labor Matters........................................................................27

         Section 3.14      Intellectual Property................................................................27

         Section 3.15      Opinion of Financial Advisor.........................................................28

         Section 3.16      Required Vote of Company Shareholders................................................28

         Section 3.17      Reorganization.......................................................................28

         Section 3.18      Environmental Matters................................................................28

         Section 3.19      Suppliers and Distributors...........................................................29

         Section 3.20      Insurance............................................................................29

         Section 3.21      Transactions with Affiliates.........................................................30

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
         Section 3.22      Title to and Sufficiency of Assets...................................................30

         Section 3.23      Brokers..............................................................................31

         Section 3.24      Books and Records....................................................................31

         Section 3.25      Bank Accounts........................................................................31

         Section 3.26      Litigation...........................................................................31


Article 4    COVENANTS RELATING TO CONDUCT OF BUSINESS..........................................................31

         Section 4.1       Conduct of Business by the Company Pending the Merger................................31

         Section 4.2       Procedures for Parent Approval; Cure.................................................35

         Section 4.3       No Solicitation......................................................................36

         Section 4.4       Third Party Standstill Agreements....................................................38

         Section 4.5       Company Significant Contracts........................................................38

         Section 4.6       Key Employees........................................................................38

         Section 4.7       Reorganization.......................................................................38

         Section 4.8       Controlling Shareholder Loan.........................................................38

         Section 4.9       Indebtedness.........................................................................39

         Section 4.10      Observer Rights......................................................................40


Article 5    ADDITIONAL AGREEMENTS..............................................................................40

         Section 5.1       Shareholder Meetings.................................................................40

         Section 5.2       Preparation of the Registration Statement and the Proxy Statement....................41

         Section 5.3       Access to Information................................................................43

         Section 5.4       Rule 145 Letters.....................................................................43

         Section 5.5       Stock Exchange Listings..............................................................43

         Section 5.6       Fees and Expenses....................................................................43

         Section 5.7       Company Stock Options................................................................44

         Section 5.8       Conversion of Current Company Preferred Stock........................................45

         Section 5.9       Warrant Agreement....................................................................45

         Section 5.10      Premerger Notification to Federal Trade Commission...................................45

         Section 5.11      Efforts Required.....................................................................46

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
         Section 5.12      Public Announcements.................................................................47

         Section 5.13      State Takeover Laws..................................................................47

         Section 5.14      Indemnification; Directors and Officers Insurance....................................47

         Section 5.15      Notification of Certain Matters......................................................47

         Section 5.16      Repayment/Conversion of Controlling Shareholder Loan.................................48

         Section 5.17      Escrow of Funds and Shares by Parent.................................................48

         Section 5.18      Controlling Shareholder Warrant Agreement............................................48


Article 6    CONDITIONS PRECEDENT TO THE MERGER.................................................................49

         Section 6.1       Conditions to Each Party's Obligation to Effect the Merger...........................49

         Section 6.2       Conditions to Obligation of the Company to Effect the Merger.........................50

         Section 6.3       Conditions to Obligations of Parent and Sub to Effect the Merger.....................51

Article 7    TERMINATION, AMENDMENT AND WAIVER..................................................................52

         Section 7.1       Termination..........................................................................52

         Section 7.2       Effect of Termination................................................................54

         Section 7.3       Amendment............................................................................54

         Section 7.4       Waiver...............................................................................55


Article 8    GENERAL PROVISIONS.................................................................................55

         Section 8.1       Notices..............................................................................55

         Section 8.2       Interpretation.......................................................................56

         Section 8.3       Counterparts.........................................................................56

         Section 8.4       Entire Agreement; No Third-Party Beneficiaries.......................................56

         Section 8.5       Governing Law........................................................................56

         Section 8.6       Assignment...........................................................................57

         Section 8.7       Severability.........................................................................57

         Section 8.8       Enforcement of this Agreement........................................................57

         Section 8.9       Defined Terms........................................................................57

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER



                  This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2000 (this "Agreement"), is among RMI.NET, Inc., a Delaware corporation ("Parent"), INTERNET ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of Parent ("Sub"), and INTERNET COMMUNICATIONS CORPORATION, a Colorado corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS:


                  A. The respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of the Sub with and into the Company upon the terms and subject to the conditions of this Agreement (the "Merger"), and the respective Boards of Directors of Parent, Sub, the Company and Interwest Group, Inc., a Colorado corporation and the controlling shareholder of the Company (the "Controlling Shareholder") have approved and adopted this Agreement;

                  B. The respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective Shareholders;

                  C. Parent, Sub and the Company entered into an Agreement and Plan of Merger, dated March 17, 2000 (the "Original Agreement");

                  D. In order to induce Parent and Sub to enter into the Original Agreement, concurrently therewith Parent, the Company and the Controlling Shareholder, entered into the Shareholder Agreement dated March 17, 2000 (the "Original Shareholder Agreement");

                  E. In order to induce the Company to enter into the Original Agreement, concurrently therewith Parent and the Company entered into the Exchange Agreement dated March 17, 2000 (the "Original Exchange Agreement");

                  F. Simultaneously herewith, and in order to induce Parent and Sub to enter into this Agreement, the Original Shareholder Agreement is amended, restated and superseded in its entirety by a Shareholder Agreement by and between Parent, the Company and the Controlling Shareholder, dated October 18, 2000 (the "Shareholder Agreement"), in the form of the attached Exhibit A;

                  G. Simultaneously herewith, and in order to induce the Company to enter into this Agreement, the Original Exchange Agreement is amended, restated and superseded in its entirety by an Exchange Agreement between Parent and the Company, dated October 18, 2000 (the "Exchange Agreement"), in the form of the attached Exhibit B;

                  H. For federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that by executing this Agreement, the parties intend to adopt a plan of reorganization within the meaning of Section 368 of the Code and the regulations promulgated thereunder; and

                  I. This Agreement amends, restates and supersedes in its entirety the Original Agreement among Parent, Sub and the Company.

                                   AGREEMENT:


                  NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

                  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Colorado Business Corporations Act, as amended (the "CBCA"), the Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the Company shall sometimes hereinafter be referred to as the "Surviving Corporation") and as a wholly-owned subsidiary of Parent.

                  Section 1.2 Effective Time. The Merger shall become effective when the Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the CBCA, are filed with the Secretary of State of the State of Colorado; provided, however, that, upon mutual consent of the Constituent Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after the date the Articles of Merger are filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are accepted for filing or such later time established by the Articles of Merger. The Articles of Merger shall be filed on the Closing Date (as defined in Section 1.15).

                  Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 7-111-106 of the CBCA.

                  Section 1.4 Charter and By-laws; Directors and Officers.

                           (a) Articles of Incorporation and Bylaws. The Articles of Incorporation of Company in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The By-laws of Company in effect at the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                           (b) Directors/Officers. The directors of the Sub at the Effective Time shall continue to be, without further action, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub at the Effective Time shall continue to be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

                           (a) Stock of Sub. Each issued and outstanding share of common stock, no par value per share, of Sub shall be converted into one (1) share of Company Common Stock (as hereinafter defined).

                           (b) Certain Company Common Stock Cancelled. All shares of Company Common Stock that are held in the treasury (if any) of the Company and any shares of Company Common Stock owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

                           (c) Conversion. Subject to the provisions of Section
         1.8 and Section 1.13 hereof, (A) each share of common stock, no par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b) and shares held by the Controlling Shareholder and/or any affiliate, transferee or assignee of the Controlling Shareholder, but including shares outstanding as a result of Section 5.7(a)) shall be converted into the right to receive
         (i) 0.55 shares of Parent's common stock, $0.001 par value per share ("Parent Common Stock"), and (ii) except for the directors of the Company, a warrant to purchase one share of Parent Common Stock, subject to the terms and conditions of the Warrant Agreement (as hereinafter defined), and (B) each issued and outstanding share of Company Common Stock (i) held by the Controlling Shareholder or any affiliate, transferee or assignee of the Controlling Shareholder immediately prior to the Effective Time (including the shares outstanding as a result of Section 5.8 and Section 5.16) shall be converted into the right to receive 0.45 shares of Parent Common Stock, and (ii) held by the Controlling Shareholder as a result of Section
         5.16 shall also be converted into the right to receive a warrant to purchase additional shares of Parent Common Stock (the "Controlling Shareholder Warrant"), subject to the terms and conditions of that certain Common Stock Purchase and Adjustment Warrant Agreement, a copy of which is attached hereto as Exhibit E (the "Controlling Shareholder Warrant Agreement") (such consideration, described in clauses (A) and
         (B) above, shall be referred to herein as the "Merger Consideration"); provided, however, that if prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends and other distributions in accordance with Section 1.7 and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

                  Section 1.6 Parent to Make Certificates Available.

                           (a) Exchange of Certificates. Parent shall, at its sole cost and expense, authorize a bank, trust company, or such other person or persons as shall be reasonably acceptable to Parent and the Company, to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, (i) Warrant Agreements, duly executed by Parent, providing for the issuance of the Parent Warrants (as defined in Section 5.9) to those shareholders entitled to receive such Parent Warrants pursuant to Section 1.5(c), (ii) certificates representing the shares and warrants to purchase shares of Parent Common Stock issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock, and (iii) cash, as required to make payments in lieu of any fractional shares pursuant to Section
         1.8 (such Warrant Agreements, certificates representing shares and warrants to purchase shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter collectively referred to as the "Exchange Fund"). The Exchange Agent shall deliver to the holders of outstanding shares of Company Common Stock at the Effective Time the Merger Consideration contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Section 1.9, the Exchange Fund shall not be used for any other purpose.

                           (b) Exchange Procedures. As soon as practicable, but in no event later than ten (10) trading days after the Effective Time, the Exchange Agent shall mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares and warrants to purchase shares of Parent Common Stock and cash in lieu of fractional shares); provided, however, that no such letter shall be delivered to any record holder that prior to Closing perfected dissenter's rights under the CBCA. Upon surrender for cancellation to the Exchange Agent of a Certificate held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article 1, (ii) unless such holder is a director of the Company or the Controlling Shareholder and/or an affiliate, transferee or assignee of the Controlling Shareholder, a certificate representing a warrant to purchase that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock held by such record holder immediately prior to the Effective Time, (iii) cash in lieu of any fractional share in accordance with Section 1.8, and (iv) certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

                           (c) Stock Options. Company Stock Options (as defined in Section 3.2(b)) shall be governed by Section 5.7(a) hereof.

                           (d) Parent Warrants. Parent Warrants to be issued at the Closing shall be governed by the terms of the Warrant Agreement.

                           (e) Controlling Shareholder Warrant. The Controlling Shareholder Warrant to be issued by Parent to the Controlling Shareholder at the Closing shall be governed by the terms of the Controlling Shareholder Warrant Agreement.

                           (f) NTB Warrant. The warrants previously issued to Neidiger Tucker Bruner, Inc. to purchase an aggregate of 100,000 shares of Company Common Stock (the "NTB Warrants") shall be governed by the terms of the NTB Warrants; accordingly, the NTB Warrants shall be converted at the Effective Time into the Rollover Warrants (as defined in Section 5.7(b)) as set forth in Section 5.7(b) hereof.

                  Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in
Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

                  Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article 1, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article 1 will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the closing price per share of the Parent Common Stock as quoted on the Nasdaq National Market on the Closing Date by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.6 and this Section 1.8.

                  Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund (including any interest earned thereon) which remains undistributed to the former shareholders of the Company for six (6) months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claim for shares and warrants to purchase shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  Section 1.10 No Further Ownership Rights in Company Common Stock. The Merger Consideration issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.6, Section 1.7 and Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

                  Section 1.11 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or Parent, such Certificates shall be canceled and exchanged as provided in this Article 1.

                  Section 1.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.6 and Section 1.7.

                  Section 1.13 Dissenters' Rights.

                           (a) No Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of capital stock of the Company with respect to which dissenters' rights, if any, are granted by reason of the Merger under the CBCA and who does not vote in favor of the Merger and who otherwise complies with the provisions of the CBCA relating to the exercise of dissenters' rights ("Company Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to Section 1.5(c); rather, such Company Dissenting Shares shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the relevant provisions of the CBCA, unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under the CBCA. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CBCA, each Company Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration pursuant to Section 1.5(c).

                           (b) Payments. Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Parent, Sub or Parent's other direct or indirect Subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

                           (c) Notice. The Company shall give Parent prompt notice of any demands received by the Company for the payment of fair value for shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, such demands.

                  Section 1.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                  Section 1.15 Closing. Unless earlier terminated as expressly permitted hereunder, the closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Perkins Coie, LLP, 1899 Wynkoop Street, Suite 700, Denver, Colorado 80202, at 10:00 a.m., local time, no later than the second (2nd) business day following the day on which the last of the conditions set forth in Article 6 shall have been fulfilled or waived (if permissible) (the "Closing Date"), or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE 2

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub represent and warrant to the Company as follows:

                  Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its respective properties owned or held under lease or the nature of its respective activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or Sub, any change or effect that is or could reasonably be expected (as far as can be reasonably foreseen at the time) to be materially adverse to the business, assets, liabilities, results of operations, or the financial condition of Parent and its Subsidiaries, taken as a whole.

                  Section 2.2 Capital Structure.

                           (a) Stock. As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, $.001 par value per share, and 750,000 shares of preferred stock, $0.001 par value per share ("Parent Preferred Stock"). At the close of business on the date of execution hereof, (i) 23,351,781 shares of Parent

         Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights,
         (ii) 36,832 shares of Parent Common Stock were held in the treasury;
         (iii) 2,587,101 shares of Parent Common Stock were reserved for future issuance pursuant to the stock option plans of Parent (collectively, the "Parent Stock Option Plans"), (iv) 4,438,455 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding warrant rights, prior acquisitions, and other matters. No shares of Parent Preferred Stock are outstanding. No shares of Parent Common Stock are held by any Subsidiary of Parent.

                           (b) Options. The Parent SEC Documents filed prior to the date of this Agreement, together with Section 2.2(b) of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), contain a materially correct description of the outstanding options, warrants or other rights to purchase shares of Parent Common Stock, whether issued under the Parent Stock Option Plans (collectively, the "Parent Stock Options") or otherwise. Except (i) as disclosed in the Parent SEC Documents filed prior to the date of this Agreement (ii) as set forth on Section 2.2(b) of the Parent Letter and (iii) for the Parent Stock Options and the outstanding shares of Parent Preferred Stock, there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

                           (c) Repurchase Obligations. Except as set forth in
         Section 2.2 of the Parent Letter, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of or any equity interests in Parent or any Subsidiary. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, each such share is owned by Parent or another Subsidiary of Parent, free and clear of all Liens (as hereinafter defined). Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter. Section 2.2(c) of the Parent Letter contains a correct and complete list as of the date of this Agreement of each of Parent's Subsidiaries. Except as set forth on Section 2.2(c) of the Parent Letter, as of the date hereof, neither Parent nor any of its Subsidiaries is party to or bound by (x) any agreement or commitment pursuant to which Parent or any Subsidiary of Parent is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of Parent may vote.

                  Section 2.3 Authority. On or prior to the date of this Agreement, the respective Boards of Directors of Parent and Sub have declared the Merger advisable and have approved and adopted this Agreement in accordance with the CBCA. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, and, subject to approval and adoption by the shareholders of Parent of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including all Board action) on the part of Parent and Sub, subject in the case of this Agreement to approval and adoption of this Agreement by the shareholders of the Company and of the filing of an appropriate Articles of Merger as required by the CBCA. This Agreement has been duly executed and delivered by Parent and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") has been duly authorized by Parent's Board of Directors.

                  Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this
Section 2.4 have been obtained and all filings and obligations described in this
Section 2.4 have been made, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or material default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-laws of Parent, each as amended to date, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal, including without limitation the Federal Communications Commission ("FCC"), state public service or utility commissions (or comparable state Governmental Authorities) or foreign telephone administrations (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws, if any (the "State Takeover Approvals"), (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the National Association of Securities Dealers, Inc. or the NASDR, Inc. (collectively, the "NASD"), (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated.

                  Section 2.5 Parent Common Stock to be Issued in the Merger. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement, and the shares of Parent Common Stock issuable upon exercise of the Parent Warrants and the Controlling Shareholder Warrant, will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens (as hereinafter defined), including without limitation, those created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound and such shares of Parent Common Stock (including the shares of Parent Common Stock issuable upon exercise of the Parent Warrants and the Controlling Shareholder Warrant) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky laws.

                  Section 2.6 SEC Documents and Other Reports. Parent has filed as of the date hereof all documents required to be filed with the SEC pursuant to the Exchange Act for reporting periods up to and including the end of the second quarter of 2000 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent

SEC Documents or as required by generally accepted accounting principles, Parent has not, since June 30, 2000, made any material change in the accounting practices or policies applied in the preparation of financial statements.

                  Section 2.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, prior to the date hereof there has been no event causing a Material Adverse Effect on Parent, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on Parent.

                  Section 2.8 Reorganization. To the Knowledge of Parent (as hereinafter defined), (i) neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code, and (ii) there are no facts that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  Section 2.9 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, tariffs, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as set forth on Section 2.9 of the Parent Letter, neither Parent nor any of its Subsidiaries is in violation of, or has taken any action or omitted to take any action which, with the passage of time, would result in a violation of (A) its charter, by-laws or other organizational documents, (B) any applicable tariff, law, ordinance, administrative, or governmental rule or regulation, including without limitation the rules and regulations of the Federal Communications Commissions or any state public utilities commission having jurisdiction over the business and operations of Parent or any of its Subsidiaries, or other tariffs, laws, rules or regulation applicable to the regulation of the provision of communications services including, but not limited to, information service providers and competitive local exchange, exchange access, inter-exchange and international telecommunications services, (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries or (D) any Parent Permits. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries has knowingly or intentionally engaged in carrying transit or indirect traffic in violation of applicable laws, tariffs, rules and regulations in any jurisdiction, foreign or domestic. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of Parent or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on Parent having covenants not to compete that materially impair the ability of Parent to conduct its business as currently conducted or would reasonably be expected to materially impair Parent's ability to conduct its businesses. "Knowledge" or "Knowledge of Parent" means, with respect to the Parent, the actual knowledge of the directors and officers of Parent.

                  Section 2.10 Tax Matters. Except as set forth in Section 2.10 of the Parent Letter, (i) the Parent and each of its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all Tax Returns (as hereinafter defined) required to have been filed by it, and such Tax Returns are correct and complete in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign laws);
(ii) the Parent and each of its Subsidiaries have timely paid (taking account of extensions to pay that have been properly obtained) all Taxes required to be paid by it and that have been due and will timely pay (taking account of such extensions) all Taxes required to be paid by it and that will be due on or prior to the Effective Time (other than Taxes that are being timely and properly contested in good faith), or where payment is not yet due or is being contested in good faith, has established in accordance with generally accepted accounting principles an adequate reserve for the payment of such Taxes; (iii) the Parent and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) neither the Parent nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes, which remains open; (v) no federal, state, local, or foreign audits or administrative proceedings, of which the Parent or its Subsidiaries has written notice, are pending with regard to any Taxes or Tax Returns (as hereinafter defined) of the Parent or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding from the Internal Revenue Service (the "IRS") or any other taxing authority; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Parent and each of its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (viii) neither the Parent nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is the Parent; (ix) neither the Parent nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law) including any liability for Taxes of any predecessor entity; (x) neither the Parent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Parent; (xi) neither the Parent nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement; (xii) except as may be required as a result of the Merger, the Parent and its Subsidiaries have not been and will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Closing; (xiii) none of the Parent's or its Subsidiaries' assets are tax exempt use property within the meaning of
Section 168(h) of the Code; (xiv) the Parent is not subject to (A) any foreign tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Parent or any of its Subsidiaries with any tax authority and (C) any expatriate programs or policies affecting the Parent or any of its Subsidiaries; (xv) the Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (xvi) neither the Parent nor any of its Subsidiaries has ever made, or been required to make, an election under Section 338 of the Code. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, recapture, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any statutory additions including interest thereon or penalty imposed with respect thereto by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise), and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 2.11 Actions and Proceedings. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, there are no outstanding material orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants or agents of Parent or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Parent Plan. The term "Parent Plan" shall have the same meaning as given to the term "Company Plan" under Section 3.11(c) except that such definition shall apply only to the Parent. Except as set forth in Section 2.11 of the Parent Letter, there are no material actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants or agents, as such, or any properties, assets or business of Parent or its Subsidiaries or any Parent Plan.

                  Section 2.12 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Parent SEC Documents filed with the SEC prior to the date hereof or disclosed in the footnotes thereto or as disclosed in Section 2.12 of the Parent Letter, Parent and its Subsidiaries had no material liabilities (including Tax liabilities) at the date of such financial statements, absolute or contingent, and had no material liabilities (including Tax liabilities) that were not incurred in the ordinary course of business.

                  Section 2.13 Intellectual Property. "Parent Intellectual Property" means all United States and foreign trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, author's rights, designs, utility models, inventor rights, software, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, data, market information, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of Parent and/or its Subsidiaries as currently conducted or as currently contemplated by Parent, together with all applications currently pending or in process for any of the foregoing. Except as disclosed in the Parent SEC

Documents filed with the SEC prior to the date hereof, Parent and its Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Parent Intellectual Property that is necessary for the conduct or contemplated conduct of Parent's or Subsidiaries' businesses. There are no pending, or to the Knowledge of Parent, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of Parent or any Subsidiary. To the Knowledge of Parent, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of Parent or any Subsidiary, the value of which to Parent and its Subsidiaries is dependent upon the maintenance of the confidentiality thereof.

                  Section 2.14 Environmental Matters.

                           (a) Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;
         (ii) "Environmental Law" means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

                           (b) In Compliance. To the Knowledge of Parent, Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 2.14 of the Parent Letter.

                           (c) No Release. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of Parent's or any of its Subsidiaries' properties or any other properties, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of Parent's or any of its Subsidiaries' properties or any other property but arising from Parent's or any of its Subsidiaries' current or former properties or operations, or (iii) any Knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of Parent's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by Parent or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of Parent's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 2.14 of the Parent Letter.

                           (d) No Obligation. To the Knowledge of Parent, no Environmental Law imposes any obligation upon Parent or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

                           (e) No Assessments. There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of Parent or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by Parent or any of its Subsidiaries.

                  Section 2.15 Suppliers and Distributors.

                           (a) No Notice - Suppliers. Neither Parent nor any of its Subsidiaries has received any notice, oral or written, or has any reason to believe that any significant supplier (including suppliers of data or information, which may include customers), including without limitation any sole source supplier, will not supply to Parent or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those currently in place, subject only to general and customary price increases, unless comparable supplies, data, information or other items are readily available from other sources on comparable terms and conditions.

                           (b) No Notice - Distributors. Neither Parent nor any of its Subsidiaries has received any notice, oral or written, or has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of Parent or any of its Subsidiaries at any time after the Effective Time on terms and conditions substantially similar to those used in the current sales and distribution contracts of Parent and its Subsidiaries.

                  Section 2.16 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets, and are in character and amount similar to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. Parent and each of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect. Neither Parent nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice or, to the Knowledge of Parent, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

                  Section 2.17 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed with the SEC prior to the date hereof, Section
2.17 of the ParentLetter or as otherwise contemplated by this Agreement, (a) no beneficial owner of 5% or more of Parent's outstanding capital stock, (b) no officer or director of Parent and (c) no Person (other than Parent) in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, Parent or any of its Subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Parent or any of its Subsidiaries; or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of Parent or any of its Subsidiaries, excluding any such contract, arrangement, understanding or agreement constituting a Parent Plan or relating to terms of employment.

                  Section 2.18 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

                  Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" mean, when used with respect to the Company, any change or effect that is or could reasonably be expected (as far as can be reasonably foreseen at the time) to be materially adverse to the business, assets, liabilities, results of operations, or the financial condition of the Company and its Subsidiaries, taken as a whole.

                  Section 3.2 Capital Structure.

                           (a) Stock. Section 3.2(a) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter") contains a true and complete list of all of the following:

                               (i) as of the date hereof, the number of shares
                  of authorized, issued, and outstanding Company Common Stock, as well as the number of shares of authorized, issued, and outstanding preferred stock of the Company (the "Company Preferred Stock"), all of which shares of Company Common Stock and Company Preferred Stock were validly issued, fully paid and nonassessable and free of preemptive rights as of the date hereof. All of the Series A and Series B Preferred Stock issued and outstanding as of the date hereof, as listed in
                  Section 3.2(a) of the Company Letter, are referred to herein as the "Current Company Preferred Stock". All of the Current Company Preferred Stock is issued to the Controlling Shareholder. No shares of Company Common Stock are held by any Subsidiary of the Company;

                               (ii) as of the date hereof, the number of shares
                  of Company Common Stock reserved for future issuance pursuant to (i) the Company's 1995 Non-Employee Stock Option Plan, as amended, and the 1996 Incentive Stock Option Plan, as amended (collectively, the "Company Stock Option Plans"); (ii) the Company's 1999 Employee Stock Purchase Plan, as amended (the "Company Stock Purchase Plan") (collectively, the Company Stock Option Plans and the Company Stock Purchase Plan may be referred to herein as the "Company Stock Plans"); and

                               (iii) to the Knowledge of the Company, and
                  subject to the assumptions set forth in Section 3.2(a) of the Company Letter, the total number of shares of Company Common Stock, on a fully diluted basis and including all applicable shares under the Company Stock Plans, as well as the rate of accrual and all accrued and unpaid dividends on the Current Company Preferred Stock, that the Company anticipates will be issued and outstanding as of the Closing Date or will otherwise be convertible into Parent Common Stock at the Closing.

                  Other than the Company Stock Plans listed in Section 3.2(a) of the Company Letter, there are no other plans relating to options, warrants, or other interests in the Company, that are operated by the Company or assumed by the Company in connection with any acquisition, business combination or similar transaction.

                           (b) Options, Etc. Section 3.2(b) of the Company Letter contains a materially correct and complete list as of the date of this Agreement of each outstanding option, warrant or other right to purchase shares of Company Common Stock, whether issued under the Company Stock Plans (collectively, the "Company Stock Options") or otherwise, including the holder, date of grant, term, acceleration of vesting or exercisability, if any, exercise price and number of shares of Company Common Stock subject thereto. Except as set forth in Section 3.2(b) of the Company Letter and except for the Company Stock Options, the rights to purchase shares of Company Common Stock pursuant to the Employee Stock Purchase Plan, the outstanding shares of Preferred Stock and the Controlling Shareholder Loan, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

                           (c) Contractual Obligations. Except as set forth in
         Section 3.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in the Company or any Subsidiary. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents (as hereinafter defined) filed prior to the date of this Agreement, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all Liens. Except as set forth in Section
         3.2 of the Company Letter, the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Section 3.2(c) of the Company Letter contains a correct and complete list as of the date of this Agreement of each of the Company's Subsidiaries. Except as set forth on Section 3.2(c) of the Company Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by (x) any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of the Company may vote.

                           (d) Entities. Section 3.2(d) of the Company Letter contains a correct and complete list as of the date of this Agreement of each entity in which the Company owns an equity interest (other than a Subsidiary), including the number of outstanding shares of the stock of each such entity and the percentage interest represented by the Company's ownership in the entity.

                  Section 3.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has declared the Merger advisable and in the best interest of the Company and its shareholders, approved and adopted this Agreement in accordance with the CBCA, resolved to recommend the adoption of this Agreement by the Company's shareholders and directed that this Agreement be submitted to the Company's shareholders for adoption. The Company has all requisite corporate power and authority to enter into this Agreement, subject to approval and adoption by the shareholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of the Articles of Merger as required by the CBCA. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of the Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The filing of the Proxy Statement (as hereinafter defined) with the SEC has been duly authorized by all necessary corporate action on the part of the Company.

                  Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this
Section 3.4 have been obtained and all filings and obligations described in this
Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or material default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation of the Company (as amended from time to time, the "Company Charter") or the By-laws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or
(iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, if applicable, the Securities Act and the Exchange Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Colorado and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, if any, (v) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vi) as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

                  Section 3.5 SEC Documents and Other Reports. The Company has filed as of the date hereof all documents required to be filed with the SEC pursuant to the Exchange Act for reporting periods up to and including the end of the second quarter of 2000 (the "Company SEC Documents"). Except as set forth in Section 3.5 of the Company Letter, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, to the extent permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since June 30, 2000, made any material change in the accounting practices or policies applied in the preparation of financial statements.

                  Section 3.6 Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Company Letter or as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement (i) except for the Controlling Shareholder Loan ( as hereinafter defined), the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect, (ii) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to the Company Stock Plans, upon conversion of the Current Company Preferred Stock and repayment of the Controlling Shareholder Loan, and no dividend or distribution of any kind declared, paid or made (except for payment of in-kind dividends of Company Common Stock on the Current Company Preferred Stock) by the Company on any class of its stock, (iii) there has not been (A) any adoption of a new Company Plan (as hereinafter defined), (B) any amendment to a Company Plan materially increasing benefits thereunder, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (D) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (E) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (iv) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the 1999 Company Annual Report, except for the Controlling Shareholder Loan and (v) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

                  Section 3.7 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, tariffs, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. Except as set forth on Section 3.7 of the Company Letter, neither the Company nor any of its Subsidiaries is in violation of, or has taken any action or omitted to take any action which, with the passage of time, would result in a violation of (A) its charter, by-laws or other organizational documents, (B) any applicable tariff, law, ordinance, administrative, or governmental rule or regulation, including without limitation the rules and regulations of the FCC or any state public utilities commission having jurisdiction over the business and operations of the Company, or other tariffs, laws, rules or regulation applicable to the regulation of the provision of communications services including, but not limited to, information service providers and competitive local exchange, exchange access, inter-exchange and international telecommunications services, (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or (D) any Company Permits. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company containing covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or would reasonably be expected to materially impair Parent's ability to conduct its businesses. "Knowledge" or "Knowledge of the Company" means, with respect to matters regarding the Company, the actual knowledge of the directors and officers of the Company.

                  Section 3.8 Tax Matters. Except as set forth in Section 3.8 of the Company Letter, (i) the Company and each of its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all Tax Returns required to have been filed by it, and such Tax Returns are correct and complete in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign laws); (ii) the Company and each of its Subsidiaries have timely paid (taking account of extensions to pay that have been properly obtained) all Taxes required to be paid by it and that have been due and will timely pay (taking account of such extensions) all Taxes required to be paid by it and that will be due on or prior to the Effective Time (other than Taxes that are being timely and properly contested in good faith), or where payment is not yet due or is being contested in good faith, has established in accordance with generally accepted accounting principles an adequate reserve for the payment of such Taxes; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes, which remains open; (v) no federal, state, local, or foreign audits or administrative proceedings, of which the Company or its Subsidiaries has written notice, are pending with regard to any Taxes or Tax Returns (as hereinafter defined) of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding from the IRS or any other taxing authority; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (viii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is the Company; (ix) neither the Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law) including any liability for Taxes of any predecessor entity; (x) neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company; (xi) neither the Company nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement; (xii) except as may be required as a result of the Merger, the Company and its Subsidiaries have not been and will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Closing; (xiii) none of the Company's or its Subsidiaries' assets are tax exempt use property within the meaning of
Section 168(h) of the Code; (xiv) the Company is not subject to (A) any foreign tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company or any of its Subsidiaries with any tax authority and (C) any expatriate programs or policies affecting the Company or any of its Subsidiaries; (xv) the Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (xvi) neither the Company nor any of its Subsidiaries has ever made, or been required to make, an election under Section 338 of the Code.

                  Section 3.9 Actions and Proceedings. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding material orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants or agents of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined). Except as set forth in Section 3.9 of the Company Letter, there are no material actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants or agents, as such, or any of the Company or its Subsidiaries properties, assets or business or any Company Plan.

                  Section 3.10 Certain Agreements.

                           (a) Compensation Agreements. Except as set forth in the Company SEC Documents or Section 3.10(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan relating to the compensation of employees of the Company or its Subsidiaries, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the "Compensation Agreements"). No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement except as provided in Section 5.7.
         Section 3.10(a) of the Company Letter sets forth the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

                           (b) Contracts. Set forth in Section 3.10(b) of the Company Letter is a list of all contracts (whether oral or written) of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound: (i) contracts requiring annual expenditures by or liabilities of the Company and its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) which have a remaining term in excess of one hundred eighty (180) days or are not cancelable (without material penalty, cost or other liability) within one hundred eighty (180) days; (ii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of One Hundred Thousand Dollars ($100,000); (iii) contracts containing covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business (other than prohibitions against engaging in business relating to specific product lines) or compete with any person, in any product line or line of business, or operate at any location; (iv) other contracts in which the Company or any of its Subsidiaries has granted exclusive marketing rights relating to any product or service, any group of products or services or any territory; and (vii) to the Knowledge of the Company, as of the date hereof any other contract the performance of which could be reasonably expected to require expenditures by the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) (collectively, "Company

         Significant Contracts"). Prior to the date hereof, the Company has provided true and complete copies of all such contracts to Parent.

                           (c) Binding Contract. Except as set forth on Section 3.10(c) of the Company Letter, each Company Significant Contract is a legal, valid and binding agreement of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries (or to the Knowledge of the Company, any other party thereto) is in default under any Company Significant Contract, and none of such Company Significant Contracts has been canceled by the other party thereto; each Company Significant Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any Subsidiary party thereto which would entitle the other party to such Company Significant Contract to terminate the same or declare a default or event of default thereunder; the Company and its Subsidiaries are not in receipt of any claim of default under any such agreement; in each instance.

                  Section 3.11 ERISA.

                           (a) Company Plan. Each Company Plan is listed in
         Section 3.11(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract, administration agreement or funding arrangement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS, and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy. Each Company Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations. No Company Plan is subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries or ERISA Affiliates is a party to, has made any contribution to or otherwise incurred any obligation under any "multiemployer plan" as defined in Sections (37) and 4001(a)(3) of ERISA.

                           (b) Qualification. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, or the remedial amendment period under applicable Treasury Regulations or IRS pronouncements has not expired, and to the Knowledge of the Company, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Plan subject to Section 401(a) of the Code. With respect to any Group Health Plan (as defined in Section 5000(b)(1) of the Code) maintained by the Company, any of its Subsidiaries, or ERISA Affiliates, each such plan has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801 and 9802 of the Code. Except as disclosed in Section 3.11(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

                  (c) Defined Terms. As used herein, "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability.

                  (d) Severance and Employment Agreements. Section 3.11(a) and
Section 3.11(b) of the Company Letter collectively contain a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

                  (e) Not a Party To Certain Agreements. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated hereby including, without limitation, the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any payments not deductible under Sections 162(m), 280G or 404 of the Code.

                  (f) Foreign Plans. With respect to each Company Plan not subject to United States law (a "Company Foreign Benefit Plan"), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations with respect to all current and former participants in such plan according reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

                  Section 3.12 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto), other than liabilities and obligations which, individual or in the aggregate, will not have a Material Adverse Effect on the Company, and other than:

                           (i) liabilities disclosed in the Company SEC Reports
                  filed prior to the date hereof;

                           (ii) liabilities incurred in the ordinary course of
                  business consistent with past practices; and

                           (iii) liabilities incurred in the performance of or
                  as contemplated by this Agreement.

                  Section 3.13 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to their respective employees (the "Company Employees"), and, to the Knowledge of the Company, there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state agency or foreign law pending or threatened in writing with respect to any Company Employees. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries.

                  Section 3.14 Intellectual Property. "Company Intellectual Property" means all United States and foreign trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, author's rights, designs, utility models, inventor rights, software, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, data, market information, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or its Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company and its Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses. Section 3.14 of the Company Letter lists each material license or other agreement pursuant to which the Company or any Subsidiary has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company and its Subsidiaries (the "Company Licenses"). There are no pending or to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary. There is no breach or violation by the Company or by any Subsidiary under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company or any Subsidiary, the value of which to the Company and its Subsidiaries is dependent upon the maintenance of the confidentiality thereof.

                  Section 3.15 Opinion of Financial Advisor. The Company has received the written opinion from its financial advisor dated the date hereof to the effect that, as of the date hereof, the Merger Consideration is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

                  Section 3.16 Required Vote of Company Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

                  Section 3.17 Reorganization. To the Knowledge of the Company,
(i) neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and (ii) there are no facts that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  Section 3.18 Environmental Matters.

                          (a) In Compliance. To the Knowledge of the Company, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.18 of the Company Letter.

                          (b) No Release. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, or (iii) any Knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental

         Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.18 of the Company Letter.

                          (c) No Obligation. To the Knowledge of the Company, no Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

                          (d) No Assessments. There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

                  Section 3.19 Suppliers and Distributors.

                          (a) No-Notice Suppliers. Neither the Company nor any of its Subsidiaries has received any notice, oral or written, or has any reason to believe that any significant supplier (including suppliers of data or information, which may include customers), including without limitation any sole source supplier, will not supply to the Company or any of its Subsidiaries at any time after the Effective Time on terms and conditions substantially similar to those currently in place, subject only to general and customary price increases, unless comparable supplies, data, information or other items are readily available from other sources on comparable terms and conditions.

                          (b) No-Notice Distributors. Neither the Company nor any of its Subsidiaries has received any notice, oral or written, or has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of the Company or any of its Subsidiaries at any time after the Effective Time on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries.

                  Section 3.20 Insurance. Section 3.20 of the Company Letter sets forth a complete listing of all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries, all of which policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its

Subsidiaries and their respective properties and assets, and are in character and amount similar to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company and any of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

                  Section 3.21 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof,
Section 3.21 of the Company Letter or as otherwise contemplated by this Agreement, (a) no beneficial owner of 5% or more of the Company's outstanding capital stock, or (b) officer or director of the Company or (c) any Person (other than the Company) in which any such beneficial owner, officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, the Company or any of its Subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any of its Subsidiaries; or
(iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any of its Subsidiaries, excluding any such contract, arrangement, understanding or agreement constituting a Company Plan or relating to terms of employment.

                  Section 3.22 Title to and Sufficiency of Assets.

                          (a) Good and Marketable Title. As of the date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets constituting personal property which is material to their business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all Liens, except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or Section 3.22 of the Company Letter. Such assets, together with all assets held by the Company and its Subsidiaries under leases, include all tangible and intangible personal property, contracts and rights necessary or required for the operation of the businesses of the Company as presently conducted.

                          (b) No Real Estate. As of the date hereof, the Company and its Subsidiaries do not own, and as of the Effective Time the Company and its Subsidiaries will not own any Real Estate (excluding, for purposes of this sentence, Real Estate leases). All Real Estate leases held by the Company and its Subsidiaries, are adequate for the operation of the businesses of the Company as presently conducted. For purposes of this Agreement, "Real Estate" (which for this purpose excludes Real Estate leases) means, with respect to the Company or any of its Subsidiaries, as applicable, all of the fee, if any, of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

                  Section 3.23 Brokers. With the exception of fees payable to Neidiger Tucker Bruner, Inc. for the rendering of a fairness opinion to the Company in connection with the Merger (which fees shall be paid by the Company, $50,000 of which has been paid in cash prior to the date hereof, and the balance of which is to be paid by the Company post-Closing pursuant to the terms of a written agreement between Neidiger Tucker Bruner, Inc. and the Company, a copy of which has been furnished to Parent), no broker, investment banker or other person, other than the individual(s) listed in Section 3.23 of the Company Letter, the fees and expenses of which will not exceed $400,000 and will be paid by the Company in cash at or prior to the Closing (as reflected in a written agreement between the individual(s) listed in Section 3.23 of the Company Letter and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                  Section 3.24 Books and Records. To the Knowledge of the Company, the books and records of the Company and each of its Subsidiaries are complete and accurate in all material respects.

                  Section 3.25 Bank Accounts. Section 3.25 of the Company Letter lists all material bank, money market, savings and similar accounts and safe deposit boxes of the Company and each Subsidiary specifying the account numbers and the authorized signatories of persons having access to them.

                  Section 3.26 Litigation. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof and except as set forth in Section 3.26 of the Company Letter, there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, and neither the Company nor any Subsidiary has received any written notice of, or any written threats concerning the possible commencement of, any such actions, suits or proceedings with respect to the business of the Company or any Subsidiary, as the case may be, any of which actions, suits, investigations or proceedings, if decided adversely to the Company, would be reasonably likely to have a Material Adverse Effect on the Company or any Subsidiary.

                                   ARTICLE 4

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  Section 4.1 Conduct of Business by the Company Pending the Merger.

                          (a) Limitations. Except as expressly permitted by this
         Section 4.1 and subject to the fiduciary obligations of the Company's directors and officers, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent pursuant to the procedures set forth in
         Section 4.2:

                                    (i) except for payment of in-kind dividends
                  of Company Common Stock on the Current Company Preferred Stock, (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (B) other than in the case of any Subsidiary of the Company, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                                    (ii) authorize for issuance (except as
                  contemplated by the Exchange Agreement), issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and except for payment of in-kind dividends on, and conversion pursuant to Section 5.8 of, the Current Company Preferred Stock and repayment of the Controlling Shareholder Loan, each in accordance with their respective terms as in effect on the date of this Agreement;

                                    (iii) amend the Company Charter or by-laws;

                                    (iv) acquire or agree to acquire by merging
                  or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets for an amount exceeding $25,000 in the aggregate;

                                    (v) sell, lease or otherwise dispose of, or
                  agree to sell, lease or otherwise dispose of, any of its assets, other than in the ordinary course of business consistent with past practice and not in any event exceeding $25,000 in the aggregate;

                                    (vi) except for the Controlling Shareholder
                  Loan, incur any indebtedness for borrowed money, guarantee any such indebtedness, incur, assume, guarantee, endorse, or prepay any material indebtedness (whether directly, indirectly, contingently or otherwise), or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in amounts not to exceed $25,000 in the aggregate; and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices and not in any event to exceed $25,000 in the aggregate;

                                    (vii) except for conversion of the Current
                  Company Preferred Stock and repayment of the Controlling Shareholder Loan, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

                                    (viii) enter into or adopt any, or amend any
                  existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, employment agreement, oral or written employment or at will agreement of any kind individually equal to or in excess of $80,000 annually, or any consulting agreement in any amount;

                                    (ix) increase the aggregate compensation
                  payable or to become payable to its directors, officers or employees in either (i) the voice division of the Company beyond the amount set forth in Section 4.1(a)(ix) of the Company Letter (the "Voice Compensation Pool") (which Voice Compensation Pool set forth in the Company Letter shall not be more than 104.2% of current cumulative annualized compensation levels for the voice division of the Company), or (ii) the data division of the Company beyond the amount set forth in
                  Section 4.1(a)(ix) of the Company Letter (the "Data Compensation Pool") (which Data Compensation Pool set forth in the Company Letter shall not be more than 104.2% of current cumulative annualized compensation levels for the voice division of the Company);

                                    (x) grant any severance or termination pay
                  to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                                    (xi) knowingly violate or knowingly fail to
                  perform any material obligation or duty imposed upon it or any of its Subsidiaries by any applicable federal, state or local law, rule or regulation;

                                    (xii) make any change to accounting policies
                  or procedures (other than actions required to be taken by generally accepted accounting principles);

                                    (xiii) prepare or file any material Tax
                  Return inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

                                    (xiv) make or rescind any express or deemed
                  material election relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

                                    (xv) commence any litigation or proceeding
                  with respect to any material Tax liability or settle or compromise any material Tax liability without Parent's consent (which consent shall not be unreasonably withheld) or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

                                    (xvi) except in the ordinary course of
                  business and only if the Company's annual expenditure would reasonably be expected to be less than $25,000 in the aggregate, enter into, renew, terminate or amend any agreement or contract material to the Company and its Subsidiaries, taken as a whole, including any Company Significant Contract; or purchase any real property or make or agree to make any new capital expenditure or expenditures which in the aggregate are in excess of $25,000;

                                    (xvii) pay, discharge or satisfy any claims,
                  liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice;

                                    (xviii) permit any insurance policy naming
                  the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated, provided that the Company will provide prior written notice to Parent within thirty (30) days prior to any termination or cancellation of any such insurance policy;

                                    (xix) authorize, recommend, propose or
                  announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

                                    (xx) make any individual expenditure in
                  excess of $25,000 other than by issuance of a check requiring the signature of the Operations Observer (as defined in Section 4.10), the signature of which Operations Observer shall constitute the prior written consent of Parent pursuant to Section 4.2 hereof, provided, however, that the requirement set forth in this Section 4.1(a)(xx) shall automatically expire thirty (30) days after the date hereof unless Parent, in its sole discretion, provides written notice to the Company prior to such date directing an extension of such time period for up to thirty (30) additional days, which extension may be renewed in writing by Parent for additional thirty (30) (or shorter) day periods until Closing.

                          (b) Implementation. The Company shall not take any of the actions prohibited by Section 4.1(a) except pursuant to Section 4.2 hereof.

                  Section 4.2 Procedures for Parent Approval; Cure.

                          (a) Procedures. Prior to taking any action prohibited by Section 4.1(a) hereof:

                                    (i) the Company shall provide prior written
                  notice of such action to the Operations Observer; and

                                    (ii) Parent, whether through the Operations
                  Observer or another authorized party (so designated in advance) of Parent, may, at its sole option, provide prior written approval or disapproval of such action, provided, however, that if Parent or the other authorized party does not provide written approval or disapproval of such action to the Company within three (3) days following receipt of such written notice by the Company, then such action will be deemed approved by Parent.

                  Notwithstanding the procedures set forth in this Section 4.2(a) or the restrictions set forth in Section 4.1(a)(viii) above, the Company may enter into employment agreements individually equal to or in excess of $80,000 annually by, at its option, (i) complying with the procedures set forth in this Section 4.2(a) or (ii) receiving prior oral consent to such employment agreement from the Chief Executive Officer of Parent.

                          (b) Default. If the Company at any time prior to the Effective Time takes any action prohibited by Section 4.1(a) hereof (a "Prohibited Action") without first complying with the procedures set forth in Section 4.2(a)(i) above and without first receiving Parent's authorization in a manner provided in Section 4.2(a)(ii), including if the Company takes such Prohibited Action after receiving written disapproval from Parent of such Prohibited Action, then Parent shall deliver written notice of such Prohibited Action to the Company not later than five (5) business days after the Operations Observer receives actual knowledge thereof (the "Parental Notice"). Unless cured by the Company in the manner specified in Section 4.2(c) including the failure to take commercially unreasonable steps to cure under Section 4.2(c)(i), such Prohibited Action shall constitute the Company's failure to comply in any material respect with any of its covenants or agreements (provided that such failure to comply in any material respect shall not independently constitute a willful breach of a specific representation or warranty or the breach of any specific covenant contained in this Agreement), thereby entitling the Parent to terminate this Agreement pursuant to Section 7.1(b) hereof. In addition to such termination, but only in the event that (i) such Prohibited Action would give rise to a financial effect on the Company in excess of $375,000 or (ii) it would be commercially reasonable for the Company to cure such Prohibited Action, Parent also shall, as its only other remedy, be entitled to terminate the exchange contemplated by the Exchange Agreement and receive a return of all of the Parent Common Stock required to be held in escrow under such Exchange Agreement.

                          (c) Cure. Notwithstanding the provisions of Section 4.2(b), upon receipt of a Parental Notice, the Company shall have the shorter of ten (10) business days or the interim period prior to Closing (provided, however, that the Closing Date will not be extended in any such event) to cure a default caused by a Prohibited Action, provided, however, that, (i) the Company must take only commercially reasonable steps to cure such default; and (ii) unless otherwise approved in writing by Parent, such cure must take one of the following forms, which form may be selected by Parent in its sole and absolute discretion (subject to (ii) below if the parties are unable to agree on the amount described in (i) below):

                                    (i) to cause the Controlling Shareholder to
                  advance funds, in addition to any amounts specified in Section 4.8, in an amount agreed upon by Parent and the Company, sufficient to cause such Prohibited Action to have no financial effect on the Company, provided, however, that such additional funds will, at the time such funds are actually advanced, be deemed a part of the Controlling Shareholder Loan and shall be converted at the Closing into Company Common Stock and subsequently Parent Common Stock in accordance with
                  Section 5.16, and provided, further, that such additional funds will not be included in the determination of the Maximum Amount (as defined in Section 4.8 hereof); or

                                    (ii) to cause the complete rescission of
                  such Prohibited Action, without penalty or other adverse financial effect to the Company caused by such rescission, which rescission shall be required if directed by the Parent or if the parties are unable to agree on an amount as required under subsection (c)(i) above within ten (10) business days, but in no event longer than the interim period prior to Closing.

                  Section 4.3 No Solicitation.

                          (a) Takeover Proposal. During the term of this Agreement, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit or initiate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or the acquisition of the outstanding capital stock of the Company (other than upon exercise of options or warrants which are outstanding as of the date hereof) or any Subsidiary of the Company or the acquisition of any substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "Takeover Proposal"), or negotiate or otherwise engage in discussions with any person (other than Parent, Sub or their respective directors, officers, employees, agents or representatives) with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, and will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Takeover Proposal; provided that, the Company may furnish information to, and negotiate or otherwise engage in discussions with but only to the extent required by the fiduciary duties of the Company directors under applicable law, any party (a "Company Third Party") who (x) delivers a bona fide written proposal for a Takeover Proposal which was not solicited or initiated by the Company, directly or indirectly, after the date of this Agreement and (y) enters into an appropriate confidentiality agreement with the Company (which agreement shall be no less favorable to the Company than the Confidentiality Agreement), if, but only if, the Board of Directors of the Company determines in good faith by a majority vote that such proposal could reasonably be expected to lead to a Superior Transaction (as hereinafter defined); provided further, that nothing in this Agreement shall prevent the Company from complying with the provisions of Rule 14e-2 promulgated under the Exchange Act with respect to a Takeover Proposal.

                          (b) Notice and Termination. If, prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company determines in good faith by a majority vote, with respect to any written proposal from a Company Third Party for a Takeover Proposal received after the date hereof that was not solicited or initiated by the Company, directly or indirectly, after the date of this Agreement, that such Takeover Proposal is a Superior Transaction and is in the best interest of the Company and its shareholders, then the Company may terminate this Agreement and enter into an acquisition agreement for the Superior Transaction; provided that, prior to any such termination, and in order for such termination to be effective,
         (i) the Company shall provide Parent two (2) business days' written notice that it intends to terminate this Agreement pursuant to this
         Section 4.3(b), identifying the Superior Transaction and delivering an accurate description of all material terms of the Superior Transaction to be entered into and (ii) on the date of termination, the Company shall deliver to Parent a written notice of termination of this Agreement pursuant to this Section 4.3(b). The Company acknowledges that, upon any such termination, Parent shall have all legal and equitable rights and remedies against the Controlling Shareholder as are provided in the Shareholder Agreement.

                          (c) "Superior Transaction" shall mean a Takeover Proposal which the Board of Directors of the Company reasonably determines, in the exercise of its fiduciary duty, based on the written advice of its outside legal counsel, is more favorable to the Company and its shareholders than the Merger. Reference in the foregoing definition to the "Merger" shall include any proposed alteration of the terms of this Agreement committed to in writing by Parent in response to such Takeover Proposal.

                  Section 4.4 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                  Section 4.5 Company Significant Contracts. The Company shall use its commercially reasonable efforts to cause the renewal (for a period of at least one (1) year following the Closing Date) of all of the five (5) most significant of the Company Significant Contracts, as measured by gross annual revenue to the Company and as specifically listed in Section 4.5 of the Company Letter.

                  Section 4.6 Key Employees. The Company shall use its best efforts (subject to commercial reasonableness) to ensure that the individual occupying the position of Chief Executive Officer of the Company as of the date hereof remains in such position up to and at the Effective Time. Parent shall not take any action to discourage such individual from occupying the foregoing position up to and at the Effective Time.

                  Section 4.7 Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action with the actual knowledge of those taking or failing to take such action (or those directing such action or failure to take action) that such action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  Section 4.8 Controlling Shareholder Loan. The Controlling Shareholder, or affiliates thereof, shall:

                          (a) on or prior to the mutual execution of this Agreement, have loaned cash to the Company in an amount equal to $4,100,000 (all of which has been loaned to the Company prior to the date hereof), and

                          (b) between the date hereof and Closing, be obligated to loan as-needed cash (excluding any amounts allocated to the Company in respect of the Parent Printing and Filing Fees) to the Company, in such amounts and, except as expressly provided below, promptly upon written request of the Company (provided that in no event shall such amounts, when added to the amounts loaned under Section 4.8(a) hereof

         (collectively, the "Controlling Shareholder Loan"), exceed $5,000,000 in principal amount, excluding any interest paid or accrued on such Controlling Shareholder Loan (the "Maximum Amount")),

all of which cash (i) has been used by the Company to satisfy any indebtedness owing by the Company to Norwest Bank National Association ("Norwest") under its credit facility agreement described more particularly in Section 4.8 of the Company Letter; and (ii) has been or shall be (x) used by the Company to fund the Company's Working Capital Needs (as hereinafter defined) following the date of the Original Agreement, subject, however, to the terms and conditions of
Article 4 hereof, (y) thereafter used by the Company to pay all Company Transactional Costs and Company Printing and Filing Fees (as such terms are defined in Section 5.6(b) hereof); and (z) thereafter used by the Company to pay all Third Party Debt (as hereinafter defined); provided that in no event shall such Controlling Shareholder Loan exceed the Maximum Amount. Notwithstanding anything to the contrary herein, Parent shall be entitled, by delivery of written notice to the Controlling Shareholder, to cause the Controlling Shareholder to advance unfunded amounts from the Controlling Shareholder Loan, up to the Maximum Amount, to pay at the Closing all amounts described in subsections (i) and (ii) above.

                  Notwithstanding anything to the contrary herein, the Controlling Shareholder may, in its sole and absolute discretion, advance funds to the Company in excess of the Maximum Amount to fund the Working Capital Needs of the Company after the date hereof and prior to the Closing, and any such additional funds advanced will, at the time such funds are actually advanced, be deemed a part of the Controlling Shareholder Loan and shall be converted (together with all accrued and unpaid interest thereon) at the Closing into Company Common Stock and subsequently Parent Common Stock and, to the extent applicable, the Controlling Shareholder Warrant, in accordance with Section 5.16.

                  For purposes hereof, "Working Capital Needs" shall mean all funding needs of the Company that may be required to continue to operate all aspects of the Company's business in the ordinary course of business in accordance with past practices. The Company will use its best efforts, subject to commercial reasonableness, not to increase the Working Capital Needs of the Company prior to the Effective Time. The Controlling Shareholder Loan shall be evidenced by one or more interest bearing demand promissory notes of the Company payable in the form of or otherwise convertible into Company Common Stock, which interest shall be converted at the Closing into Parent Common Stock in the same manner as the Controlling Shareholder Loan, provided, however, that such notes shall not bear interest in excess of 12% per annum.

                  For purposes hereof, "Third Party Debt" shall mean all outstanding indebtedness of the Company and all accrued interest thereon as of the Closing Date owing to any third parties other than Norwest and Neidiger Tucker Bruner, Inc. (as referenced in Section 3.23), which Third Party Debt, however, shall not include (i) trade payables shown on Section 4.9 to the Company Letter or (ii) other trade payables incurred prior to Closing in the ordinary course of the Company's business consistent with past practice and pursuant to Section 4.1 and Section 4.2 (collectively, the "Trade Payables").

                  Section 4.9 Indebtedness. Subject to and in accordance with
Section 4.8 above, prior to or effective at Closing, and as directed in writing by Parent at Parent's sole discretion, the Company shall repay (which repayment need not comply with the procedures specified in Article 4 hereof) (i) all fees required to be borne by the Company under Section 5.6 hereof; (ii) all Third Party Debt; and (iii) in the manner described in Section 5.16 hereof, the Controlling Shareholder Loan (including all accrued and unpaid interest on the Controlling Shareholder Loan); provided, however, that nothing herein shall obligate the Company, and Parent shall not require the Company, to pay Neidiger Tucker Bruner, Inc. for any fees referenced in Section 3.23 at or prior to Closing. Parent acknowledges that the Company is not required to pay all of the Third Party Debt if, as of the Closing Date, the Controlling Shareholder Loan has been advanced up to and including the Maximum Amount, and that, regardless of such continued Third Party Debt, the parties shall continue to be obligated to complete the Closing pursuant to the terms and conditions of this Agreement.

                  Section 4.10 Observer Rights. During the period from the date of this Agreement through the Effective Time Parent shall be entitled to designate in writing to the Company: (i) one non-voting board observer who shall have access (whether telephonic, electronic, or in-person, as reasonably requested by such observer) to all meetings, formal or informal, and all materials pertaining to such meetings (including, without limitation, agendas and minutes thereof), of the Board of Directors of the Company and any committees or subcommittees thereof, and who shall receive prior notice of all such meetings to the same extent as any director (or any member of any committee or subcommittee) is entitled to such notice; and (ii) one operations observer (the "Operations Observer") who shall have free and open access to all operational and managerial aspects of the Company, and the Company shall provide such information and access to information of any aspect of the Company's business and operations, including day-to-day personal access to management and employees and meetings thereof, as is reasonably requested by the Operations Observer, whether orally or in writing. Promptly after the mutual execution hereof, the Company shall cause the Operations Observer to become a required signatory on all accounts of the Company for single payments in excess of $25,000 for the period of time specified in Section 4.1(a)(xx) and for any extension thereof.

                                   ARTICLE 5

                              ADDITIONAL AGREEMENTS

                  Section 5.1 Shareholder Meetings.

                          (a) The Company. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of considering the approval and adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Company will, through its Board of Directors, recommend to its shareholders the adoption and approval of this Agreement and subject to the fiduciary obligations of the Company's officers and directors, shall not withdraw, modify or change such recommendation.

                          (b) Parent. Parent will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the

         "Parent Shareholder Meeting") for the purpose of considering the approval and adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. Parent will, through its Board of Directors, recommend to its shareholders the adoption and approval of this Agreement and subject to the fiduciary obligations of Parent's officers and directors, shall not withdraw, modify or change such recommendation.

                  Section 5.2 Preparation of the Registration Statement and the Proxy Statement.

                          (a) Preparation and Filing. The Company and Parent shall promptly prepare and file with the SEC an amendment to the Proxy Statement and Parent shall prepare and file with the SEC an amendment to the Registration Statement, in which the Proxy Statement will be included as a prospectus, covering the issuance and sale of the Parent Common Stock in the Merger, the Parent Warrants, the Parent Common Stock issuable upon exercise of the Parent Warrants, the Controlling Shareholder Warrant, the Parent Common Stock issuable upon exercise of the Controlling Shareholder Warrant, and the resale by the Controlling Shareholder of its Parent Common Stock acquired in the Merger and upon exercise of the Controlling Shareholder Warrant. Each of Parent and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement continuously for a period of the shorter of (i) two years after the Effective Time or (ii) the first date upon which there are no Registrable Securities (as such term is defined in the Registration Rights Agreement dated as of the date hereof between Parent and the Controlling Shareholder). As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders and Parent shall mail the Proxy Statement to its shareholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

                          (b) Comments. Parent and the Company will promptly notify each other of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information, and promptly will supply each other with copies of all correspondence between the parties and the SEC with respect thereto. If, at any time prior to the Company Shareholder Meeting or Parent Shareholder Meeting, any event should occur relating to or affecting the Company, Parent or Sub, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the Registration Statement or the Proxy Statement, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable state securities laws, distributing to the Company's and Parent's shareholders such amendment or supplement.

                          (c) Information - Parent and Sub. None of the information to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Company Shareholder Meeting and Parent Shareholder Meeting will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of each of the Company Shareholder Meeting and Parent Company Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Parent and the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing provisions of this Section 5.2(c), no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Proxy Statement or the Registration Statement based on information supplied in writing by the Company for inclusion or incorporation by reference therein.

                          (d) Information - Company. None of the information to be supplied in writing by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of each of the Company Shareholder Meeting and Parent Company Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company and Parent. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing provisions of this Section 5.2(d), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Registration Statement based on information supplied in writing by Parent or Sub for inclusion or incorporation by reference therein.

                  Section 5.3 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) consistent with its legal obligations, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Parent and (iv) provide reasonable access to the Company's facilities and operations to enable Parent to conduct a health and safety review of the business, including the right to take samples. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement currently existing and in effect between Parent and the Company (the "Confidentiality Agreement").

                  Section 5.4 Rule 145 Letters. On the date hereof, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Company Shareholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of Exhibit C hereto, executed by each of such persons identified in the foregoing list.

Section 5.5 Stock Exchange Listings. Parent shall use its commercially reasonable efforts to list on the Nasdaq National Market, upon official notice of issuance, any and all shares of Parent Common Stock (including shares of Parent Common Stock to be issued upon exercise of the Parent Warrants and the Controlling Shareholder Warrant) to be issued in connection with the Merger. Parent shall not be obligated to list the Parent Warrants or the Controlling Shareholder Warrant on the Nasdaq National Market.

                  Section 5.6 Fees and Expenses.

                          (a) Transactional Costs and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, brokers (including the broker fees described in Section 3.23), financial advisors and accountants, shall be paid by the party incurring such costs and expenses (such costs and expenses being referred to herein, respectively, as the "Company Transactional Costs" and the "Parent Transactional Costs"), provided, however, that such Company Transactional Costs and Parent Transactional Costs shall not include the fees described in Section 5.6(b) hereof.

                          (b) Printing and Filing Fees, Etc.

                                    (i) If the Merger is not consummated, all
                  printing expenses, all expenses associated with obtaining shareholder approval, underwriter fees, if any, fees associated with obtaining fairness opinions or "comfort letters," and all filing fees (including filing fees under the Securities Act, the Exchange Act and the HSR Act (if applicable), as well as applicable NASDAQ fees) shall be divided and borne equally between Parent and the Company (each half of such fees being referred to herein, respectively, as the "Company Printing and Filing Fees" and the "Parent Printing and Filing Fees").

                                    (ii) If the Merger is consummated, all
                  Company Printing and Filing Fees and Parent Printing and Filing Fees shall be allocated to the Company, provided, however, that the Parent Printing and Filing Fees shall not be funded, directly or indirectly through the transfer or reallocation of obligations, under the Controlling Shareholder Loan.

                  Section 5.7 Company Stock Options.

                          (a) Cancellation and Conversion. Immediately prior to the Effective Time, each unexpired and unexercised outstanding Company Stock Option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock previously granted by the Company or any of its Subsidiaries under the Company's Stock Option Plans shall be cancelled and converted into the right to receive at the Effective Time, shares of Company Common Stock in an amount equal to (a) the product of (X) the excess, if any, of $2.50 over the exercise price per share of such Company Stock Option, times
         (Y) the number of shares of Company Common Stock which may be purchased upon exercise of such Company Stock Option (but only to the extent then exercisable, including any acceleration of vesting required by the terms of such Company Stock Option in effect as of the date hereof), divided by (b) $2.50. At the Effective Time, such shares of Company Common Stock shall be converted into shares of Parent Common Stock pursuant to Section 1.5 hereof. Prior to (but effective at) the Effective Time, the Company shall use its commercially reasonable efforts to (i) obtain any consents from all holders of Company Stock Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clause (i) or (ii), are necessary to give effect to the transactions contemplated by this Section 5.7. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this Section 5.7 and all such taxes attributable to the exercise of Company Stock Options shall be withheld from the proceeds received in respect of the shares of

         Common Stock issuable upon such exercise. Any taxes withheld may be withheld in the form of cancellation of shares of Company Common Stock otherwise issuable, valued at $2.50 per share. Notwithstanding the foregoing, any Company Stock Option with an exercise price greater than $2.50 that is not exercised at or prior to the Effective Time shall expire in accordance with its terms.

                          (b) Neidiger Tucker Bruner, Inc. Warrants. At the Closing and pursuant to the terms of the NTB Warrants, Parent shall deliver to Neidiger Tucker Bruner, Inc. Rollover Warrant Agreements, each duly executed by Parent and each in the form attached hereto as Exhibit F (the "NTB Warrant Agreements"), which NTB Warrant Agreements shall provide for the issuance to Neidiger Tucker Bruner, Inc. of warrants to purchase shares of Parent Common Stock (the "Rollover Warrants").

                          (c) Termination. Prior to the Effective Time, the Company shall have taken all actions reasonably necessary or appropriate to ensure that all stock option, stock appreciation right or other equity-based plans maintained with respect to the Company Common Stock, including the Company Stock Plans, shall terminate as of the Effective Time and the provisions in any other compensation or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall use its commercially reasonable efforts to ensure that following the Effective Time neither the Company nor any of its Subsidiaries is or will be bound by any Options which would entitle any person, other than Sub or its affiliates, to own beneficially, or receive any payments (other than as otherwise contemplated by Section
         1.5 and this Section 5.7) in respect of, any capital stock of the Company or the Surviving Corporation.

                  Section 5.8 Conversion of Current Company Preferred Stock. Immediately prior to the Effective Time, each share of Current Company Preferred Stock, plus any and all accrued and unpaid dividends on such Current Company Preferred Stock, shall be converted into shares of Company Common Stock in accordance with the terms of such Current Company Preferred Stock, which shares of Company Common Stock subsequently will be converted into the right to receive Parent Common Stock pursuant to Section 1.5 hereof.

                  Section 5.9 Warrant Agreement. At the Closing, Parent shall deliver to the Exchange Agent a Warrant Agreement, duly executed by Parent, in the form attached hereto as Exhibit D (the "Warrant Agreement") for the benefit of each shareholder of the Company entitled thereto pursuant to Section 1.5(c), which Warrant Agreement shall provide for the issuance to each such shareholder of the Company of warrants to purchase shares of Parent Common Stock (the "Parent Warrants").

                  Section 5.10 Premerger Notification to Federal Trade Commission. The parties shall mutually cooperate with each other in preparing and filing any and all documentation required to be filed pursuant to the HSR Act, if applicable, regarding the Merger.

                  Section 5.11 Efforts Required.

                          (a) Mutual Obligation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid or vigorously defend an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act, if applicable), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, the Company shall use its commercially reasonable efforts to obtain the waiver, cancellation or voluntary termination of the registration rights listed on Schedule 3.2(b) prior to the Closing by the holders thereof to the extent that they would otherwise be outstanding after the Merger.

                          (b) No Adverse Actions. Each party shall use commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

                          (c) Reorganization Status. Each party shall use commercially reasonable efforts to refrain from taking any action or failing to take any action, which action or failure to act would cause, or would be reasonably likely to cause, the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                          (d) No Divestiture. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

                          (e) SEC Documents. From the date hereof through the Closing Date, Parent and the Company shall have filed all documents required to be filed with the SEC on or prior to the Closing Date.

                  Section 5.12 Public Announcements. Parent, Sub and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party. If such a press release or written public statement is required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, each party agrees to consult with the other party regarding the form and content of such release or statement prior to issuance thereof.

                  Section 5.13 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

                  Section 5.14 Indemnification; Directors and Officers
Insurance.

                          (a) Company Officers and Directors. From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the CBCA, the Company Charter, the Company's By-laws and in any agreement with the Company listed on
         Section 5.14 of the Company Letter for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby).

                          (b) D&O Insurance. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six
         (6) years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to the Company's existing policy at the Effective Time or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

                  Section 5.15 Notification of Certain Matters. Parent shall use its commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any condition or event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect, (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) to cause any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (z) to prevent the consummation of the Merger and other transactions contemplated hereby; (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  Section 5.16 Repayment/Conversion of Controlling Shareholder Loan. Immediately prior to the Effective Time, the Company shall repay or convert the Controlling Shareholder Loan in full (including accrued interest) with or into that number of shares of Company Common Stock equal to the quotient of (i) the aggregate outstanding amount of the Controlling Shareholder Loan (including accrued interest), divided by (ii) $2.50, which shares of Company Common Stock shall be converted, at the Effective Time, into the right to receive the Merger Consideration pursuant to Section 1.5 hereof.

                  Section 5.17 Escrow of Funds and Shares by Parent.

                          (a) Deposit. Not later than four business days after the execution of this Agreement and pursuant to the Exchange Agreement, Parent shall deposit into escrow that number of shares of Parent Common Stock sufficient to purchase newly issued shares of Company Common Stock (the "Company Exchange Shares") equal to 19.9% of the shares of Company Common Stock (excluding the shares of Company Common Stock contemplated to be issued pursuant to the terms of the Exchange Agreement) outstanding on the date hereof at a per share price of 0.715 shares of Parent Common Stock.

                          (b) Disposition of Company Exchange Shares. The terms and conditions regarding the release or exchange of the Parent Common Stock held in escrow and the Company Exchange Shares are set forth in the Exchange Agreement.

                          (c) Voting and Transfer. The rights and obligations of Parent and the Company with respect to voting or transferring any Company Exchange Shares or Parent Common Stock received by Parent or the Company, as applicable, under this Section 5.17 are set forth in the Exchange Agreement.

                  Section 5.18 Controlling Shareholder Warrant Agreement. At the Closing, Parent shall deliver to the Controlling Shareholder the Controlling Shareholder Warrant Agreement, duly executed by Parent, which Controlling Shareholder Warrant Agreement shall provide for the issuance to the Controlling Shareholder of the Controlling Shareholder Warrant.

                                   ARTICLE 6

                       CONDITIONS PRECEDENT TO THE MERGER

                  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

                          (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of (i) the shareholders of the Company in accordance with applicable law, the Company Charter and the Company's Bylaws and (ii) the shareholders of Parent in accordance with applicable law, the Certificate of Incorporation of Parent and Parent's By-laws.

                          (b) Stock Listing. The Parent Common Stock issuable in the Merger (including the shares of Parent Common Stock issuable upon exercise of the Parent Warrants and the Controlling Shareholder Warrant) and not previously listed shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

                          (c) HSR and Other Approvals/Consents or Waivers. The waiting period (and any extension thereof) applicable, if any, to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                          (d) Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any Governmental Entity or any other third party, shall have been obtained, shall have been made or shall have occurred.

                          (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

                          (f) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby; provided, however, that the provisions of this Section 6.1(f) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.11 shall have been the cause of, or shall have resulted in, the enforcement or entering into of any such law, rule, regulation, executive order, decree, injunction or other order.

                  Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

                          (a) Performance of Obligations; Representations and Warranties. (i) Each of Parent and Sub shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of each of Parent and Sub by one of its officers to such effect.

                          (b) Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Parent. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

                          (c) Consents.

                                    (i) Each of Parent and Sub shall have
                  obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument; and

                                    (ii) In obtaining any approval or consent
                  required to consummate any of the transactions contemplated herein, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement.

                          (d) Fairness Opinion. The fairness opinion described in Section 3.15 shall not have been adversely modified or withdrawn prior to the Effective Time.

                          (e) Parent Warrants. At the Closing, Parent shall have delivered to the Exchange Agent for the benefit of each Company shareholder, other than the Controlling Shareholder or any director of the Company, one Parent Warrant for each share of Company Common Stock held by each such Company shareholder immediately prior to the Effective Time, which Parent Warrants shall be governed by and subject to the terms and conditions of the Warrant Agreement.

                          (f) Controlling Shareholder Warrant. At the Closing, Parent shall have delivered to the Controlling Shareholder the Controlling Shareholder Warrant, which Controlling Shareholder Warrant shall be governed by and subject to the terms and conditions of the Controlling Shareholder Warrant Agreement.

                          (g) Rollover Warrants. At the Closing, Parent shall have delivered to Neidiger Tucker Bruner, Inc. the Rollover Warrants, which Rollover Warrants shall be governed by and subject to the terms and conditions of the NTB Warrant Agreement.

                          (h) Board Approval. The Board of Directors of the Company shall be satisfied in its reasonable discretion that, based upon the price per share of the Parent Common Stock on the Nasdaq National Market, the merger is in the best interests of the Company's shareholders.

                  Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

                          (a) Performance of Obligations; Representations and Warranties. The Company and the Controlling Shareholder shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement. Parent shall have received a certificate signed on behalf of the Company by one of its officers to such effect.

                          (b) Consents.

                                    (i) The Company shall have obtained the
                  consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument; and

                                    (ii) In obtaining any approval or consent
                  required to consummate any of the transactions contemplated herein, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement.

                          (c) Affiliate Agreements. Parent shall have received the written agreements from Rule 145 Affiliates of the Company described in Section 5.4.

                          (d) Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by one of its officers to such effect.

                          (e) Company Stock Plans; Preferred Stock. The Company shall have taken all action required to be taken by it to implement the provisions of Section 5.7. All preferred stock, warrants, options or other securities convertible into capital stock of the Company shall either have been converted into Company Common Stock prior to or at the Effective Time, or shall have been otherwise cancelled, exchanged or converted as provided in Section 5.7.

                          (f) Director and Officer Resignations. All of the Directors of the Company and its Subsidiaries and any officers thereof designated by Parent, shall have tendered their resignation in form and substance satisfactory to Parent.

                          (g) Commitments. At Closing, the Company shall not be obligated under any volume purchase commitments or minimum traffic volume commitments pursuant to any carrier agreements binding the Company, other than agreements listed in Section 6.3(g) of the Company Letter.

                          (h) Balloon Payments. At Closing, the Company shall not be obligated under any balloon or other extraordinary payments due or payable (or paid) by the Company, Parent or Sub as severance, change-of-control or other "parachute" provisions.

                          (i) Limit on Dissenters. As of the Effective Time, Parent shall have confirmed that the holders of shares representing no more than 300,000 shares of outstanding Company Common Stock have provided notice of their intent to exercise dissenter's rights under the CBCA prior to the Effective Time.

                                   ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

                  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company only in the following manner and upon the following events:

                          (a) by either Parent or Company:

                                    (i) if both of Parent and the Company
                  mutually consent in writing to such termination; or

                                    (ii) if: (A) the Merger has not been
                  effected on or prior to the close of business on November 30, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or
                  (B) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.11) permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; and

                          (b) by Parent:

                                    (i) if the Company or the Controlling
                  Shareholder shall have failed to comply in any material respect with any of either of their covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within ten (10) business days following receipt by such other party of written notice of such failure to comply, or such shorter period as may otherwise be specified herein;

                                    (ii) if there has been a breach of a
                  representation, warranty, covenant or obligation of the Company or the Controlling Shareholder that gives rise to a failure of the fulfillment of a condition of Parent's and Sub's obligations to effect the Merger pursuant to Section 6.3(a), including the failure of the Controlling Shareholder to make the Controlling Shareholder Loan up to and including the Maximum Amount on an ongoing basis to fund the Working Capital Needs of the Company prior to Closing, in accordance with Section 4.8(b), which breach has not been cured within ten (10) business days following receipt by the Company of written notice of the breach;

                                    (iii) if the shareholders of the Company do
                  not approve this Agreement at the Company Shareholder Meeting or at any adjournment or postponement thereof; or

                                    (iv) if (A) the Board of Directors of the
                  Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, changed, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its shareholders, or shall have resolved to do so, (B) the Board of Directors of the Company, shall have recommended to the shareholders of the Company any Takeover Proposal or shall have resolved to do so or (C) a tender offer or exchange offer for 20% or more of the outstanding stocks of capital stock of the Company is commenced by a third party that is not an Affiliate of Parent, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); and

                          (c) by the Company:

                                    (i) if either Parent or Sub shall have
                  failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within ten (10) business days following receipt by such other party of written notice of such failure to comply; provided, however, that neither Parent nor Sub shall be entitled to any cure period for failure to comply in any material respect with its obligations set forth in Section 5.17 hereof;

                                    (ii) if there has been a breach of a
                  representation, warranty, covenant or obligation of either Parent or Sub that gives rise to a failure of the fulfillment of a condition of the Company's obligations to effect the Merger pursuant to Section 6.2(a), which breach has not been cured within ten business days following receipt by Parent of written notice of the breach; or

                                    (iii) if the shareholders of Parent do not
                  approve this Agreement at the Parent Shareholder Meeting or at any adjournment or postponement thereof.

                  The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                  Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3, the entirety of Section 5.6 and the entirety of Section 5.17, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the willful breach of any covenant contained in this Agreement.

                  Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent, but, after any such approval, no amendment shall be made which by law or the rules of the Nasdaq National Market, with respect to Parent, or the rules of the Nasdaq Small Cap Market, with respect to the Company, requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8

                               GENERAL PROVISIONS

                  Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          (a) Parent or Sub. If to Parent or Sub, to:

                              RMI.NET, Inc.
                              988 18th Street, Suite 2201
                              Denver, Colorado  80202
                              Attention:  Chris J. Melcher, Vice President and
                                          General Counsel

                              with a copy to:

                              Perkins Coie LLP
                              1899 Wynkoop Street
                              Suite 700
                              Denver, Colorado  80202
                              Attention:  Neil M. Goff, Esq.

                              Brownstein, Hyatt & Farber, P.C.
                              410 17th Street, 22nd Floor
                              Denver, Colorado  80202

                              Attention:  Jeffrey M. Knetsch, Esq.

                          (b) Company. If to the Company, to:

                              Internet Communications Corporation
                              7100 East Belleview Avenue
                              Greenwood Village, Colorado  80111

                              with a copy to:

                              Hogan & Hartson L.L.P.
                              One Tabor Center
                              1200 Seventeenth Street, Suite 1500
                              Denver, Colorado  80202
                              Attention:  Steven A. Cohen, Esq.

                  Section 8.2 Interpretation.

                          (a) Headings. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                          (b) "Subsidiary(ies)" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

                  Section 8.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Exhibits attached hereto and executed in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  Section 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

                  Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                  Section 8.8 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for Colorado. Each party hereto waives any objection based on forum non conveniens or any other objection to venue thereof.

                  Section 8.9 Defined Terms. Each of the following terms is defined in the Section identified below:

Agreement..............................................................Preamble
Articles of Merger..................................................Section 1.2
Blue Sky Laws.......................................................Section 2.4
CBCA................................................................Section 1.1
Certificates.....................................................Section 1.6(b)
Closing............................................................Section 1.15
Closing Date.......................................................Section 1.15
Code...................................................................Recitals
Company................................................................Preamble
Company Charter.....................................................Section 3.4
Company Common Stock.............................................Section 1.5(c)
Company Dissenting Shares.......................................Section 1.13(a)
Company Employees..................................................Section 3.13
Company Exchange Shares............................................Section 5.17
Company Foreign Benefit Plan....................................Section 3.11(f)
Company Intellectual Property......................................Section 3.14
Company Letter...................................................Section 3.2(a)

Company Licenses...................................................Section 3.14
Company Permits.....................................................Section 3.7
Company Plan....................................................Section 3.11(c)
Company Preferred Stock..........................................Section 3.2(a)
Company Printing and Filing Fees..............................Section 5.6(b)(i)
Company SEC Documents...............................................Section 3.5
Company Shareholder Meeting......................................Section 5.1(a)
Company Significant Contracts...................................Section 3.10(b)
Company Stock Purchase Plan......................................Section 3.2(a)
Company Stock Option Plans.......................................Section 3.2(a)
Company Stock Options............................................Section 3.2(b)
Company Stock Plans..............................................Section 3.2(a)
Company Third Party..............................................Section 4.3(a)
Company Transactional Costs......................................Section 5.6(a)
Compensation Agreements.........................................Section 3.10(a)
Confidentiality Agreement...........................................Section 5.3
Constituent Corporations...............................................Preamble
Controlling Shareholder................................................Recitals
Controlling Shareholder Loan........................................Section 4.8
Controlling Shareholder Warrant..................................Section 1.5(c)
Controlling Shareholder Warrant Agreement........................Section 1.5(c)
Current Company Preferred Stock..................................Section 3.2(a)
Data Compensation Pool.......................................Section 4.1(a)(ix)
D&O Insurance...................................................Section 5.14(b)
Effective Time......................................................Section 1.2
Environmental Law...............................................Section 2.14(a)
Environmental Permit............................................Section 2.14(a)
ERISA..............................................................Section 3.11
Exchange Act........................................................Section 2.4
Exchange Agent...................................................Section 1.6(a)
Exchange Agreement....................................................Recital D
Exchange Fund....................................................Section 1.6(a)
FCC.................................................Section 2.4 and Section 2.9
Governmental Entity.................................................Section 2.4
Hazardous Substances............................................Section 2.14(a)
HSR Act.............................................................Section 2.4
IRS................................................................Section 2.10
Knowledge of the Company............................................Section 3.7
Knowledge of Parent.................................................Section 2.9
Material Adverse Change................................Section 2.1, Section 3.1
Material Adverse Effect................................Section 2.1, Section 3.1
Maximum Amount......................................................Section 4.8
Merger.................................................................Recitals
Merger Consideration.............................................Section 1.5(c)
NASD................................................................Section 2.4
Norwest.............................................................Section 4.8

NTB Warrant Agreements...........................................Section 5.7(b)
NTB Warrants.....................................................Section 1.6(f)
Operations Observer................................................Section 4.10
Original Agreement.....................................................Recitals
Original Exchange Agreement............................................Recitals
Original Shareholder Agreement.........................................Recitals
Parent.................................................................Preamble
Parent Common Stock..............................................Section 1.5(c)
Parent Intellectual Property.......................................Section 2.13
Parent Letter....................................................Section 2.2(b)
Parent Permits......................................................Section 2.9
Parent Plan........................................................Section 2.11
Parent Preferred Stock...........................................Section 2.2(a)
Parent Printing and Filing Fees...............................Section 5.6(b)(i)
Parent SEC Documents................................................Section 2.6
Parent Shareholder Meeting.......................................Section 5.1(b)
Parent Stock Option Plans........................................Section 2.2(a)
Parent Stock Options.............................................Section 2.2(b)
Parent Transactional Costs.......................................Section 5.6(a)
Parent Warrants.....................................................Section 5.9
Parental Notice..................................................Section 4.2(b)
Prohibited Action................................................Section 4.2(b)
Proxy Statement..................................................Section 5.2(c)
Real Estate.....................................................Section 3.22(b)
Registration Statement..............................................Section 2.3
Reorganization.........................................................Recitals
Rollover Warrants................................................Section 5.7(b)
Rule 145 Affiliates.................................................Section 5.4
SEC.................................................................Section 2.3
Securities Act......................................................Section 2.3
Shareholder Agreement..................................................Recitals
State Takeover Approvals............................................Section 2.4
Sub....................................................................Preamble
Subsidiary(ies)..................................................Section 8.2(b)
Superior Transaction.............................................Section 4.3(c)
Surviving Corporation...............................................Section 1.1
Takeover Proposal................................................Section 4.3(a)
Tax Return.........................................................Section 2.10
Taxes..............................................................Section 2.10
Termination Date.............................................Section 7.1(a)(ii)
Third Party Debt....................................................Section 4.8
Trade Payables......................................................Section 4.8
Voice Compensation Pool......................................Section 4.1(a)(ix)
Warrant Agreement...................................................Section 5.9
Working Capital Needs...............................................Section 4.8

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first above written.

                                         RMI.NET, INC., a Delaware Corporation



                                         By: /s/ DOUGLAS HANSON
                                             ----------------------------------
                                         Name: Douglas Hanson
                                               --------------------------------
                                         Title: Chief Executive Officer and
                                                -------------------------------
                                                President
                                                ---------

                                         INTERNET ACQUISITION CORPORATION,
                                         a Colorado Corporation



                                         By: /s/ CHRISTOPHER MELCHER
                                             ----------------------------------
                                         Name: Christopher Melcher
                                               --------------------------------
                                         Title: Vice President and General
                                                -------------------------------
                                                President
                                                ---------

                                         INTERNET COMMUNICATIONS
                                         CORPORATION, a Colorado Corporation



                                         By: /s/ THOMAS GALLEY
                                             ----------------------------------
                                         Name: Thomas Galley
                                               --------------------------------
                                         Title: Chief Executive Officer and
                                                -------------------------------
                                                President
                                                ---------

The Controlling Shareholder is agreeing to execute this Agreement and the Shareholder Agreement to evidence its unconditional and irrevocable obligation to be bound solely by the provisions of the Shareholder Agreement and Section 4.8, Section 5.8, and Section 5.16 hereof.

                                         INTERWEST GROUP, INC., a Colorado
                                         Corporation



                                         By: /s/ CRAIG SLATER
                                             ----------------------------------
                                         Name: Craig Slater
                                               --------------------------------
                                         Title: Executive Vice President
                                                -------------------------------

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                        DESCRIPTION
------                        -----------
 A        Amended and Restated Shareholder Agreement
 B        Amended and Restated Exchange Agreement
 C        Rule 145 Letters
 D        Warrant Agreement
 E        Controlling Shareholder Warrant Agreement
 F        NTB Warrant Agreements

                                    EXHIBIT A


                   AMENDED AND RESTATED SHAREHOLDER AGREEMENT







                                  SEE ATTACHED.

                                    EXHIBIT B


                     AMENDED AND RESTATED EXCHANGE AGREEMENT






                                  SEE ATTACHED.

                                    EXHIBIT C


                                RULE 145 LETTERS






                                  SEE ATTACHED.

                                    EXHIBIT D


                                WARRANT AGREEMENT





                                  SEE ATTACHED.

                                    EXHIBIT E



                    CONTROLLING SHAREHOLDER WARRANT AGREEMENT





                                  SEE ATTACHED.

                                    EXHIBIT F



                             NTB WARRANT AGREEMENTS





                                  SEE ATTACHED.

                                                                      APPENDIX B

                            FORM OF WARRANT AGREEMENT


         Warrant Agreement, dated as of _________________________, 2000 (this
"Agreement"), between RMI.NET, INC., a Delaware corporation (the "Company"), and Computershare Trust Company, as warrant agent (the "Warrant Agent").

                                    RECITALS

         WHEREAS, the Company proposes to issue and deliver warrant certificates (the "Warrant Certificates") evidencing warrants (the "Warrants") to purchase up to an aggregate of [__________] shares of its Common Stock (as hereinafter defined) to holders (the "Warrant Recipients") of the common stock, no par value per share ("INCC Common Stock"), of Internet Communications Corporation, a Colorado corporation ("INCC"), in connection with the consummation of the merger contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of October 18, 2000 (the "Merger Agreement"), by and among the Company, INCC and Internet Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("IAC"); and


         WHEREAS, each Warrant will entitle the registered holder thereof to purchase one fully paid and non-assessable share of Common Stock of the Company, par value $0.001 per share (the "Common Stock"), at a purchase price per share equal to the Exercise Price (as hereinafter defined).

                                    AGREEMENT

         In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the Holders (as hereinafter defined), the Company and the Warrant Agent each agree as follows:

         Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or New York, New York are authorized by law to close.

         "Call Price" means a price per Warrant Share equal to $8.00.

         "Call Trigger Event" means any date prior to the Termination Date after which the daily closing prices per share of Common Stock on NASDAQ for each of the five (5) consecutive trading days prior thereto is greater than or equal to the Call Price.

         "Certificate of Incorporation" means the Certificate of Incorporation of the Company.

         "Closing Price" on any day means (i) if the shares of Common Stock then are listed and traded on the NYSE, the Closing Price on such day as reported on the NYSE Composite Transactions Tape; (ii) if shares of Common Stock then are not listed and traded on the NYSE, the Closing Price on such day as reported by the principal national securities exchange on which the shares of Common Stock are listed and traded; (iii) if the shares of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such day on the NASDAQ; or (iv) if the shares of Common Stock then are not traded on the NASDAQ, the average of the highest reported bid and the lowest reported asked price on such day as reported by the NASDAQ Quotation System.

         "Common Share Equivalent" means, with respect to any security of the Company and as of a given date, a number which is, (i) in the case of a share of Common Stock, one, (ii) in the case of all or a portion of any right, warrant or other security which may be exercised for a share or shares of Common Stock, the number of shares of Common Stock receivable upon exercise of such security (or such portion of such security), and (iii) in the case of any security convertible or exchangeable into a share or shares of Common Stock, the number of shares of Common Stock that would be received if such security were converted or exchanged on such date.

         "Common Stock" shall have the meaning set forth in the Recitals to this Agreement.

         "Company" shall have the meaning set forth in the Preamble to this Agreement.

         "Convertible Securities" shall have the meaning set forth in Section 8(d).

         "Determination Date" shall have the meaning set forth in Section 8(f).

         "Effective Time" means the date of the filing of a certificate of merger with the Secretary of State of the State of Delaware in connection with the merger of IAC with and into INCC pursuant to the Merger Agreement.

         "Exercise Date" shall mean, as to any Warrants, the date on which the Warrant Agent shall have received both (a) the Warrant Certificate representing such Warrants, with the Exercise Forms therein duly executed by the Holder thereof or his attorney duly authorized in writing, and (b) payment in cash (including wire transfer of immediately available funds) or by certified or official bank check or bank cashier's check payable to the Company, of an amount in lawful money of the United States of America equal to the applicable Exercise Price (as hereinafter defined).

         "Exercise Price" means a price per Warrant Share equal to $7.00, subject to adjustment from time to time pursuant to Section 8.

         "Expiration Date" means 5:00 p.m. New York City time on [__________], 2002. [Insert date that is the second anniversary of the Closing Date].

         "Fair Market Value" as at any date of determination means, as to shares of the Common Stock, if the Common Stock is publicly traded at such time, the average of the daily Closing Prices of a share of Common Stock for the five (5) consecutive trading days ending on the most recent trading day prior to the date of determination. If the shares of Common Stock are not publicly traded at such time, and as to all things other than the Common Stock, Fair Market Value shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Company and acceptable to a majority of the Holders and which shall have no other substantial relationship with the Company.

         "Holder" means, with respect to any Warrant Certificate, the Person in whose name such Warrant Certificate is registered upon the books to be maintained by the Warrant Agent pursuant to Section 3.

         "IAC" shall have the meaning set forth in the Recitals to this Agreement.

         "INCC" shall have the meaning set forth in the Recitals to this Agreement.

         "INCC Common Stock" shall have the meaning set forth in the Recitals to this Agreement.

         "Merger Agreement" shall have the meaning set forth in the first Recital to this Agreement.

         "NASDAQ" means the Nasdaq Stock Market, National Market System.

         "NYSE" means The New York Stock Exchange, Inc.

         "Options" shall have the meaning set forth in Section 8(d).

         "Person" means an individual, partnership, corporation, limited liability company, trust, joint stock company, association, joint venture, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Register" shall have the meaning set forth in Section 3(a) of this Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Termination Date" shall have the meaning set forth in Section 20 of this Agreement.

         "Warrant Agent" shall have the meaning set forth in the Preamble to this Agreement or the successor or successors of such Warrant Agent duly appointed in accordance with the terms hereof.

         "Warrant Certificates" shall have the meaning set forth in the Recitals to this Agreement.

         "Warrant Recipients" shall have the meaning set forth in the Recitals to this Agreement.

         "Warrant Shares" means the shares of Common Stock deliverable upon exercise of the Warrants, as adjusted from time to time.

         "Warrants" shall have the meaning set forth in the Recitals to this Agreement.

         Section 2. The Warrant Certificates. (a) Upon issuance, each Warrant Certificate shall evidence one or more Warrants. The Warrant Certificates shall be in registered form only and substantially in the form attached hereto as Exhibit A. The Warrant Certificates shall be dated the date on which they are countersigned by the Warrant Agent and may have such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable laws, rules or regulations including any rule or regulation of any securities exchange on which the Warrants may be listed.

                  (b) Warrant Certificates substantially in the form of Exhibit A hereto and evidencing Warrants to purchase an aggregate of up to [_________] shares of Common Stock (subject to adjustment pursuant to Sections 8 and 9) shall be executed, on or after the date of this Agreement, by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall thereupon countersign and deliver such Warrant Certificates upon the order and at the direction of the Company. The names and addresses of the Warrant Recipients shall be specified by the Company pursuant to a list of Warrant Recipients provided to the Warrant Agent by the Company, which shall consist of the names of those Persons who were stockholders of record of INCC (excluding however Interwest Group, Inc., a Colorado corporation ("Interwest"), any affiliate thereof and any director of INCC) as of the Effective Time (as defined in the Merger Agreement) , subject only to the elimination of the names of (i) any such Persons as are entitled to receive only a payment in lieu of a fractional Warrant in accordance with the terms of this Agreement and (ii) any such Persons who have perfected their right to have the fair value of their shares of INCC Common Stock judicially appraised and paid to them in cash. The Warrant Agent is hereby authorized to countersign and deliver Warrant Certificates as required by this Section 2(b) or by Section 3(b), 4(f) or 6 hereof. The Warrant Certificates shall be executed on behalf of the Company by any of its duly authorized officers, either manually or by facsimile signature printed thereon, and shall be dated the date of issuance. The Warrant Agent shall countersign the Warrant Certificates either manually or by facsimile signature printed thereon, and the Warrant Certificates shall not be valid for any purpose until so countersigned. In case any duly authorized officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company.

         Section 3. Registration, Exchange and Transfer of Warrants. (a) The Warrant Agent shall keep at the principal corporate trust office of the Warrant Agent, specified in or pursuant to Section 4(d), a register (the "Register") in which, subject to such regulations as the Company may reasonably prescribe, the Warrant Agent shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates as herein provided.

                  (b) At the option of the Holder, Warrant Certificates may be exchanged at such office and upon payment of the charges hereinafter provided. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign and deliver, the Warrant Certificates that the Holder making the exchange is entitled to receive; provided, however, that the Company shall not be required to issue and deliver Warrant Certificates representing fractional warrants.

                  (c) Each Warrant Certificate issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligation of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement as the Warrant Certificates surrendered for such registration of transfer or exchange.

                  (d) Each Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the Holder thereof or his attorney duly authorized in writing.

                  (e) No service charge shall be made for any registration of transfer or exchange of Warrant Certificates. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

                  (f) Each Warrant Certificate when duly endorsed in blank shall be negotiable and when a Warrant Certificate shall have been so endorsed, the Holder thereof may be treated by the Company, the Warrant Agent and all other persons dealing therewith as the sole and absolute owner thereof for any purpose and as the person solely entitled to exercise the rights represented thereby or to request the Warrant Agent to record the transfer thereof on the Register any notice to the contrary notwithstanding; but until such transfer on such Register, the Company and the Warrant Agent may treat the Holder thereof as the owner for all purposes.

         Section 4. Exercise Price, Payment of The Exercise Price, Duration And Exercise of Warrants Generally, Company's Call Right. (a) Each Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the Holder thereof, upon payment of the Exercise

Price and subject to the provisions of this Agreement, to receive one share of Common Stock for each whole Warrant represented thereby, subject to adjustment as herein provided, upon payment of the Exercise Price for each of such shares.

                  (b) Subject to the terms and conditions set forth herein, the Warrants shall be exercisable beginning on the date that is thirty (30) days after the date hereof, at any time, or from time to time, until the Expiration Date or, if such day is not a Business Day, then on the next succeeding day that shall be a Business Day.

                  (c) The Warrants shall terminate and become void as of 5:00 P.M. (Denver time) on the Expiration Date or, if such day is not a Business Day, then as of 5:00 P.M. on the next succeeding day that shall be a Business Day, and all rights of any Holder of a Warrant Certificate evidencing such Warrants under this Agreement or otherwise shall cease.

                  (d) Subject to Sections 5 and 10 hereof, in order to exercise a Warrant, the Holder thereof must surrender the Warrant Certificate evidencing such Warrant, with one of the forms on the reverse of or attached to the Warrant Certificates duly executed (with signature guaranteed), to the Warrant Agent at its office at ________________________________, or at such other address as the Warrant Agent may specify in writing to the Holders at their respective addresses specified in the Register, together with payment-in-full of the Exercise Price thereof. Upon such delivery and payment, the Holder shall be deemed to be the holder of record of the number of shares of Common Stock issuable upon exercise of the Warrant (or, in the case of a partial exercise of this Warrant, the number of such shares as to which the Warrant has been exercised), notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

                  (e) The Exercise Price must be paid in cash (including by wire transfer of immediately available funds) or by certified or official bank check or bank cashier's check payable to the order of the Company or by any combination of such cash or check.

                  (f) The Warrants evidenced by a Warrant Certificate shall be exercisable either as an entirety or, from time to time, for part only of the number of whole Warrants evidenced thereby. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised at any time, the Warrant Certificate representing such Warrants shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants that were not exercised shall be issued by the Company. The Warrant Agent shall countersign the new Warrant Certificate, register it in such name or names as may be directed in writing by the Holder and deliver the new Warrant Certificate to the person or persons entitled to receive the same.

                  (g) As soon as practicable on or after the Exercise Date, the Warrant Agent shall notify the Company, and the Warrant Agent shall, within five Business Days of the Exercise Date, deliver or cause to be delivered to or upon any written order of any Holder appropriate evidence of ownership of any shares of Common Stock issuable upon exercise of the

Warrants or other securities or property (including any cash, subject to any required withholding) to which the Holder is entitled hereunder, subject to
Section 5. All funds received upon the exercise of Warrants shall be deposited by the Warrant Agent for the account of the Company, unless otherwise instructed in writing by the Company.

                  (h) Notwithstanding anything contained herein or in the Merger Agreement to the contrary, the Company shall have the right to call a Warrant at any time prior to the expiration of such Warrant upon the occurrence of the Call Trigger Event, subject to the provisions of this Section. The Company shall provide written notice of the occurrence of the Call Trigger Event to each Holder. Each Holder shall then have thirty (30) days after the date of such notice to exercise the Warrants held by such Holder pursuant to the terms hereof. If no action is taken by a Holder within thirty (30) days after receipt of notice of a Call Trigger Event, then the Warrants held by such Holder shall, without any further action by any party hereto or any Holder, be immediately and automatically cancelled and terminated.

         Section 5. Payment of Taxes. The Company shall pay any and all documentary, or similar issue or transfer taxes payable in respect of the issuance or delivery of the Warrant Shares. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer involved in the issue or delivery of Warrants or Warrant Shares (or other securities or assets) in a name other than that in which the Warrants so exercised were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of such transfer tax or has established, to the satisfaction of the Company, that such transfer tax has been paid.

         Section 6. Mutilated or Missing Warrant Certificates. If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) the Company and the Warrant Agent receive evidence to their satisfaction of the destruction, loss or theft of any Warrant Certificate, and there is delivered to the Company and the Warrant Agent (in the case of destruction, loss or theft) such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and the Warrant Agent shall countersign and deliver, in exchange for any such mutilated Warrant Certificate or in lieu of any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants. Upon the issuance of any new Warrant Certificate under this Section 6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses in connection therewith. Every new Warrant Certificate executed and delivered pursuant to this Section 6 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder. The provisions of this Section 6 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed, lost or stolen Warrant Certificates.

         Section 7. Reservation of Shares; Listing. The Company shall at all times reserve and keep available, free from preemptive rights, and out of its authorized but unissued Common Stock, solely for the purpose of issuance upon exercise of Warrants as herein provided, such number of shares of Common Stock as shall then be issuable upon exercise of all outstanding Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants shall, upon issue in accordance with the terms of this Agreement, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof and that upon issuance, such shares shall be listed on NASDAQ, if other shares of the Common Stock are then listed for quotation on NASDAQ, and on each national securities exchange on which any other shares of outstanding Common Stock are then listed.

         Section 8. Anti-dilution Provisions. So long as any Warrants are outstanding, the Exercise Price and the number of shares of Common Stock issuable upon exercise of each whole Warrant shall be subject to adjustment from time to time as follows:

         (a) COMMON STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS. In case the Company shall (i) pay or make a dividend or other distribution to all holders of its Common Stock in shares of Common Stock, (ii) subdivide or split the outstanding shares of its Common Stock into a larger number of shares, or (iii) combine the outstanding shares of its Common Stock into a smaller number of shares, then in each such case the number of Warrant Shares issuable upon exercise of each whole Warrant shall be adjusted to equal the number of such shares to which the Holder of the Warrant would have been entitled upon the occurrence of such event had the Warrant been exercised immediately prior to the happening of such event or, in the case of a stock dividend or other distribution, prior to the record date for determination of stockholders entitled thereto. An adjustment made pursuant to this Section 8(a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

         (b) REORGANIZATION OR RECLASSIFICATION. In case of any capital reorganization or any reclassification of the capital stock of the Company (whether pursuant to a merger or consolidation or otherwise), or in the event of any similar transaction, each whole Warrant shall thereafter be exercisable for the number of shares of stock or other securities or property receivable upon such capital reorganization or reclassification of capital stock or other transaction, as the case may be, by a holder of the number of shares of Common Stock into which such Warrant was exercisable immediately prior to such capital reorganization or reclassification of capital stock; and, in any case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made for the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holders of the Warrants to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of the Warrants. An adjustment made pursuant to this Section 8(b) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                  (c) DISTRIBUTIONS OF ASSETS OR SECURITIES OTHER THAN COMMON STOCK. In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of its capital stock (other than Common Stock), or other debt or equity securities or evidences of indebtedness of the Company, or options, rights or warrants to purchase any of such securities, cash or other assets, then in each such case the number of Warrant Shares issuable upon exercise of each whole Warrant shall be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Fair Market Value per share of Common Stock at the record date for determining share holders entitled to such dividend or distribution, and of which the denominator shall be such Fair Market Value per share less the Fair Market Value of the portion of the securities, cash, other assets or evidences of indebtedness so distributed applicable to one share of Common Stock. An adjustment made pursuant to this Section 8(c) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                  (d) BELOW MARKET ISSUANCES OF COMMON STOCK AND CONVERTIBLE SECURITIES. In case the Company shall issue Common Stock (or options, rights or warrants to purchase shares of Common Stock (collectively, "Options") or other securities convertible into or exchangeable or exercisable for shares of Common Stock (such other securities, collectively, "Convertible Securities")) at a price per share (or having an effective exercise, exchange or conversion price per share together with the purchase price thereof) less than the Fair Market Value per share of Common Stock on the date such Common Stock (or Options or Convertible Securities), is sold or issued (provided that no sale of securities pursuant to an underwritten public offering shall be deemed to be for less than Fair Market Value), then in each such case the number of Warrant Shares issuable upon exercise of each whole Warrant shall thereafter be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to the date of issuance of such Common Stock (or Options or Convertible Securities) by a fraction, the numerator of which shall be (x) the sum of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and (ii) the number of additional Common Share Equivalents represented by all securities so issued multiplied by
(y) the Fair Market Value of a share of Common Stock immediately prior to the date of such issuance, and the denominator of which shall be (x) the product of
(A) the Fair Market Value of a share of Common Stock immediately prior to the date of such issuance and (B) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance plus (y) the aggregate consideration received by the Company for the total number of securities so issued plus, (z) in the case of Options or Convertible Securities, the additional consideration required to be received by the Company upon the exercise, exchange or conversion of such securities; provided, however, that no adjustment shall be required in respect of issuances of Common Stock (or options to purchase Common Stock) pursuant to stock option or other employee benefit plans in effect on the date hereof, or approved by the Board of Directors of the Company after the date hereof. Notwithstanding anything herein to the contrary,
(1) no further adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made upon the issuance or sale of Common Stock pursuant to (x) the exercise of any Options or (y) the conversion or exchange of any Convertible Securities, if in each case the adjustment in the number of Warrant Shares issuable upon exercise of each whole Warrant was made as required hereby upon the issuance or sale of such Options or Convertible Securities or no adjustment was required hereby at the time such Option or Convertible Security was issued, and (2) no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made upon the issuance or sale of Common Stock upon the exercise of any Options existing on the original issue date hereof, without regard to the exercise price thereof. Notwithstanding the foregoing, no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made pursuant to this paragraph upon the issuance or sale of Common Stock, Options, or Convertible Securities in a bona fide arm's-length transaction to any Person or group that, at the time of such issuance or sale, is not an Affiliate of the Company. An adjustment made pursuant to this Section 8(d) shall become effective immediately after such Common Stock, Options or Convertible Securities are sold.

                  (e) BELOW MARKET DISTRIBUTIONS OR ISSUANCES OF PREFERRED STOCK OR OTHER SECURITIES. In case the Company shall issue non-convertible and non-exchangeable preferred stock (or other debt or equity securities or evidences of indebtedness of the Company (other than Common Stock or Options or Convertible Securities) or options, rights or warrants to purchase any of such securities) at a price per share (or other similar unit) less than the Fair Market Value per share (or other similar unit) of such preferred stock (or other security) on the date such preferred stock (or other security) is sold (provided that no sale of preferred stock or other security pursuant to an underwritten public offering shall be deemed to be for less than its fair market value), then in each such case the number of Warrant Shares issuable upon exercise of each whole Warrant shall thereafter be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to the date of issuance of such preferred stock (or other security) by a fraction, the numerator of which shall be the product of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and (ii) the Fair Market Value of a share of Common Stock immediately prior to the date of such issuance, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and (B) the Fair Market Value of a share of the Common Stock immediately prior to the date of such issuance minus (y) the difference between (1) the aggregate Fair Market Value of such preferred stock (or other security) and (2) the aggregate consideration received by the Company for such preferred stock (or other security). Notwithstanding the foregoing, no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made pursuant to this paragraph upon the issuance or sale of preferred stock (or other securities of the Company other than Common Stock or Options or Convertible Securities) in a bona fide arm's-length transaction to any Person or group that, at the time of such issuance or sale, is not an Affiliate of the Company. An adjustment made pursuant to this Section 8(e) shall become effective immediately after such preferred stock (or other security) is sold.

                  (f) ABOVE MARKET REPURCHASES OF COMMON STOCK. If at any time or from time to time the Company or any Subsidiary thereof shall repurchase, by self-tender offer or otherwise, any shares of Common Stock of the Company (or any Options or Convertible Securities) at a purchase price in excess of the Fair Market Value thereof, on the Business Day immediately prior to the earliest of (i) the date of such repurchase, (ii) the commencement of an offer to repurchase, or (iii) the public announcement of either (such date being referred to as the "Determination Date"), the number of Warrant Shares issuable upon exercise of each whole Warrant shall be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to such Determination Date by a fraction, the numerator of which shall be the product of
(1) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date minus the number of Common Share Equivalents represented by the securities repurchased or to be purchased by the Company or any Subsidiary thereof in such repurchase and (2) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to the Determination Date and (B) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date minus (y) the sum of (1) the aggregate consideration paid by the Company in connection with such repurchase and (2) in the case of Options or Convertible Securities, the additional consideration required to be received by the Company upon the exercise, exchange or conversion of such securities. Notwithstanding the foregoing, no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made pursuant to this paragraph upon the repurchase, by self-tender offer or otherwise, of Common Stock (or any Options or Convertible Security) in a bona fide arm's-length transaction from any Person or group that, at the time of such repurchase, is not an Affiliate of the Company.

                  (g) ABOVE MARKET REPURCHASES OF PREFERRED STOCK OR OTHER SECURITIES. If at any time or from time to time the Company or any Subsidiary thereof shall repurchase, by self-tender offer or otherwise, any shares of non-convertible and non-exchangeable preferred stock (or other debt or equity securities or evidences of indebtedness of the Company (other than Common Stock or Options or Convertible Securities) or options, rights or warrants to purchase any of such securities), at a purchase price in excess of the Fair Market Value thereof, on the Business Day immediately prior to the Determination Date, the number of Warrant Shares issuable upon exercise of each whole Warrant shall be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to the Determination Date by a fraction, the numerator of which shall be the product of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date and (ii) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date and (B) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date minus (y) the difference between (1) the aggregate consideration paid by the Company in connection with such repurchase and (2) the aggregate Fair Market Value of such preferred stock (or other security). Notwithstanding the foregoing, no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made pursuant to this paragraph upon the repurchase, by self-tender offer or otherwise, of non-convertible and non-exchangeable preferred stock (or other securities of the Company other than Common Stock or Options or Convertible Securities) in a bona fide arm's-length transaction from any Person or group that, at the time of such repurchase, is not an Affiliate of the Company.

                  (h) READJUSTMENT OF THE NUMBER OF WARRANT SHARES ISSUABLE UPON EXERCISE OF EACH WHOLE WARRANT. If (i) the purchase price provided for in any Option or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities, in each case as referred to in paragraphs (b) and (f) above, are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this
Section 8), or (ii) any of such Options or Convertible Securities shall have irrevocably terminated, lapsed or expired, the number of Warrant Shares then issuable upon exercise of each whole Warrant shall forthwith be readjusted (effective only with respect to any exercise of Warrants after such readjustment) to the number of Warrant Shares issuable upon exercise of each whole Warrant which would then be in effect had the adjustment made upon the issuance, sale, distribution or grant of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be (in the case of any event referred to in clause (i) of this paragraph (h)) or had such adjustment not been made (in the case of any event referred to in clause (ii) of this paragraph (h)).

                  (i) EXERCISE PRICE ADJUSTMENT. Upon each adjustment of the number of Warrant Shares issuable upon exercise of each whole Warrant pursuant to this Section 8, the Exercise Price of each Warrant outstanding immediately prior to such adjustment shall thereafter be equal to an adjusted Exercise Price per Warrant Share determined (to the nearest cent) by multiplying the Exercise Price for each whole Warrant immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares issuable upon exercise of each whole Warrant immediately after such adjustment.

                  (j) CONSIDERATION. If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed for cash, the consideration received in respect thereof shall be deemed to be the amount received by the Company therefor, before deduction therefrom of any reasonable, customary and adequately documented expenses incurred in connection therewith. If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration, before deduction of any reasonable, customary and adequately documented expenses incurred in connection therewith. If any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be. If any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

                  (k) NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Warrants against impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of Common Stock issuable on the exercise of the Warrants above the amount payable therefor on such exercise.

                  (l) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of Warrant Shares issuable upon exercise of each whole Warrant pursuant to this Section 8, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Warrant Agent a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of the Warrants, furnish or cause to be furnished to such Holder a like certificate setting forth (1) such adjustments and readjustments and (2) the number of Warrant Shares and the amount, if any, of other property which at the time would be received upon the exercise of this Warrant.

                  (m) PROCEEDINGS PRIOR TO ANY ACTION REQUIRING ADJUSTMENT. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 8, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Warrant Shares which the Holders are entitled to receive upon exercise thereof.

                  (n) NOTICE OF ADJUSTMENT. Upon the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this Section 8, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal executive office and with its transfer agent and the Warrant Agent, an officers' certificate showing the adjusted number of Warrant Shares determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officers' certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officers' certificate shall be made available at all reasonable times for inspection by the Holder or any Holder of a Warrant executed and delivered pursuant to Section 3(b) and the Company shall, forthwith after each such adjustment, mail a copy, by first-class mail, of such certificate to the Holder or any such Holder.

                  (o) PAYMENTS IN LIEU OF ADJUSTMENT. The Holder shall, at its option, be entitled to receive, in lieu of the adjustment pursuant to Section 8(c) otherwise required thereof, on (but not prior to) the date of exercise of the Warrants, the evidences of indebtedness, other securities, cash, property or other assets which such Holder would have been entitled to receive if it had exercised its Warrants for Warrant Shares immediately prior to the record date with respect to such distribution. Any Holder may exercise its option under this
Section 8(o) by delivering to the Company a written notice of such exercise simultaneously with its notice of exercise of this Warrant.

         Section 9. Consolidation, Merger or Sale of Assets. In case of any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Company to the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, each Holder of Warrants shall have the right thereafter to exercise its Warrants for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock for which such Holder's Warrants may have been exercised immediately prior to such consolidation, merger, sale or transfer. Adjustments for events subsequent to the effective date of such a consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for herein. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, merger, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the Holders of the Warrants shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this Section 9 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

         Section 10. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants and in lieu of delivery of any such fractional share upon any exercise thereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Fair Market Value thereof; provided, however, that, in the event that the Company combines or reclassifies the outstanding shares of its Common Stock into a smaller number of shares, it shall be required to issue fractional shares to a Holder if the Holder exercises all or any part of its Warrants, unless the Holder has consented in writing to such reduction and provided the Company with a written waiver of its right to receive fractional shares in accordance with this Section 10. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full shares of Common Stock that shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock acquirable on exercise of the Warrants so presented. The Holders, by their acceptance of the Warrant Certificates, expressly waive any and all rights to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

         Section 11. No Stock Rights. Prior to the exercise of the Warrants, no Holder of a Warrant Certificate, as such, shall be entitled to vote or be deemed the holder of shares of Common Stock or any other securities of the Company that may at any time be issuable on the exercise thereof, nor shall anything contained herein be construed to confer upon any Holder of a Warrant Certificate, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, to exercise any preemptive right, to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise.

         Section 12. The Warrant Agent. (a) The Company hereby appoints the Warrant Agent to act as agent of the Company as set forth in this Agreement. The Warrant Agent hereby accepts the appointment as agent of the Company and agrees to perform that agency upon the terms and conditions herein set forth, by all of which the Company and the Holders of Warrants, by their acceptance thereof, shall be bound. No implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not by countersigning Warrant Certificates or by any other act hereunder be deemed to make any representation as to validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise of any Warrant, or as to the number or kind or amount of stock or other securities or other property deliverable upon exercise of any Warrant. The Warrant Agent shall not have any duty to calculate or determine any adjustments with respect either to the kind and amount of shares or other securities or any property receivable by Holders upon the exercise or tender of Warrants required from time to time, and the Warrant Agent shall have no duty or responsibility in determining the accuracy or correctness of any such calculation, other than to apply any adjustment, notice of which is given by the Company to the Warrant Agent to be mailed to the Holders in accordance with Section 8(i). The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith on the belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Warrant Certificates, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct. The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from any officer of the Company and to apply to any such officer for instructions (which instructions will be promptly given in writing when requested) and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer, except for its own negligence or willful misconduct, but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such or may require such further or additional evidence as it may deem reasonable.

                  (b) The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.

                  (c) The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

                  (d) The Company agrees to pay to the Warrant Agent compensation for all services rendered by it hereunder as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent for reasonable expenses and disbursements incurred in connection with the execution and administration of this Agreement (including the reasonable compensation and the expenses of its counsel), and further agrees to indemnify the Warrant Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance and administration of this Agreement, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

                  (e) The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell and deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

                  (f) Anything in this Agreement to the contrary notwithstanding, in no event shall the Warrant Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to loss of profits), even if the Warrant Agent has been advised of the form of action.

         Section 13. Resignation And Removal of Warrant Agent; Appointment of Successor. (a) No resignation or removal of the Warrant Agent and no appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent provided herein. The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent's own negligence, bad faith or willful misconduct) after giving written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then a Holder may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a corporation doing business under the laws of the United States or any State thereof, in good standing and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new warrant agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such warrant agent prior to its appointment, provided that such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section, however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

                  (b) Any corporation into which the Warrant Agent or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Warrant Agent, shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 12(a) or (ii) is a wholly owned subsidiary of the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed first-class mail, postage prepaid) to each Holder at such Holder's last address as shown on the Register.

         Section 14. Money And Other Property Deposited With The Warrant Agent. Any moneys, securities or other property that at any time shall be deposited on behalf of the Company with the Warrant Agent pursuant to this Agreement shall be and are hereby assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited; provided, however, such moneys, securities or other property need not be segregated from other funds, securities or other property except to the extent required by law.

         Section 15. NOTICES. (a) Except as otherwise provided in Section 15
(b), any notice, demand or delivery authorized by this agreement shall be sufficiently given or made when mailed if sent by first-class mail, postage prepaid, addressed to any Holder at such Holder's address shown on the Register and to the Company or the Warrant Agent as follows:

         If to the Company:        RMI.NET, Inc.
                                   999 18th Street, Suite 2201
                                   Denver, Colorado 80202
                                   Attention: Chris J. Melcher, Vice President
                                              and General Counsel

                                   with a copy to:
                                   Perkins Coie LLP
                                   1899 Wynkoop Street, Suite 700
                                   Denver, Colorado 80202
                                   Attention: Neil M. Goff, Esq.

                                   Brownstein, Hyatt & Farber, P.C.
                                   410 17th Street, 22nd Floor
                                   Denver, Colorado 80202
                                   Attention: Jeffrey M. Knetsch, Esq.



         If to the Warrant Agent:  Computershare Trust Company
                                   12039 West Alameda Parkway, Suite Z-2
                                   Lakewood, Colorado 80228
                                   Attention: Ms. Tammy Davis



or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

                  (b) Any notice required to be given by the Company to the Holders shall be made by mailing by registered mail, return receipt requested, to the Holders at their respective addresses shown on the Register. The Company hereby irrevocably authorizes the Warrant Agent, in the name and at the expense of the Company, to mail any such notice upon receipt thereof from the Company. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given when mailed, whether or not the Holder receives the notice.

         SECTION 16. Amendments; Waivers. (a) The Company may from time to time supplement or amend this Agreement without the consent of any Holder, in order to (i) cure any ambiguity or correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or (ii) add to the covenants and agreements of the Company for the benefit of the Holders, or surrender any rights or powers reserved to or conferred upon the Company in this Agreement. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 16, the Warrant Agent shall join with the Company in the execution and delivery of any such supplemental agreements unless it affects the Warrant Agent's own rights, duties or immunities hereunder in which case such party may, but shall not be required to, join in such execution and delivery.

                  (b) With the consent of the registered Holders of at least a majority in number of the Warrants at the time outstanding, the Company and the Warrant Agent may at any time and from time to time by supplemental agreement or amendment add any provisions to or change in any manner or eliminate any of the provisions of this Agreement or of any supplemental agreement or modify in any manner the rights and obligations of the Warrant holders and of the Company; provided, however, that no such supplemental agreement or amendment shall, without the consent of the registered Holder of each outstanding Warrant affected thereby:

                  (i) alter the provisions of this Agreement so as to affect adversely the terms upon which the Warrants are exercisable; or

                  (ii) reduce the number of Warrants outstanding the consent of whose Holders is required for any such supplemental agreement or amendment.

Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this section, the Warrant Agent shall join with the Company in the execution and delivery of any such supplemental agreements unless it affects the Warrant Agent's own rights, duties or immunities hereunder in which case such party may, but shall not be required to, join in such execution and delivery.

                  (c) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 17. Persons Benefitting. This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent, and their respective successors, assigns, beneficiaries, executors and administrators, and each registered Holder of the Warrants. Nothing in this Agreement is intended or shall be construed to confer upon any person, other than the Company, the Warrant Agent and the Holders of the Warrants, any right, remedy or claim under or by reason of this Agreement or any part hereof.

         Section 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

         Section 19. Surrender of Certificates. Any Warrant Certificate surrendered for exercise or purchase or otherwise acquired by the Company shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by such Warrant Agent and shall not be reissued by the Company. The Warrant Agent shall deliver such cancelled Warrant Certificates to the Company.

         Section 20. Termination of Agreement. This Agreement shall terminate and be of no further force and effect on the earlier of (a) the Expiration Date or (b) the date on which all of the Warrants have been exercised, except that the provisions of Sections 11 and 13 shall continue in full force and effect after such termination date (the "Termination Date").

         Section 21. Governing Law. This Agreement and the Warrants issued hereunder and all rights arising hereunder and thereunder shall be construed and determined in accordance with the internal laws of the state of Delaware, and the performance hereof and thereof shall be governed and enforced in accordance with such laws.

         Section 22. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officer thereunto duly authorized as of the date first above written.

                                                 RMI.NET, INC.



                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:



                                                 COMPUTERSHARE TRUST COMPANY,
                                                 as Warrant Agent



                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

                                                                       EXHIBIT A

                       FORM OF FACE OF WARRANT CERTIFICATE
                        WARRANTS TO PURCHASE COMMON STOCK
                                OF RMI.NET, INC.

No.__________                                     Certificate for Warrants _____


         This certifies that ______________________, or registered assigns, is the registered holder of the number of Warrants set forth above (the "Warrants"). Each Warrant entitles the holder thereof (a "Holder"), subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase from RMI.NET, Inc., a Delaware corporation (the "Company"), one share of Common Stock, par value $0.001 per share, of the Company ("Common Stock"), at the exercise price (the "Exercise Price") of $7.00 per share, subject to adjustment upon the occurrence of certain events. This Warrant Certificate shall terminate and become void as of the close of business on [DATE THAT IS 2 YEARS AFTER CLOSING DATE] (the "Expiration Date"); provided, however, that if the last day for the exercise of the Warrants shall not be a Business Day, then the Warrants may be exercised on the next succeeding Business Day (as defined in the Warrant Agreement) following the Expiration Date.

         This Warrant Certificate is issued under and in accordance with the Warrant Agreement, dated as of ____________, 2000 (the "Warrant Agreement"), between the Company and Computershare Trust Company, as warrant agent (the "Warrant Agent", which term includes any successor Warrant Agent under the Warrant Agreement), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Warrant Agent and the Holders of the Warrants. As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Warrants are exercisable on the date that is thirty days after the date hereof. At 5:00 P.M. (New York City time) on the Expiration Date, each Warrant not exercised prior thereto shall terminate and become void and of no value; provided, however, that if the last day for the exercise of the Warrants shall not be a Business Day, then the Warrants may be exercised until 5:00 P.M. (New York City time) on the next succeeding Business Day following the Expiration Date.

         The Company shall have the right to call a Warrant at any time prior to the expiration of such Warrant upon the occurrence of a Call Trigger Event. A "Call Trigger Event" means any date prior to the Expiration Date (or earlier date of exercise) after which the daily closing prices per share of Common Stock on NASDAQ for each of the five (5) consecutive trading days prior thereto is greater than or equal to $8.00. The Company shall provide written notice of the occurrence of the Call Trigger Event to each Holder. Each Holder shall then have thirty (30) days after the date of such notice to exercise the Warrants held by such Holder pursuant to the terms hereof. If no action is taken by a Holder within thirty (30) days after receipt of notice of a Call Trigger Event, then the Warrants held by such Holder shall, without any further action by the Company or any Holder, be immediately and automatically cancelled and terminated.

         The Exercise Price and the number of shares of Common Stock issuable upon the exercise of each whole Warrant are subject to adjustment as provided in the Warrant Agreement.

         In order to exercise a Warrant, the registered holder hereof must surrender this Warrant Certificate at the office of the Warrant Agent, with the Exercise Subscription Form on the reverse hereof duly executed by the Holder hereof, with signature guaranteed as therein specified, together with any required payment in full of the Exercise Price then in effect or the share(s) of Common Stock as to which the Warrant(s) represented by this Warrant Certificate are submitted for exercise, all subject to the terms and conditions hereof and of the Warrant Agreement. Any such payment of the Exercise Price shall be paid in cash (including by wire transfer of immediately available funds) or by certified or official bank check or bank cashier's check payable to the order of the Company or by any combination of such cash or check.

         The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Common Stock upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the issue or delivery of any Warrant Certificates or certificates for Common Stock issued upon the exercise of Warrants in a name other than that of the registered Holder of such Warrants, and the Company shall not register any such transfer or issue any such certificate until such tax or governmental charge, if required, shall have been paid.

         This Warrant Certificate and all rights hereunder are transferable by the registered holder hereof, in whole or in part, on the register of the Company, upon surrender of this Warrant Certificate for registration of transfer at the principal corporate trust office of the Warrant Agent maintained for such purpose in the City of Denver, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent duly executed by the Holder hereof, or his attorney duly authorized in writing, with signature guaranteed as specified in the attached Form of Assignment. Upon any partial transfer, the Company will issue and deliver to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred; provided, however, that the Company shall not be required to issue and deliver Warrant Certificates representing fractional warrants.

         No service charge shall be made for any registration of transfer or exchange of the Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

         All terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.


         Copies of the Warrant Agreement are on file at the office of the Warrant Agent and may be obtained by writing to the Warrant Agent at the following address: 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, Attention: Ms. Tammy Davis.

         This Warrant Certificate shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.

         Dated:
                --------------, ------

                                             RMI.NET, INC.



                                             By:
                                                --------------------------------
                                                Name:
                                                Title:


Countersigned:
COMPUTERSHARE TRUST COMPANY, as Warrant Agent


By:
   ------------------------------
     Name:
     Title:

                     FORM OF REVERSE OF WARRANT CERTIFICATE
                           EXERCISE SUBSCRIPTION FORM

                 (To be executed only upon exercise of Warrants)

To: RMI.NET, Inc.

         The undersigned irrevocably exercises __________________ of the Warrants for the purchase of one share per Warrant (subject to adjustment) of Common Stock, par value $0.001 per share, of RMI.NET, Inc. represented by this Warrant Certificate hereof and herewith makes payment of $_____________ (such amount shall be paid in cash (including by wire transfer of immediately available funds) or by certified or official bank check or bank cashier's check payable to the order of RMI.NET, Inc. or by any combination of such cash or check), representing the Exercise Price for such Warrants so exercised. On the terms and conditions specified in this Warrant Certificate and the Warrant Agreement therein referred to, the undersigned hereby surrenders this Warrant Certificate and all right, title and interest therein to and directs that the shares of Common Stock deliverable upon the exercise of such Warrants be registered or placed in the name and at the address specified below and delivered thereto.

         Date:______________, _____              _______________________________
                                                 (Name - Please Print)


                                                 _______________________________
                                                 (Signature of Owner)(1)


                                                 _______________________________
                                                 (Street Address)


                                                 _______________________________
                                                 (City) (State) (Zip Code)


                                                 _______________________________
                                                 (Signature Guaranteed by)


(1) The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed.

Securities and/or check to be issued to:
                                        ----------------------------------------

Please insert social security or identifying number:
                                                    ----------------------------

Name:
     ---------------------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State and Zip Code:
                         -------------------------------------------------------

Any unexercised Warrants evidenced by the within Warrant Certificate to be issued to:
          ----------------------------------------------------------------------

--------------------------------------------------------------------------------

Please insert social security or identifying number:
                                                    ----------------------------

Name:
     ---------------------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State and Zip Code:
                         -------------------------------------------------------

                               FORM OF ASSIGNMENT

         FOR VALUE RECEIVED the undersigned registered holder of the within Warrant Certificate hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrants constituting a part of the Warrants evidenced by the within Warrant Certificate not being assigned hereby) all of the right of the undersigned under the within Warrant Certificate, with respect to the number of whole Warrants set forth below:

                                            Social Security Number
                                            or Other Identifying
   Name of Assignees        Address         Number of Assignees      Number of Warrants
----------------------------------------------------------------------------------------


and does hereby irrevocably constitute and appoint ________________________ the undersigned's attorney to make such transfer on the books of the Warrant Agent maintained for that purpose, with full power of substitution in the premises.

Date:_______________, _____


                                            ____________________________________
                                            (Signature of Owner) (2)


                                            ____________________________________
                                            (Street Address)


                                            ____________________________________
                                            (City) (State) (Zip Code)


                                            ____________________________________
                                            (Signature Guaranteed by)


(2) The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed.

                                                                      APPENDIX C



                              AMENDED AND RESTATED
                               EXCHANGE AGREEMENT


                                     BETWEEN


                                  RMI.NET, INC.


                                       AND


                       INTERNET COMMUNICATIONS CORPORATION


                          DATED AS OF OCTOBER 18, 2000

                     AMENDED AND RESTATED EXCHANGE AGREEMENT

                  This AMENDED AND RESTATED EXCHANGE AGREEMENT, dated as of October 18, 2000 (this "Agreement"), is made and entered into by and between RMI.NET, Inc., a Delaware corporation ("RMI"), and Internet Communications Corporation, a Colorado corporation (the "Company").

                                    RECITALS

         A. Concurrently herewith RMI, Internet Acquisition Corporation ("IAC"), a Colorado corporation and wholly-owned subsidiary of RMI, and the Company are entering into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") pursuant to which IAC will be merged (the "Merger") with and into the Company, with the Company as the surviving entity.

         B. As a condition to their willingness to enter into the Merger Agreement, each of RMI and the Company has required the other party to enter into this Agreement.

         C. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

         D. This Agreement amends, restates and supersedes in its entirety the Exchange Agreement (the "Original Exchange Agreement") dated March 17, 2000 made and entered into by and between RMI and the Company.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained and as contained in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                     THE EXCHANGE; ESCROW OF SHARES; CLOSING

     1.1  Signing.

          (a) Timing. The execution of this Agreement (the "Signing") shall take place at the offices of Perkins Coie LLP, 1899 Wynkoop Street, Suite 700, Denver, Colorado 80202, at 10:00 a.m., local time, on the date on which the Merger Agreement is executed by all parties thereto (the "Signing Date"), or at such other time and place as RMI and the Company shall mutually agree upon in writing.

          (b) Delivery of RMI Exchange Shares. At or within four (4) business days after the Signing, pursuant to an amended and restated escrow agreement substantially in the form of Exhibit A attached hereto (the "Escrow Agreement"), RMI shall deposit in escrow with Norwest Bank, Colorado, National Association (the "Escrow Agent") a duly-executed stock certificate representing the RMI Exchange Shares (as defined herein) issued in the name of the Company, which shares shall be held by the Escrow Agent until released in accordance with the terms hereof and of the Escrow Agreement. The period of time during which such shares are held in escrow shall be referred to herein as the "Escrow Period"

          (c) Legal Opinion. At the Signing, RMI shall deliver to the Company a legal opinion regarding the validity of this Agreement, the share exchange contemplated herein and the issuance of the RMI Exchange Shares, in form and substance reasonably satisfactory to the Company and its legal counsel.

     1.2  Closing.

          (a) Timing. If no Reversion has occurred, the Escrow Agent shall cause the RMI Exchange Shares to be released and delivered to the Company in exchange for the issuance and delivery to RMI of Company Exchange Shares (as defined herein) (the "Exchange"). The Exchange shall take place (the "Closing") at the offices of Perkins Coie LLP, 1899 Wynkoop Street, Suite 700, Denver, Colorado 80202, at 10:00 a.m., local time, on the date that is two (2) business days following the termination of the Escrow Period (the "Closing Date") or at such other time and place as RMI and the Company shall mutually agree upon in writing.

          (b) Share Exchange.

               (i) At the Closing, the Company shall deliver or cause to be delivered to RMI or to the Escrow Agent, and shall issue and sell to RMI and RMI shall purchase from the Company, that number of newly-issued shares of common stock, no par value per share, of the Company (the "Company Common Stock") equal to 19.9% of the Company Common Stock outstanding on the Signing Date (the "Company Exchange Shares").


               (ii) The purchase price (the "RMI Exchange Shares") to be paid for the Company Exchange Shares shall be released by the Escrow Agent and paid at Closing with the number of shares of RMI Common Stock (as hereinafter defined) equal to the product of (A) 19.9% of the Company Common Stock outstanding on the Signing Date multiplied by (B) 0.715



               "RMI Common Stock" means the common stock, par value $0.001 per share, of RMI.


          (c) Legal Opinion. At the Closing, and as an express condition to the occurrence of an Exchange hereunder, the Company shall deliver to RMI a legal opinion regarding the validity of this Agreement, the share exchange contemplated herein and the issuance of the Company Exchange Shares, in form and substance substantially similar in all material respects to the legal opinion delivered by RMI pursuant to Section 1.1(c) hereof.

                                   ARTICLE 2
                      REPRESENTATIONS AND WARRANTIES OF RMI

             RMI represents and warrants to the Company as follows:

         2.1 Organization, Standing and Power. RMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of RMI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. RMI and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on RMI. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to RMI, any change or effect that is or could reasonably be expected (as far as can be reasonably foreseen at the time) to be materially adverse to the business, assets, liabilities, results of operations, or the financial condition of RMI and its Subsidiaries, taken as a whole.

         2.2 Authority. RMI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by RMI, the consummation by RMI of the transactions contemplated hereby and the performance by RMI of its obligations hereunder have been duly authorized by all necessary corporate action on the part of RMI. This Agreement has been duly executed and delivered by RMI and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company) constitutes the valid and binding obligation of RMI enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         2.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement by RMI does not, and the consummation by RMI of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination under, or accelerate the performance required by, or result in the creation of any lien, security interest, charge, increase in liability or other encumbrance upon the RMI Common Stock or any of the assets of RMI under any provision of:

               (a) Law. Any law, statute, rule, regulation or judicial or administrative decision,

               (b) Governing Documents. The certificate of incorporation, by-laws or any other governing document of RMI or any of its Subsidiaries,

               (c) Other Agreements. Any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, contract or other instrument or agreement, or

               (d) Legal Order. Any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator relating to RMI or any of its Subsidiaries,

other than conflicts, violations, defaults, rights of termination or Liens which could not reasonably be expected to have a Material Adverse Effect or could not reasonably be expected to affect materially and adversely the enforceability or validity of this Agreement.

         2.4 RMI Common Stock to be Issued in the Exchange. All of the shares of RMI Common Stock issuable in exchange for Company Common Stock at the Closing in accordance with this and subject to the terms of this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any and all Liens, including Liens created by statute, RMI's certificate of incorporation or by-laws or any agreement to which RMI is a party or by which RMI is bound.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to RMI as follows:

         3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company, any change or effect that is or could reasonably be expected (as far as can be reasonably foreseen at the time) to be materially adverse to the business, assets, liabilities, results of operations, or the financial condition of the Company and its Subsidiaries, taken as a whole.

         3.2 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by RMI and the validity and binding effect of the Agreement on RMI) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination under, or accelerate the performance required by, or result in the creation of any lien, security interest, charge, increase in liability or other encumbrance upon the Company Common Stock or any of the assets of the Company under any provision of:

               (a) Law. Any law, statute, rule, regulation or judicial or administrative decision,

               (b) Governing Documents. The articles of incorporation, by-laws or any other governing document of the Company or any of its Subsidiaries,

               (c) Other Agreements. Any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, contract or other instrument or agreement, or

               (d) Legal Order. Any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator relating to the Company or any of its Subsidiaries,

other than conflicts, violations, defaults, rights of termination or Liens which could not reasonably be expected to have a Material Adverse Effect or could not reasonably be expected to affect materially and adversely the enforceability or validity of this Agreement.

         3.4 Company Common Stock to be Issued in the Exchange. All of the shares of Company Common Stock issuable in exchange for RMI Common Stock in accordance with and subject to the terms of this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens, including Liens created by statute, the Company's articles of incorporation or by-laws or any agreement to which the Company is a party or by which the Company is bound.

                                   ARTICLE 4
                             OWNERSHIP AND EXPENSES

         4.1 Ownership During Escrow Period. During the Escrow Period, the RMI Exchange Shares shall continue to be owned by and held in the name of RMI, and the Company shall not be permitted to vote, sell, assign, transfer, pledge or otherwise dispose of, encumber or exercise any rights with respect to the RMI Exchange Shares.

         4.2 Fees and Expenses. Except for the costs and expenses of the Escrow Agent (which shall be borne equally between RMI and the Company), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

                                   ARTICLE 5
                   TERMINATION OF ESCROW, AMENDMENT AND WAIVER

         5.1 Termination of Escrow Period. The Escrow Period shall automatically expire and terminate upon the earlier to occur of (i) the expiration or termination of the Merger Agreement for any reason, (ii) the consummation of the Merger, or (iii) either of the events described in Section 5.2(a) or Section 5.2(b). In any of these events, on or before the Closing Date the Escrow Agent shall effect the Exchange or Reversion, as applicable, in accordance with this
Article 5.

         5.2 Escrowed Shares Returned; No Exchange. If the Escrow Period expires or is terminated as a result of and only as a result of any of the following events, the Escrow Agent shall immediately cause the RMI Exchange Shares to be returned to RMI, whereupon no Company Exchange Shares will be issued or delivered to RMI, no Closing shall occur, and the Exchange shall not be effected (a "Reversion"):

               (a) Both RMI and the Company provide mutual or simultaneous written notice to the Escrow Agent to cause a Reversion;

               (b) The Company, at its sole discretion, independently provides written notice to the Escrow Agent directing the Escrow Agent to effect a Reversion hereunder;

               (c) The Company, rather than RMI, terminates the Merger Agreement for any or for no reason other than as expressly provided below, and provides written notice to RMI thereof, provided that RMI or the Company subsequently provides such written notice of termination of the Merger Agreement to the Escrow Agent. Notwithstanding the foregoing, however, a Reversion shall not occur under this Section 5.2(c) if the notice of termination states that the Company has terminated the Merger Agreement pursuant to Section 7.1(c) of the Merger Agreement, due to a material uncured breach of a representation, warranty, covenant or obligations of RMI under the Merger Agreement.

               (d) RMI, rather than the Company, terminates the Merger Agreement upon an uncured default by the Company under Section 4.2(b) of the Merger Agreement when (i) the Prohibited Action (as defined therein) would give rise to a financial effect on the Company in excess of $375,000; or (ii) it would be commercially reasonable for the Company to cure the default caused by such Prohibited Action; and RMI or the Company provides the Escrow Agent with a copy of such notice of termination; or

               (e) The Merger contemplated by the Merger Agreement is consummated.

         5.3 Closing; Release and Exchange of Escrowed Shares. Unless the Escrow Agent has effected a Reversion hereunder, in which event the provisions of
Section 5.2 will apply, on the Closing Date the Closing will proceed as described in Section 1.2 hereof. Upon the occurrence or nonoccurrence of any event that causes a termination of the Escrow Period but does not result in a Reversion pursuant to Section 5.2, either party may provide written notification to the Escrow Agent of such event, which notice shall set forth specifically the date upon which the Closing of the Exchange shall occur.

          5.4 Voting and Transfer Rights Following Exchange. If the Exchange is consummated in accordance with the provisions of this Agreement, the following voting and transfer rights and restrictions will apply to the RMI Exchange Shares and the Company Exchange Shares:

               (a) Voting Restrictions on RMI Exchange Shares. The Company hereby grants to the board of directors of RMI, acting by majority in interest, the Company's irrevocable proxy and hereby appoints such board of directors as its attorney-in-fact to vote all of the RMI Exchange Shares until such shares are sold or otherwise transferred in a manner expressly permitted hereunder to a party other than the Company or the Controlling Shareholder or an affiliate of the Company or the Controlling Shareholder, any shareholder, officer, director, employee, consultant, or agent of the Company or the Controlling Shareholder or an affiliate of the Company or the Controlling Shareholder, or any child, spouse, parent, grandparent, or issue or nominee of any of them. The Company acknowledges that this proxy is coupled with an interest and irrevocable and agrees to take such further action and execute such other instruments as may be necessary to effectuate the intent of this irrevocable proxy.

               (b) Voting Restrictions on Company Exchange Shares. RMI hereby grants to the board of directors of the Company, acting by majority in interest, RMI's irrevocable proxy and hereby appoints such board of directors as its attorney-in-fact to vote all shares of Company Exchange Shares until such shares are sold or otherwise transferred in a manner expressly permitted hereunder to a party other than RMI or an affiliate of RMI, any shareholder, officer, director, employee, consultant, or agent of RMI or an affiliate of RMI, or any child, spouse, parent, grandparent, or issue or nominee of any of them. RMI acknowledges that this proxy is coupled with an interest and irrevocable and agrees to take such further action and execute such other instruments as may be necessary to effectuate the intent of this irrevocable proxy.

               (c) Transfer Restrictions on RMI Exchange Shares. The Company agrees that during the 365-day period immediately following such Exchange (the "Restricted Period") it shall not and shall have no right to sell, assign, transfer, pledge or otherwise dispose of or encumber any RMI Exchange Shares at any time or in any manner without the prior written consent of RMI, provided, however, that, subject to the volume restrictions in subsection (e) below, the Company shall have the right during such Restricted Period, and without RMI's prior written consent, to sell up to and including:

                    (i) 200,000 shares of RMI Common Stock if (X) the average of the daily closing prices per share of RMI Common Stock on the Nasdaq National Market for each of any fifteen (15) consecutive trading days prior to any such sale is greater than or equal to 150% of the RMI Share Price and (Y) the sale price for such sale is greater than or equal to 150% of the RMI Share Price; and

                    (ii) an additional 100,000 shares of RMI Common Stock if (X)
               the average of the daily closing prices per share of RMI Common Stock on the Nasdaq National Market for each of any fifteen (15) CONSECUTIVE trading days prior to any such sale is greater than or equal to 200% of the RMI Share Price and (Y) the sale price for such sale is greater than or equal to 200% of the RMI Share Price.


               If the Closing of the Exchange occurs hereunder, RMI shall grant to the Company certain demand and piggy-back registration rights relating to the RMI Exchange Shares pursuant to a registration rights agreement substantially in the form of Exhibit C attached hereto (the "Company Registration Rights Agreement"). The "RMI Share Price" means the average of the daily closing prices per share of RMI Common Stock on the Nasdaq National Market for the fifteen (15) consecutive trading days ending on the trading day that is one (1) day prior to the Signing Date.


               (d) Transfer Restrictions on Company Exchange Shares.

                    (i) Definitions. For purposes of this Section 5.4(d), the
               term "Base Ratio" shall mean the ratio of 200,000 over the total number of RMI Exchange Shares; and the term "Ceiling Ratio" shall mean the ratio of 100,000 over the total number of RMI Exchange Shares.

                    (ii) Restrictions. RMI agrees that during the Restricted
               Period immediately following such Exchange it shall not and shall have no right to sell, assign, transfer, pledge or otherwise dispose of or encumber any Company Exchange Shares at any time or in any manner without the prior written consent of the Company; provided, however, that, subject to the volume restrictions in subsection (e) below, RMI shall have the right during such Restricted Period and without the Company's prior written consent to sell up to and including:

                         a) that number of shares of Company Common Stock equal
                    to the product of the Base Ratio times the total number of Company Exchange Shares; provided, however, that RMI may only sell such Company Common Stock under this subsection
                    (ii)(a) if (X) the average of the daily closing prices per share of Company Common Stock on the Nasdaq SmallCap Market for each of any fifteen (15) consecutive trading days prior to any such sale is greater than or equal to $1.20, and (Y) the sale price for such sale is greater than or equal to $1.20; and

                         b) an additional number of shares of Company Common
                    Stock equal to the product of the Ceiling Ratio times the total number of Company Exchange Shares; provided, however, that RMI may only sell such Company Common Stock under this subsection (ii)(b) if (X) the average of the daily closing prices per share of Company Common Stock on the Nasdaq SmallCap Market for each of any fifteen (15) consecutive trading days prior to any such sale is greater than or equal to $1.60, and (Y) the sale price for such sale is greater than or equal to $1.60.

          If the Closing of the Exchange occurs hereunder, the Company shall grant to RMI certain demand and piggy-back registration rights relating to the Company Exchange

         Shares pursuant to a registration rights agreement substantially in the form of Exhibit B hereto (the "RMI Registration Rights Agreement").

               (e) Volume Restrictions. Notwithstanding anything to the contrary herein, during the Restricted Period immediately following an Exchange, the Company shall not at any time sell RMI Exchange Shares, and RMI shall not sell Company Exchange Shares, on any single trading day in amounts in excess of five percent 5% of the average daily trading volume of RMI Common Stock on the Nasdaq National Market, or Company Common Stock on the Nasdaq SmallCap Market, as applicable, for the five (5) consecutive trading days prior to the date of any such sale.

         5.5 Amendment. This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

         5.6 Waiver. The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         5.7 Survival. The terms and conditions of this Article 5 will survive the expiration or termination of the Escrow Period for any reason.

                                   ARTICLE 6
                               GENERAL PROVISIONS

         6.1 Survival of Representations and Warranties; No Other Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate upon the expiration or termination of the Escrow Period pursuant to
Section 5.1 hereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor RMI makes any other representations and warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

         6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a) RMI. If to RMI, to:

                      RMI.NET, Inc.
                      988 - 18th Street, suite 2201
                      Denver, Colorado  80202
                      Attention:  Chris J. Melcher, Vice President and General
                                  Counsel

             with a copy to:

                      Perkins Coie LLP
                      1899 Wynkoop Street, Suite 700
                      Denver, Colorado  80202
                      Attention:  Neil M. Goff, Esq.

                      Brownstein, Hyatt & Farber, P.C.
                      410 - 17th Street, 22nd Floor
                      Denver, Colorado  80202
                      Attention:  Jeffrey M. Knetsch, Esq.

             (b)      Company.  If to the Company, to:

                      Internet Communications Corporation
                      7100 East Bellview Avenue, Suite 201
                      Greenwood Village, Colorado 80111
                      Attention: President


             with a copy to:

                      Hogan & Hartson L.L.P.
                      One Tabor Center, Suite 1500
                      1200 Seventeenth Street
                      Denver, Colorado 80202
                      Attention:  Steven A. Cohen, Esq.

          6.3 Interpretation.

               (a) Headings. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

               (b) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which RMI or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

         6.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         6.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         6.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado, without regard to conflicts of law principles thereof.

         6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

         6.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

         6.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Colorado. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on forum non conveniens or any other objection to venue thereof.

         6.10 Defined Terms. Each of the following terms is defined in the
Section identified below:

         Agreement .......................................................Preamble
         Base Ratio ................................................Section 5.4(d)
         Ceiling Ratio .............................................Section 5.4(d)
         Closing ...................................................Section 1.2(a)
         Closing Date ..............................................Section 1.2(a)
         Company .........................................................Preamble
         Company Common Stock ......................................Section 1.2(b)
         Company Exchange Shares ...................................Section 1.2(b)
         Company Registration Rights Agreement .....................Section 5.4(c)
         Escrow Agent ..............................................Section 1.1(b)
         Escrow Agreement ..........................................Section 1.1(b)
         Escrow Period .............................................Section 1.1(b)
         Exchange ..................................................Section 1.2(a)
         Material Adverse Change .................................Section 2.1, 3.1
         Material Adverse Effect .................................Section 2.1, 3.1
         Merger ..........................................................Recitals
         Merger Agreement ................................................Recitals
         Restricted Period .........................................Section 5.4(c)
         Reversion ....................................................Section 5.2
         RMI .............................................................Preamble
         RMI Common Stock ..........................................Section 1.2(b)
         RMI Exchange Shares .......................................Section 1.2(b)
         RMI Registration Rights Agreement .........................Section 5.4(d)
         RMI Share Price ...........................................Section 1.2(b)
         Signing Date ..............................................Section 1.1(a)
         Signing ...................................................Section 1.1(a)
         Subsidiary ................................................Section 6.3(b)

         IN WITNESS WHEREOF, RMI and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                           RMI.NET, INC., a Delaware corporation



                                           By: /s/ Douglas Hanson
                                              ----------------------------------
                                           Name: Douglas Hanson
                                                --------------------------------
                                           Title: Chief Executive Officer and
                                                 -------------------------------
                                                  President
                                                 -------------------------------



                                           INTERNET COMMUNICATIONS CORPORATION,
                                           a Colorado corporation



                                           By: /s/ Thomas Galley
                                              ----------------------------------
                                           Name: Thomas Galley
                                                --------------------------------
                                           Title: Chief Executive Officer and
                                                 -------------------------------
                                                  President
                                                 -------------------------------

                                                                      Appendix D

                   AMENDED AND RESTATED SHAREHOLDER AGREEMENT

         THIS AMENDED AND RESTATED SHAREHOLDER AGREEMENT, dated as of
October 18, 2000 (this "Agreement"), is by and among RMI.NET, Inc., a Delaware corporation ("Parent"), Internet Communications Corporation, a Colorado corporation (the "Company"), and Interwest Group, Inc., a Colorado corporation ("Interwest").

                                    RECITALS

         A. Parent, Internet Acquisition Corporation, a Colorado corporation and wholly-owned subsidiary of Parent ("Sub"), and the Company entered into an Agreement and Plan of Merger dated as of March 17, 2000 (the "Original Merger Agreement"), pursuant to which Sub was to be merged with and into the Company (the "Merger");

         B. As an inducement and a condition to entering into the Original Merger Agreement, Parent required that Interwest agree, and Interwest agreed, to enter into a Shareholder Agreement dated as of March 17, 2000 (the "Original Shareholder Agreement");

         C. Simultaneously herewith, Parent, Sub and the Company have agreed to amend and restate the Original Merger Agreement by entering into an Amended and Restated Agreement and Plan of Merger (the "Amended and Restated Merger Agreement");

         D. As an inducement and a condition to entering into the Amended and Restated Merger Agreement, Parent has required that Interwest agree, and Interwest has agreed, to amend and restate the Original Shareholder Agreement; and

         E. This Agreement amends, restates and supersedes in its entirety the Original Shareholder Agreement between Parent, the Company and Interwest.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Amended and Restated Merger Agreement. For purposes of this Agreement:

                     (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person includes securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

                     (b) "Existing Shares" means shares of Company Common Stock and Company Preferred Stock Beneficially Owned by Interwest as of the date hereof.

                     (c) "Securities" means the Existing Shares together with any shares of Company Common Stock or other securities of the Company acquired by Interwest in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

                  2. DISCLOSURE. Interwest hereby agrees to permit the Company and Parent to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related thereto, Interwest's identity and ownership of Company Common Stock and Company Preferred Stock and the nature of Interwest's commitments, arrangements and understandings under this Agreement. Parent will provide Interwest with a copy of any proposed disclosure and will provide Interwest with a reasonable opportunity to comment thereon.

                  3. VOTING OF SECURITIES PRIOR TO EFFECTIVE TIME. Interwest hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) the date that the Amended and Restated Merger Agreement is terminated, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock or Company Preferred Stock, however called, or in connection with any written consent of the holders of Company Common Stock or Company Preferred Stock, Interwest will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities (x) in favor of the adoption of the Amended and Restated Merger Agreement and the approval of other actions contemplated by the Amended and Restated Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (y) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Amended and Restated Merger Agreement or this Agreement; and (z) except as otherwise agreed to in writing in advance by Parent in its sole discretion, against the following actions: (i) any Takeover Proposal or Superior Transaction, (ii) any change in a majority of the persons who constitute the Board of Directors of the Company;
(iii) any material change in the present capitalization of the Company, including without limitation any proposal to sell a substantial equity interest in the Company or its Subsidiaries; (iv) any amendment of the Company's Certificate of Incorporation or By-laws; (v) any other change in the Company's corporate structure or business; or (vi) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Amended and Restated Merger Agreement. Interwest may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 3.

                  4. SUBSEQUENT ACTIONS BY INTERWEST.

                     (a) Following the Effective Time, for so long as Interwest holds or Beneficially Owns any Parent Common Stock, at any meeting (whether annual or special or whether or not an adjourned or postponed meeting of the holders of Parent Common Stock) or in connection with any written consent of the holders of Parent Common Stock, Interwest will vote or consent (or cause to be voted or consented) all shares of Parent Common Stock howsoever acquired then held or Beneficially Owned by Interwest (or any affiliates of Interwest) as directed by a majority of the Board of Directors of Parent.

                     (b) If the Amended and Restated Merger Agreement is terminated or the Merger is not consummated for any reason other than termination of the Amended and Restated Merger Agreement (i) by Parent, (ii) by the Company if the shareholders of Parent fail to approve the Amended and Restated Merger Agreement, or the Merger contemplated thereby, at the Parent Shareholder Meeting, (iii) by the Company pursuant to Section 7.1(a)(ii) of the Amended and Restated Merger Agreement if the condition contained in either
Section 6.2(d) or Section 6.2(h) thereof has not been satisfied, or (iv) by the Company because of a material breach by Parent, and a Takeover Proposal or a Superior Transaction with any other party is consummated during the 12 months following the Termination Date, with respect to Securities for which Interwest receives consideration pursuant to the Takeover Proposal or Superior Transaction, Interwest will, subject to Section 4(d) below, immediately upon the receipt thereof pay to Parent an amount in cash (if positive) (the "Differential Amount") equal to (x) the excess of the net pre-tax proceeds received by Interwest with respect to the Securities over the net pre-tax proceeds Interwest would have received with respect to such Securities if the Merger had been consummated, including any shares of Company Common Stock into or for which any Securities are convertible, exchangeable or exercisable, of Interwest (such Securities, the "Subject Shares") in such transaction, or in any sale of any Subject Shares to a third party that was initiated by Interwest, directly or indirectly, within 12 months after the Termination Date plus (y) the product of
(A) $1.00 (the "Share Value"), subject to adjustment as set forth in Section 4(e) below, times (B) the number of Subject Shares.

                     (c) If the Amended and Restated Merger Agreement is terminated or the Merger is not consummated as a result of a material breach by Parent, and a Takeover Proposal or a Superior Transaction with any other party is consummated during the six months following the Termination Date, with respect to Securities for which Interwest receives consideration pursuant to the Takeover Proposal or Superior Transaction, Interwest will, subject to Section 4(d) below, immediately upon the receipt thereof pay to Parent an amount in cash (if positive) equal to the Differential Amount, calculated as described in
Section 4(b) above with
respect to the Subject Shares in such transaction, or in any sale of any Subject Shares to a third party that was initiated by Interwest, directly or indirectly, within six months after the Termination Date.

                     (d) If a Differential Amount is payable pursuant to Section 4(b) or 4(c) hereof and Interwest receives any non-cash consideration in the Takeover Proposal or Superior Transaction as part of the net proceeds ("Other Consideration") that consists of securities listed on a national securities exchange or the Nasdaq National Market ("Marketable Securities"), Interwest shall deliver immediately to Parent an amount of Marketable Securities whose aggregate value, calculated on the basis of the closing price for such Marketable Securities on the exchange where such Marketable Securities are listed, equals the Differential Amount. To the extent the Other Consideration consists of non-Marketable Securities or other assets, such Other Consideration will be held by Interwest until Interwest shall have sold or otherwise disposed of such Other Consideration for cash or Marketable Securities, or has otherwise actually realized value, directly or indirectly, from such sale or disposition, at which time the Differential Amount, to the extent not previously paid, will be immediately paid to Parent in cash or such Marketable Securities.

                     (e) The Share Value used in Section 4(b) or 4(c) above shall be adjusted as appropriate and equitable to reflect any reorganization, recapitalization, stock dividend or split, or combination or other change in the Company's capital structure after the date hereof.

                  5. COVENANTS, REPRESENTATIONS AND WARRANTIES OF INTERWEST. Interwest hereby represents and warrants to, and agrees with, Parent as follows:

                     (a) Ownership of Shares. Interwest is the sole record and beneficial owner of Existing Shares consisting of 3,100,631 shares of Company Common Stock and all of the issued and outstanding shares of Company Preferred Stock, consisting 50,000 shares of preferred stock designated as Series A Preferred and 19,000 shares of preferred stock designated as Series B Preferred. On the date hereof, the Existing Shares constitute all of the Shares owned of record or beneficially owned by Interwest. Interwest has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Agreement.

                     (b) Organization. Interwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Interwest of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by the Board of Directors of Interwest and no other corporate proceedings on the part of Interwest are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Interwest.

                     (c) Corporate Authorization. This Agreement has been duly and validly executed and delivered by Interwest and constitutes a valid and binding agreement enforceable against Interwest in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                     (d) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Entity is necessary for the execution of this Agreement by Interwest and the consummation by Interwest of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Interwest, the consummation by Interwest of the transaction contemplated hereby or compliance by Interwest with any of the provisions hereof will (x) conflict with or result in any breach of the organizational documents of Interwest, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Interwest is a party or by which Interwest or any of their properties or assets may be bound, or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Interwest or any of its properties or assets.

                     (e) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 3 and 4 hereof, the Existing Shares at all times during the term hereof will be beneficially owned by Interwest, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                     (f) Finder's Fees. Other than as contemplated by the Amended and Restated Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Interwest.

                     (g) No Solicitation. During the term of this Agreement, Interwest shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives, directly or indirectly, to solicit or initiate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Takeover Proposal, or negotiate or otherwise engage in discussions with any person (other than Parent, Sub or their respective directors, officers, employees, agents or representatives) with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Amended and Restated Merger Agreement, and will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Takeover Proposal.

                     (h) Restriction on Transfer, Proxies and Non-Interference Prior to Effective Date. Interwest will not, directly or indirectly, prior to the Effective Date or the Termination Date, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Securities or any interest therein except as provided in Section 4(b) and (c); (ii) grant any proxies or powers of attorney, deposit the Securities into a voting trust or enter into a voting agreement with respect to the Securities; or (iii) take any action that would make any representation or warranty of Interwest contained herein untrue or incorrect or would result in a breach by Interwest of its obligations under this Agreement.

                     (i) Restriction on Transfer Following the Effective Date. Interwest will not, directly or indirectly, for the one year period commencing on the Effective Date, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Parent Common Stock received by it in the Merger or any interest therein, except that Interwest shall have the right during such one-year period, without Parent's prior written consent, to sell up to and including:

                     (i) 200,000 shares of Parent Common Stock (or such greater number of shares as provided in clause (iii) below) if (x) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq National Market for each of any 15 consecutive trading days prior to any such sale is greater than or equal to 150% of the RMI Share Price (as defined below) and
               (y) the sale price for such sale is greater than or equal to 150% of the RMI Share Price;

                     (ii) an additional 100,000 shares of Parent Common Stock
               (or such greater number of shares as provided in clause (iii) below) if (x) the average of the daily closing prices per share of Parent Common Stock on the Nasdaq National Market for each of any 15 consecutive trading days prior to any such sale is greater than or equal to 200% of the RMI Share Price and (y) the sale price for such sale is greater than or equal to 200% of the RMI Share Price;

                     (iii) in the event that the aggregate amount of the
               Controlling Shareholder Loan at the Effective Time exceeds the Maximum Amount, the number of shares permitted to be sold pursuant to clauses (i) and (ii) above shall be increased by an amount equal to such share number (200,000 and 100,000, respectively) multiplied by the actual amount of the Controlling Shareholder Loan at the Effective time and divided by the Maximum Amount; and

                     (iv) notwithstanding anything to the contrary herein,
               during the one-year period commencing on the Effective Date, Interwest shall not at any time sell shares of Parent Common Stock in amounts in excess of five percent of the average daily trading volume of Parent Common Stock on the Nasdaq National Market for the five consecutive trading days prior to the date of any such sale.

The "RMI Share Price" means the average of the daily closing price per share of Parent Common Stock on the Nasdaq National Market for the 15 consecutive trading days ending on the trading day that is one day prior to the date hereof.

                     (j) Reliance by Parent. Interwest understands and acknowledges that Parent is entering into the Amended and Restated Merger Agreement in reliance upon Interwest's execution and delivery of this Agreement.

                     (k) Furtherance of Parent's Observer Rights. Interwest will cooperate fully, and take all actions reasonably requested by Parent, to ensure that the provisions of Section 4.10 of the Amended and Restated Merger Agreement are fully complied with.

                     (l) Further Assurances. From time to time, at Parent's request and without further consideration, Interwest will execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to Interwest and the Company as follows:

                     (a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Parent.

                     (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                     (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Entity is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof will (x) conflict with or result in any breach of the certificate of incorporation or by-laws of Parent, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets may be bound, or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or any of their respective properties or assets.

                     (d) No Finder's Fee. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

                     (e) Registration Rights. Upon the Closing contemplated by the Amended and Restated Merger Agreement, Parent will enter into a Registration Rights Agreement with Interwest in the form of Exhibit A hereto.

                  7. STOP TRANSFER; LEGEND.

                     (a) Interwest agrees with and covenants to Parent that Interwest will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

                     (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock or Company Preferred Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the terms "Shares" and "Securities" will be deemed to refer to and include the shares of Company Common Stock or Company Preferred Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

                     (c) Interwest will promptly after the date hereof surrender to the Company all certificates representing the Securities, and the Company will place the following legend on such certificates in addition to any other legend required thereon:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO
                            RESTRICTIONS ON TRANSFER

                  PURSUANT TO AND OTHER PROVISIONS OF AN AMENDED AND RESTATED SHAREHOLDER AGREEMENT, DATED AS OF OCTOBER __, 2000, BY RMI.NET, INC., INTERNET COMMUNICATIONS CORPORATION AND INTERWEST GROUP, INC.

                  8. TERMINATION. This Agreement will terminate upon the earlier of (i) the consummation of the Merger or (ii) the termination of the Amended and Restated Merger Agreement in accordance with its terms, except that the covenants and agreements set forth in Sections 4(b) through 4(e) hereof will survive any termination of this Agreement for the terms specified therein and the terms of Sections 4(a) and 5(i) will survive the consummation of the Merger.

                  9. MISCELLANEOUS.

                     (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                     (b) Binding Agreement. Interwest agrees that this Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person or entity to which legal or beneficial ownership of such Securities shall pass, whether by operation of law or otherwise, including without limitation, Interwest's successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding the foregoing, this Agreement will not apply to any transferee of Interwest that is not an affiliate controlled by Interwest provided that such transferee becomes such in a transaction not in breach of this Agreement.

                     (c) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated (whether by operation of law or otherwise) without the prior written consent of the other parties, provided that Parent may assign, in its sole discretion, its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment will relieve Parent from any of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                     (d) Amendment and Modification. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                     (e) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

                  If to Interwest:

                         Interwest Group, Inc.
                         2400 Anaconda Tower
                         555 Seventeenth Street
                         Denver, Colorado 80202
                         Attention: President
                         Facsimile No.: (303) 299-1333

                         with a copy to:

                         Hogan & Hartson, L.L.P.
                         One Tabor Center
                         1200 Seventeenth Street, Suite 1500
                         Denver, Colorado  80202
                         Attention:  Steven A. Cohen, Esq.
                         Facsimile No.:  (303) 899-7333

                  If to the Company:

                         Internet Communications Corporation
                         7100 East Belleview Avenue, Suite 201
                         Greenwood Village, Colorado 80111
                         Attention: President
                         Facsimile No.: (303) 770-2706

                         with a copy to:

                         Hogan & Hartson, L.L.P.
                         One Tabor Center
                         1200 Seventeenth Street, Suite 1500
                         Denver, Colorado  80202
                         Attention:  Steven A. Cohen, Esq.
                         Facsimile No.:  (303) 899-7333

                  If to Parent:

                         RMI.NET, Inc.
                         988 18th Street, Suite 2201
                         Denver, Colorado  80202
                         Attention: Christopher J. Melcher, Vice
                                    President & General Counsel
                         Facsimile No.:  (303) 313-0821

                         with a copy to:

                         Perkins Coie LLP
                         1899 Wynkoop Street, Suite 700
                         Denver, Colorado  80202
                         Attention:  Neil M. Goff, Esq.
                         Facsimile No.:  (303) 291-2400

                         Brownstein, Hyatt & Farber, P.C.
                         410 17th Street, 22nd Floor
                         Denver, Colorado  80202
                         Attention:  Jeffrey M. Knetsch, Esq.
                         Facsimile No.:  (303) 223-1111

                     (f) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

                     (g) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

                     (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                     (i) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                     (j) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof.

                     (k) Description Headings. The description headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                     (l) Counterparts. This Agreement may be executed in counterparts, each of which will be considered one and the same agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         IN WITNESS WHEREOF, Parent, the Company and Interwest have caused this Agreement to be duly executed as of the day and year first above written.


                                   RMI.NET, INC., a Delaware Corporation

                                   By: /s/ Douglas Hanson
                                      ------------------------------------------
                                      Name:   Douglas Hanson
                                      Title:  Chief Executive Officer and
                                              President


                                   INTERNET COMMUNICATIONS
                                   CORPORATION, a Colorado Corporation

                                   By: /s/ Thomas Galley
                                      ------------------------------------------
                                      Name:   Thomas Galley
                                      Title:  Chief Executive Officer and
                                              President


                                   INTERWEST GROUP, INC., a Colorado
                                   Corporation

                                   By: /s/ Craig Slater
                                      ------------------------------------------
                                      Name:   Craig Slater
                                      Title:  Executive Vice President

                                                                      Appendix E

                                  RMI.NET, INC.

             COMMON STOCK PURCHASE AND ADJUSTMENT WARRANT AGREEMENT

         Common Stock Purchase and Adjustment Warrant Agreement, dated as of ________________________________, 2000 (this "Agreement"), between RMI.NET,
Inc., a Delaware corporation (the "Company"), and Interwest Group, Inc., a Colorado corporation ("IWG").

                                    RECITALS

         A. The Company, INTERNET ACQUISITION CORPORATION, a Colorado corporation and a wholly-owned subsidiary of the Company ("IAC"), and INTERNET COMMUNICATIONS CORPORATION, a Colorado corporation ("INCC") entered into an Amended and Restated Agreement and Plan of Merger dated October 18, 2000 (the "Merger Agreement"), pursuant to which IAC will be merged (the "Merger") with and into INCC with INCC as the surviving entity.

         B. The respective Boards of Directors of the Company, IAC, INCC and IWG have approved and adopted the Merger Agreement and the transactions contemplated thereby.

         C. Pursuant to the terms of the Merger Agreement and immediately prior to the Closing (as hereinafter defined), the aggregate amount of all loans (the "Controlling Shareholder Loan") made by IWG to INCC, including all accrued and unpaid interest thereon through the Effective Time, shall be converted into shares of common stock, no par value, of INCC at a rate of $2.50 per share, and, thereafter, IWG shall be entitled to receive in exchange for such shares the merger consideration (the "Merger Consideration") provided for in the Merger Agreement (the Merger Consideration received by IWG in exchange for such shares is referred to herein as the "Converted Loan Merger Shares").

         D. Three hundred and sixty-six (366) days following the Closing (the "Adjustment Date"), IWG may be entitled to shares of Common Stock (as hereinafter defined) in addition to those received by IWG at the Closing.

         E. The Company proposes to issue and deliver to IWG a warrant certificate (the "Warrant Certificate") evidencing a warrant (the "Warrant") to purchase the number of shares of Common Stock calculated pursuant to Section 4 hereof and as contemplated by the Merger Agreement.

         F. The Warrant will entitle the Holder (as hereinafter defined) to purchase from the Company at any time or from time to time during the Exercise Period (as hereinafter defined), a number of fully paid and nonassessable shares of Common Stock as described herein at a purchase price per share equal to the Exercise Price (as hereinafter defined). The number of such shares of Common Stock is subject to adjustment as provided in this Warrant Agreement.

                                    AGREEMENT

         In consideration of the foregoing and for the purpose of defining the terms and provisions of this Agreement, the Company and IWG each agree as follows:

         Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Adjustment Date" shall have the meaning set forth in the Recitals to this Agreement.

         "Adjustment Interest" means (i) the dollar amount of the Controlling Shareholder Loan minus the product of (a) the Closing Price on the Closing Date multiplied by (b) the number of Converted Loan Merger Shares, multiplied by (ii) an interest rate of 12% per annum compounded quarterly, which interest shall accrue from the Closing Date through and including the Adjustment Date.

         "Adjustment Value" means the result of the following formula: (i) the dollar amount of the Controlling Shareholder Loan plus the Adjustment Interest minus (ii) the sum of (a) the Aggregate Market Value and (b) the Aggregate Repurchased Share Value.

         "Affiliate" shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended.

         "Aggregate Market Value" means the product of the number of Converted Loan Merger Shares (less any of such shares repurchased by the Company pursuant to Section 5) and the Fair Market Value as of the Adjustment Date.

         "Aggregate Repurchased Share Value" means the sum of the Repurchased Share Values.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or New York, New York are authorized by law to close.

         "Certificate of Incorporation" means the Certificate of Incorporation of the Company.

         "Closing" means the closing of the transactions contemplated by the Merger Agreement.

         "Closing Date" means the date of the Closing.

         "Closing Price" on any day means (i) if the shares of Common Stock then are listed and traded on the NYSE, the Closing Price on such day as reported on the NYSE Composite Transactions Tape; (ii) if shares of Common Stock then are not listed and traded on the NYSE, the Closing Price on such day as reported by the principal national securities exchange on which the shares of Common Stock are listed and traded; (iii) if the shares of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such day on the NASDAQ; or (iv) if the shares of Common Stock then are not traded on the NASDAQ, the average of the highest reported bid and the lowest reported asked price on such day as reported by the NASDAQ Quotation System.

         "Common Share Equivalent" means, with respect to any security of the Company and as of a given date, a number which is, (i) in the case of a share of Common Stock, one, (ii) in the case of all or a portion of any right, warrant or other security which may be exercised for a share or shares of Common Stock, the number of shares of Common Stock receivable upon exercise of such security (or such portion of such security), and (iii) in the case of any security convertible or exchangeable into a share or shares of Common Stock, the number of shares of Common Stock that would be received if such security were converted or exchanged on such date.

         "Common Stock" shall have the meaning set forth in the Recitals to this Agreement.

         "Company" shall have the meaning set forth in the Preamble to this Agreement.

         "Controlling Shareholder Loan" shall have the meaning set forth in the Recitals to this Agreement.

         "Converted Loan Merger Shares" shall have the meaning set forth in the Recitals to this Agreement.

         "Convertible Securities" shall have the meaning set forth in Section 11(d).

         "Determination Date" shall have the meaning set forth in Section 11(f).

         "Effective Time" means the date of the filing of a certificate of merger with the Secretary of State of the State of Delaware in connection with the merger of IAC with and into INCC pursuant to the Merger Agreement.

         "Exercise Date" shall mean, as to the Warrant, the date on which the Company shall have received both (a) the Warrant Certificate representing such Warrant, with the Exercise Forms therein duly executed by the Holder thereof or his attorney duly authorized in writing, and (b) payment in cash (including wire transfer of immediately available funds) or by certified or official bank check or bank cashier's check payable to the Company, of an amount in lawful money of the United States of America equal to the applicable Exercise Price (as hereinafter defined), but in no event earlier than the Adjustment Date.

         "Exercise Price" means $0.001 per share of Common Stock, subject to adjustment from time to time pursuant to Section 11.

         "Expiration Date" means the earliest to occur of (a) 5:00 p.m. Denver, Colorado time on the date that is thirty (30) days after the Adjustment Date,
(b) expiration of the Warrant pursuant

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
to Section 4(a), or (c) expiration of the Warrant pursuant to Section 9(c); provided, however, that in no event shall the Warrant expire prior to the time that the Company has satisfied all of its obligations contained in Section 9(d).

         "Fair Market Value" as at any date of determination means, as to shares of the Common Stock, if the Common Stock is publicly traded at such time, the average of the daily Closing Prices of a share of Common Stock for the fifteen
(15) consecutive trading days ending on the most recent trading day prior to the date of determination. If the shares of Common Stock are not publicly traded at such time, and as to all things other than the Common Stock, Fair Market Value shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Company and acceptable to a majority of the Holders and which shall have no other substantial relationship with the Company.

         "Holder" means, with respect to the Warrant Certificate, the Person in whose name the Warrant Certificate is registered upon the books and records of the Company. The initial Holder shall be IWG.

         "IAC" shall have the meaning set forth in the Recitals to this Agreement.

         "INCC" shall have the meaning set forth in the Recitals to this Agreement.

         "Merger Agreement" shall have the meaning set forth in the Recitals to this Agreement.

         "NASD" means the National Association of Securities Dealers, Inc.

         "NASDAQ" means the Nasdaq Stock Market, National Market System.

         "NYSE" means The New York Stock Exchange, Inc.

         "Options" shall have the meaning set forth in Section 11(d).

         "Person" means an individual, partnership, corporation, limited liability company, trust, joint stock company, association, joint venture, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Repurchase Notice" shall have the meaning set forth in Section 5.

         "Repurchase Price" shall have the meaning set forth in Section 5.

         "Repurchased Share Value" means with respect to any repurchase of Converted Loan Merger Shares by the Company pursuant to Section 5, the Repurchase Price multiplied by the number of Converted Loan Merger Shares so repurchased.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Termination Date" shall have the meaning set forth in Section 21 of this Agreement.

         "Warrant Certificate" shall mean the have the meaning set forth in the Recitals to this Agreement.

         "Warrant" shall have the meaning set forth in the Recitals to this Agreement.

         "Warrant Shares" shall have the meaning set forth in Section 4.

         Section 2. The Warrant Certificate. (a) Upon issuance, the Warrant Certificate shall be in registered form only and substantially in the form attached hereto as Exhibit A. The Warrant Certificate shall be dated the date on which it is issued by the Company and may have such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable laws, rules or regulations including any rule or regulation of any securities exchange on which the Warrant may be listed.

                  (b) The Warrant Certificate substantially in the form of Exhibit A hereto and evidencing a warrant to purchase the number of shares of Common Stock calculated pursuant to Section 4 below (subject to adjustment pursuant to Sections 11 and 12) shall be executed, on or after the date of this Agreement, by the Company and delivered to the Holder. The Warrant Certificate shall be executed on behalf of the Company by any of its duly authorized officers, either manually or by facsimile signature printed thereon, and shall be dated the date of issuance.

         Section 3. Registration, Exchange of Warrant Certificate. (a) The Company shall take all necessary action and proceedings as may be required by applicable law, rule and regulation for the legal and valid issuance of the Warrant to the Holder.

                  (b) At the option of the Holder, the Warrant Certificate may be exchanged at the principal corporate office of the Company and upon payment of the charges hereinafter provided. Whenever the Warrant Certificate is so surrendered for exchange, the Company shall execute and deliver the Warrant Certificate that the Holder making the exchange is entitled to receive; provided, however, that the Company shall not be required to issue and deliver the Warrant Certificate representing fractional warrants.

                  (c) The Warrant Certificate issued upon any registration or exchange of Warrant Certificate shall be the valid obligation of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement as the Warrant Certificate surrendered for such registration or exchange.

                  (d) The Warrant Certificate surrendered for registration or exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of exchange in form satisfactory to the Company, duly executed by the Holder thereof or his attorney duly authorized in writing.

                  (e) No service charge shall be made for any registration or exchange of Warrant Certificate. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or exchange of Warrant Certificate.

                  (f) The Warrant Certificate when duly endorsed in blank shall be negotiable and when a Warrant Certificate shall have been so endorsed, the Holder thereof may be treated by the Company and all other persons dealing therewith as the sole and absolute owner thereof for any purpose and as the person solely entitled to exercise the rights represented.

         Section 4. Exercisability. (a) If, on the Adjustment Date, the Adjustment Value is equal to a positive number, then the Warrant shall become immediately exercisable and if, on the Adjustment Date, the Adjustment Value is equal to 0 or a negative number then the Warrant shall immediately expire and be of no further force or effect.

                  (b) In the event that the Warrant shall become exercisable pursuant to Section 4(a), the number of shares of Common Stock (the "Warrant Shares") for which the Warrant is exercisable shall be equal to the quotient of the Adjustment Value divided by the Fair Market Value determined on and as of the Adjustment Date.

         Section 5 Common Stock Repurchase Right. During the period beginning on the date on which the SEC has declared effective the Registration Statement required to be filed by the Company pursuant to Section 9(b) and ending on the Adjustment Date, the Company may, at its sole option and discretion and upon thirty days' prior written notice (the "Repurchase Notice") to IWG, repurchase any or all of the Converted Loan Merger Shares at a price per share (the "Repurchase Price") equal to 110% of the greater of (i) the average of the Closing Prices of the Common Stock for the five days immediately preceding the date on which the Repurchase Notice is given to IWG in accordance with this
Section 5 and with Section 15, or (ii) the average of the Closing Prices for the five days immediately preceding the date on which the Company actually repurchases the Converted Loan Merger Shares in accordance with this Section 5.

         Section 6. Exercise Price, Payment of The Exercise Price, Duration And Exercise of Warrant Generally. (a) The Warrant Certificate shall, entitle the Holder thereof, upon payment of the Exercise Price and subject to the provisions of this Agreement, to receive one share of Common Stock for each whole Warrant represented thereby, subject to adjustment as herein provided, upon payment of the Exercise Price for each of such shares.

                  (b) Subject to the terms and conditions set forth herein, the Warrant shall be exercisable beginning on the Adjustment Date, at any time, or from time to time, until the

Expiration Date (the "Exercise Period") or, if such day is not a Business Day, then on the next succeeding day that shall be a Business Day.

                  (c) The Warrant shall terminate and become void as of 5:00 P.M. (Denver time) on the Expiration Date or, if such day is not a Business Day, then as of 5:00 P.M. on the next succeeding day that shall be a Business Day, and all rights of any Holder of the Warrant Certificate evidencing such Warrant under this Agreement or otherwise shall cease.

                  (d) Subject to Section 7 hereof, in order to exercise a Warrant, the Holder thereof must surrender the Warrant Certificate evidencing such Warrant, with one of the forms on the reverse of or attached to the Warrant Certificate duly executed (with signature guaranteed), to the Company at its address for notices as set forth in Section 15, together with payment-in-full of the Exercise Price thereof. Upon such delivery and payment, the Holder shall be deemed to be the holder of record of the number of shares of Common Stock issuable upon exercise of the Warrant (or, in the case of a partial exercise of the Warrant, the number of such shares as to which the Warrant has been exercised), notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

                  (e) The Exercise Price must be paid in cash (including by wire transfer of immediately available funds) or by certified or official bank check or bank cashier's check payable to the order of the Company or by any combination of such cash or check.

                  (f) As soon as practicable on or after the Exercise Date, but in no event later than five Business Days thereafter, the Company, shall deliver or cause to be delivered to or upon any written order of any Holder appropriate evidence of ownership of any shares of Common Stock issuable upon exercise of the Warrant or other securities or property (including any cash, subject to any required withholding) to which the Holder is entitled hereunder, subject to
Section 7.

         Section 7. Payment of Taxes. The Company shall pay any and all documentary, or similar issue or transfer taxes payable in respect of the issuance or delivery of the Warrant Shares.

         Section 8. Mutilated or Missing Warrant Certificate. If (a) any mutilated Warrant Certificate is surrendered to the Company or (b) the Company receives evidence to its satisfaction of the destruction, loss or theft of any Warrant Certificate, and there is delivered to the Company (in the case of destruction, loss or theft) such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and deliver in exchange for any such mutilated Warrant Certificate or in lieu of any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of like tenor and for a like aggregate number of Warrant Shares. Upon the issuance of any new Warrant Certificate under this Section 8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses in connection therewith. Every new Warrant Certificate executed and delivered pursuant to this Section 8 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificate duly executed and delivered hereunder. The provisions of this
Section 8 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed, lost or stolen Warrant Certificate.

         Section 9. Reservation of Shares; Listing; Registration of Shares; Cash Payment. (a) The Company shall at all times reserve and keep available, free from preemptive rights, and out of its authorized but unissued Common Stock, solely for the purpose of issuance upon exercise of the Warrant as herein provided, such number of shares of Common Stock as shall then be issuable upon exercise of all outstanding Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of a Warrant shall, upon issue in accordance with the terms of this Agreement, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof and that upon issuance, such shares shall be listed on NASDAQ, if other shares of the Common Stock are then listed for quotation on NASDAQ, and on each national securities exchange on which any other shares of outstanding Common Stock are then listed.

                  (b) Not later than sixty (60) days after the Closing Date, the Company shall file a registration statement (the "Registration Statement") registering for resale all of the shares of Common Stock held by IWG and the Warrant Shares (it being understood and agreed by the parties hereto that the S-4 registration statement to be filed in connection with the Merger may be used as the Registration Statement, in which event no additional registration statement shall be required to be filed). The Company shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as possible. In the event that the Registration Statement is not declared effective by the SEC within two hundred and seventy (270) days (the "Deadline") after the Closing Date, the Company shall promptly pay to IWG each month (pro-rata, for partial months) after the Deadline that the Registration Statement is not effective, an amount equal to 1.5% of the product of the number of shares of Common Stock held by IWG and the Fair Market Value as of the end of each such month.

                  (c) The Company may elect, in its sole discretion, to make a cash payment to IWG in lieu of delivering Warrant Shares upon exercise of the Warrant. In the event that the Company elects to make such cash payment, the Company shall give notice thereof to IWG no later than the Adjustment Date. Such cash payment shall be equal to the Adjustment Value and shall be made by wire transfer of immediately available funds to a bank account designated by IWG within one (1) business day after the Adjustment Date. Upon receipt by IWG of such cash payment, the Warrant shall terminate and be of no further force or effect.

                  (d) If, on or prior to the Adjustment Date, IWG shall not have received notice from the Company of its intention to make the cash payment contemplated by Section 9(c), and on the Adjustment Date, the number of shares of Common Stock and Warrant Shares issued and/or issuable to IWG would exceed the number of shares available for issuance without violation of any applicable securities laws, rules and regulations (including, without limitation, NASD Marketplace Rule 4460(i), which requires shareholder approval for certain issuances of common stock or voting stock or securities convertible therefor), then at IWG's sole discretion, the Company shall (i) upon exericse of the Warrant issue to IWG the number of Warrant Shares that may be issued without shareholder approval and (ii) either (a) make a cash payment (the "Cash Payment") to IWG equal to the number of Warrant Shares issuable to IWG that could not be issued without shareholder approval, multiplied by the Repurchase Price as of the Adjustment Date or (b) promptly obtain the required shareholder approval and, thereafter, issue to IWG the number of Warrant Shares issuable upon exercise of the Warrant that could not be issued prior to obtaining shareholder approval. In the event that the Company fails to obtain the requisite shareholder approval, then the Company shall, within one (1) business day following such failure, deliver the Cash Payment to IWG.

         Section 10. Certain Restrictions; Representations, Warranties and Covenants of IWG.

                  (a) The shares of Common Stock owned by the IWG and the Warrant Shares, if any, shall be subject to the restrictions contained in Sections 4(a) and 5(i) of the Amended and Restated Shareholder Agreement, dated October 18, 2000 between the Company and IWG.

                  (b) IWG hereby represents and warrants that is does not hold, directly or indirectly, any short position in the Common Stock, and has not engaged in any other hedging transactions relating to the Common Stock.

                  (c) IWG hereby covenants and agrees that it shall not engage in short sales or any other hedging transactions relating to the Common Stock after the date hereof.

         Section 11. Anti-dilution Provisions. The Exercise Price and the number of shares of Common Stock issuable upon exercise of each whole Warrant shall be subject to adjustment for the occurrence of any of the following events between the Adjustment Date and the Expiration Date:

                  (a) COMMON STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS. In case the Company shall (i) pay or make a dividend or other distribution to all holders of its Common Stock in shares of Common Stock, (ii) subdivide or split the outstanding shares of its Common Stock into a larger number of shares, or
(iii) combine the outstanding shares of its Common Stock into a smaller number of shares, then in each such case the number of Warrant Shares issuable upon exercise of each whole Warrant shall be adjusted to equal the number of such shares to which the Holder of the Warrant would have been entitled upon the occurrence of such event had the Warrant been exercised immediately prior to the happening of such event or, in the case of a stock dividend or other distribution, prior to the record date for determination of stockholders entitled thereto. An adjustment made pursuant to this Section 11(a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                  (b) REORGANIZATION OR RECLASSIFICATION. In case of any capital reorganization or any reclassification of the capital stock of the Company (whether pursuant to a merger or consolidation or otherwise), or in the event of any similar transaction, each whole Warrant shall thereafter be exercisable for the number of shares of stock or other securities or property receivable upon such capital reorganization or reclassification of capital stock or other transaction, as the case may be, by a holder of the number of shares of Common Stock into which such Warrant was exercisable immediately prior to such capital reorganization or reclassification of capital stock; and, in any case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made for the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder of the Warrant to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of the Warrant. An adjustment made pursuant to this Section 11(b) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                  (c) DISTRIBUTIONS OF ASSETS OR SECURITIES OTHER THAN COMMON STOCK. In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of its capital stock (other than Common Stock), or other debt or equity securities or evidences of indebtedness of the Company, or options, rights or warrants to purchase any of such securities, cash or other assets, then in each such case the number of Warrant Shares issuable upon exercise of each whole Warrant shall be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Fair Market Value per share of Common Stock at the record date for determining share holders entitled to such dividend or distribution, and of which the denominator shall be such Fair Market Value per share less the Fair Market Value of the portion of the securities, cash, other assets or evidences of indebtedness so distributed applicable to one share of Common Stock. An adjustment made pursuant to this Section 11(c) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                  (d) BELOW MARKET ISSUANCES OF COMMON STOCK AND CONVERTIBLE SECURITIES. In case the Company shall issue Common Stock (or options, rights or warrants to purchase shares of Common Stock (collectively, "Options") or other securities convertible into or exchangeable or exercisable for shares of Common Stock (such other securities, collectively, "Convertible Securities")) at a price per share (or having an effective exercise, exchange or conversion price per share together with the purchase price thereof) less than the Fair Market Value per share of Common Stock on the date such Common Stock (or Options or Convertible Securities), is sold or issued (provided that no sale of securities pursuant to an underwritten public offering shall be deemed to be for less than Fair Market Value), then in each such case the number of Warrant Shares issuable upon exercise of each whole Warrant shall thereafter be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to the date of issuance of such Common Stock (or Options or Convertible Securities) by a fraction, the numerator of which shall be (x) the sum of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and
(ii) the number of additional Common Share Equivalents represented by all securities so issued multiplied by (y) the Fair Market Value of a share of Common Stock immediately prior to the date of such issuance, and the denominator of which shall be (x) the product of (A) the Fair Market Value of a share of Common Stock immediately prior to the date of such issuance and (B) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance plus (y) the aggregate consideration received by the Company for the total number of securities so issued plus, (z) in the case of Options or Convertible Securities, the additional consideration required to be received by the Company upon the exercise, exchange or conversion of such securities; provided, however, that no adjustment shall be required in respect of issuances of Common Stock (or options to purchase Common Stock) pursuant to stock option or other employee benefit plans in effect on the date hereof, or approved by the Board of Directors of the Company after the date hereof. Notwithstanding anything herein to the contrary, (1) no further adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made upon the issuance or sale of Common Stock pursuant to (x) the exercise of any Options or (y) the conversion or exchange of any Convertible Securities, if in each case the adjustment in the number of Warrant Shares issuable upon exercise of each whole Warrant was made as required hereby upon the issuance or sale of such Options or Convertible Securities or no adjustment was required hereby at the time such Option or Convertible Security was issued, and (2) no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made upon the issuance or sale of Common Stock upon the exercise of any Options existing on the original issue date hereof, without regard to the exercise price thereof. Notwithstanding the foregoing, no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made pursuant to this paragraph upon the issuance or sale of Common Stock, Options, or Convertible Securities in a bona fide arm's-length transaction to any Person or group that, at the time of such issuance or sale, is not an Affiliate of the Company. An adjustment made pursuant to this Section 11(d) shall become effective immediately after such Common Stock, Options or Convertible Securities are sold.

                  (e) BELOW MARKET DISTRIBUTIONS OR ISSUANCES OF PREFERRED STOCK OR OTHER SECURITIES. In case the Company shall issue non-convertible and non-exchangeable preferred stock (or other debt or equity securities or evidences of indebtedness of the Company (other than Common Stock or Options or Convertible Securities) or options, rights or warrants to purchase any of such securities) at a price per share (or other similar unit) less than the Fair Market Value per share (or other similar unit) of such preferred stock (or other security) on the date such preferred stock (or other security) is sold (provided that no sale of preferred stock or other security pursuant to an underwritten public offering shall be deemed to be for less than its fair market value), then in each such case the number of Warrant Shares issuable upon exercise of each whole Warrant shall thereafter be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to the date of issuance of such preferred stock (or other security) by a fraction, the numerator of which shall be the product of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and (ii) the Fair Market Value of a share of Common Stock immediately prior to the date of such issuance, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such issuance and (B) the Fair Market Value of a share of the Common Stock immediately prior to the date of such issuance minus (y) the difference between (1) the aggregate Fair Market Value of such preferred stock (or other security) and (2) the aggregate consideration received by the Company for such preferred stock (or other security). Notwithstanding the foregoing, no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made pursuant to this paragraph upon the issuance or sale of preferred stock (or other securities of the Company other than Common Stock or Options or Convertible Securities) in a bona fide arm's-length transaction to any Person or group that, at the time of such issuance or sale, is not an Affiliate of the Company. An adjustment made pursuant to this Section 11(e) shall become effective immediately after such preferred stock (or other security) is sold.

                  (f) ABOVE MARKET REPURCHASES OF COMMON STOCK. In case the Company or any Subsidiary thereof shall repurchase, by self-tender offer or otherwise, any shares of Common Stock of the Company (or any Options or Convertible Securities) at a purchase price in excess of the Fair Market Value thereof, on the Business Day immediately prior to the earliest of (i) the date of such repurchase, (ii) the commencement of an offer to repurchase, or (iii) the public announcement of either (such date being referred to as the "Determination Date"), the number of Warrant Shares issuable upon exercise of each whole Warrant shall be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to such Determination Date by a fraction, the numerator of which shall be the product of
(1) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date minus the number of Common Share Equivalents represented by the securities repurchased or to be purchased by the Company or any Subsidiary thereof in such repurchase and (2) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to the Determination Date and (B) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date minus (y) the sum of (1) the aggregate consideration paid by the Company in connection with such repurchase and (2) in the case of Options or Convertible Securities, the additional consideration required to be received by the Company upon the exercise, exchange or conversion of such securities. Notwithstanding the foregoing, no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made pursuant to this paragraph upon the repurchase, by self-tender offer or otherwise, of Common Stock (or any Options or Convertible Security) in a bona fide arm's-length transaction from any Person or group that, at the time of such repurchase, is not an Affiliate of the Company.

                  (g) ABOVE MARKET REPURCHASES OF PREFERRED STOCK OR OTHER SECURITIES. In case the Company or any Subsidiary thereof shall repurchase, by self-tender offer or otherwise, any shares of non-convertible and non-exchangeable preferred stock (or other debt or equity securities or evidences of indebtedness of the Company (other than Common Stock or Options or Convertible Securities) or options, rights or warrants to purchase any of such securities), at a purchase price in excess of the Fair Market Value thereof, on the Business Day immediately prior to the Determination Date, the number of Warrant Shares issuable upon exercise of each whole Warrant shall be adjusted by multiplying the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to the Determination Date by a fraction, the numerator of which shall be the product of (i) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date and (ii) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date, and the denominator of which shall be (x) the product of (A) the number of Common Share Equivalents represented by all securities outstanding immediately prior to such Determination Date and (B) the Fair Market Value of a share of Common Stock immediately prior to such Determination Date minus (y) the difference between (1) the aggregate consideration paid by the Company in connection with such repurchase and (2) the aggregate Fair Market Value of such preferred stock (or other security). Notwithstanding the foregoing, no adjustment to the number of Warrant Shares issuable upon exercise of each whole Warrant shall be made pursuant to this paragraph upon the repurchase, by self-tender offer or otherwise, of non-convertible and non-exchangeable preferred stock (or other securities of the Company other than Common Stock or Options or Convertible Securities) in a bona fide arm's-length transaction from any Person or group that, at the time of such repurchase, is not an Affiliate of the Company.

                  (h) READJUSTMENT OF THE NUMBER OF WARRANT SHARES ISSUABLE UPON EXERCISE OF EACH WHOLE WARRANT. If (i) the purchase price provided for in any Option or the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities, in each case as referred to in paragraphs (b) and (f) above, are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this
Section 11), or (ii) any of such Options or Convertible Securities shall have irrevocably terminated, lapsed or expired, the number of Warrant Shares then issuable upon exercise of each whole Warrant shall forthwith be readjusted (effective only with respect to any exercise of the Warrant after such readjustment) to the number of Warrant Shares issuable upon exercise of each whole Warrant which would then be in effect had the adjustment made upon the issuance, sale, distribution or grant of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be (in the case of any event referred to in clause (i) of this paragraph (h)) or had such adjustment not been made (in the case of any event referred to in clause (ii) of this paragraph (h)).

                  (i) EXERCISE PRICE ADJUSTMENT. Upon each adjustment of the number of Warrant Shares issuable upon exercise of each whole Warrant pursuant to this Section 11, the Exercise Price of each Warrant outstanding immediately prior to such adjustment shall thereafter be equal to an adjusted Exercise Price per Warrant Share determined (to the nearest cent) by multiplying the Exercise Price for each whole Warrant immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon exercise of each whole Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares issuable upon exercise of each whole Warrant immediately after such adjustment.

                  (j) CONSIDERATION. If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed for cash, the consideration received in respect thereof shall be deemed to be the amount received by the Company therefor, before deduction therefrom of any reasonable, customary and adequately documented expenses incurred in connection therewith. If any shares of Common Stock, Options or Convertible Securities shall be issued, sold or distributed for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration, before deduction of any reasonable, customary and adequately documented expenses incurred in connection therewith. If any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be. If any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

                  (k) NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 11 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder of the Warrant against impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of Common Stock issuable on the exercise of the Warrant above the amount payable therefor on such exercise.

                  (l) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of Warrant Shares issuable upon exercise of each whole Warrant pursuant to this Section 11, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof. The Company shall, upon the written request at any time of any Holder of the Warrant, furnish or cause to be furnished to such Holder a like certificate setting forth (1) such adjustments and readjustments and (2) the number of Warrant Shares and the amount, if any, of other property which at the time would be received upon the exercise of this Warrant.

                  (m) PROCEEDINGS PRIOR TO ANY ACTION REQUIRING ADJUSTMENT. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 11, the Company shall take any action which may be necessary, including obtaining regulatory approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Warrant Shares which the Holders are entitled to receive upon exercise thereof.

                  (n) NOTICE OF ADJUSTMENT. Upon the record date or effective date, as the case may be, of any action which requires or might require an adjustment or readjustment pursuant to this Section 11, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal executive office and with its transfer agent, an officers' certificate showing the adjusted number of Warrant Shares determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officers' certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officers' certificate shall be made available at all reasonable times for inspection by the Holder or any Holder of a Warrant executed and delivered pursuant to Section 3(b) and the Company shall, forthwith after each such adjustment, mail a copy, by first-class mail, of such certificate to the Holder or any such Holder.

                  (o) PAYMENTS IN LIEU OF ADJUSTMENT. The Holder shall, at its option, be entitled to receive, in lieu of the adjustment pursuant to Section 11(c) otherwise required thereof, on (but not prior to) the date of exercise of the Warrant, the evidences of indebtedness, other securities, cash, property or other assets which such Holder would have been entitled to receive if it had exercised its Warrant for Warrant Shares immediately prior to the record date with respect to such distribution. Any Holder may exercise its option under this
Section 11(o) by delivering to the Company a written notice of such exercise simultaneously with its notice of exercise of this Warrant.

         Section 12. Consolidation, Merger or Sale of Assets. In case of any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Company to the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, the Holder of the Warrant shall have the right thereafter to exercise its Warrant for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock for which such Holder's Warrant may have been exercised immediately prior to such consolidation, merger, sale or transfer. Adjustments for events subsequent to the effective date of such a consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustments provided for herein. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, merger, conveyance, lease, transfer or otherwise so that the provisions set forth herein for the protection of the rights of the Holder of the Warrant shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this Section 12 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

         Section 13. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant and in lieu of delivery of any such fractional share upon any exercise thereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Fair Market Value thereof; provided, however, that, in the event that the Company combines or reclassifies the outstanding shares of its Common Stock into a smaller number of shares, it shall be required to issue fractional shares to a Holder if the Holder exercises all or any part of its Warrant, unless the Holder has consented in writing to such reduction and provided the Company with a written waiver of its right to receive fractional shares in accordance with this Section 13. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full shares of Common Stock that shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock acquirable on exercise of the Warrant so presented. The Holders, by their acceptance of the Warrant Certificate, expressly waive any and all rights to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

         Section 14. No Stock Rights. Prior to the exercise of the Warrant, no Holder of the Warrant Certificate, as such, shall be entitled to vote or be deemed the holder of shares of Common Stock or any other securities of the Company that may at any time be issuable on the exercise thereof, nor shall anything contained herein be construed to confer upon any Holder of the Warrant Certificate, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, to exercise any preemptive right, to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise.

         Section 15. Warrant Not Transferable. This Warrant and all rights hereunder are not transferable, in whole or in part, other than to an affiliate of the Holder, in which case such transfer shall be without charge to the Holder and effective upon surrender of the Warrant Certificate with a properly executed assignment (in form reasonably acceptable to the Company) at the principal office of the Company.

         Section 16. Notices. (a) Except as otherwise provided in Section 16
(b), any notice, demand or delivery authorized by this agreement shall be sufficiently given or made when mailed if sent by first-class mail, postage prepaid, addressed to any Holder at such Holder's address shown on the books and records of the Company and to the Company as follows:

         If to the Company:    RMI.NET, Inc.
                               999 18th Street, Suite 2201
                               Denver, Colorado 80202
                               Attention: Chris J. Melcher, Vice President and
                                          General Counsel

                               with a copy to:

                               Perkins Coie LLP
                               1899 Wynkoop Street, Suite 700
                               Denver, Colorado 80202
                               Attention: Neil M. Goff, Esq.

                               and

                               Brownstein, Hyatt & Farber, P.C.
                               410 17th Street, 22nd Floor
                               Denver, Colorado 80202
                               Attention: Jeffrey M. Knetsch, Esq.

or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

                  (b) Any notice required to be given by the Company to the Holders shall be made by mailing by registered mail, return receipt requested, to the Holders at their respective addresses shown on the books and records of the Company. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given when mailed, whether or not the Holder receives the notice.

         Section 17. Amendments; Waivers. (a) The Company may from time to time supplement or amend this Agreement without the consent of any Holder, in order to (i) cure any ambiguity or correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or (ii) add to the covenants and agreements of the Company for the benefit of the Holders, or surrender any rights or powers reserved to or conferred upon the Company in this Agreement.

                  (b) With the consent of the registered Holders of at least a majority in number of the Warrants at the time outstanding, the Company may at any time and from time to time by supplemental agreement or amendment add any provisions to or change in any manner or eliminate any of the provisions of this Agreement or of any supplemental agreement or modify in any manner the rights and obligations of the Holders and of the Company; provided, however, that no such supplemental agreement or amendment shall, without the consent of the registered Holder of each outstanding Warrant affected thereby:

                  (i) alter the provisions of this Agreement so as to affect adversely the terms upon which the Warrants are exercisable; or

                  (ii) reduce the number of outstanding Warrants the consent of whose Holders is required for any such supplemental agreement or amendment.

                  (c) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 18. Persons Benefitting. This Agreement shall be binding upon and inure to the benefit of the Company and IWG, and their respective successors, assigns, beneficiaries, executors and administrators, and each registered Holder of the Warrants. Nothing in this Agreement is intended or shall be construed to confer upon any person, other than the Company, IWG and the Holders of the Warrants, any right, remedy or claim under or by reason of this Agreement or any part hereof.

         Section 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

         Section 20. Surrender of Certificates. The Warrant Certificate when surrendered for exercise or purchase or otherwise acquired by the Company shall be promptly cancelled by the Company and shall not be reissued by the Company.

         Section 21. Termination of Agreement. This Agreement shall terminate and be of no further force and effect on the earlier of (a) the Expiration Date or (b) the date on which all of the Warrants have been exercised (the "Termination Date").

         Section 22. Governing Law. This Agreement and the Warrants issued hereunder and all rights arising hereunder and thereunder shall be construed and determined in accordance with the internal laws of the state of Delaware, and the performance hereof and thereof shall be governed and enforced in accordance with such laws.

         Section 23. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.
                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officer thereunto duly authorized as of the date first above written.

                                        RMI.NET, INC.

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                        INTERWEST GROUP, INC.

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                                                       EXHIBIT A

                       FORM OF FACE OF WARRANT CERTIFICATE
                        WARRANTS TO PURCHASE COMMON STOCK
                                OF RMI.NET, INC.

No.__________

         This certifies that INTERWEST GROUP, INC., or its registered assigns, is the registered holder of a warrant (the "Warrant") to purchase the number of Warrant Shares (the "Warrant Shares") calculated pursuant to Section 4 of the Common Stock Purchase and Adjustment Warrant Agreement, dated as of ____________, 2000 (the "Warrant Agreement"), between the Company and Interwest Group, Inc. This Warrant entitles the holder thereof (a "Holder"), subject to the provisions contained herein and in the Warrant Agreement, to purchase from RMI.NET, Inc., a Delaware corporation (the "Company"), one share of Common Stock, par value $0.001 per share, of the Company ("Common Stock"), at the exercise price (the "Exercise Price") of $0.001 per share, subject to adjustment upon the occurrence of certain events. This Warrant Certificate shall terminate and become void as of the close of business on [DATE THAT IS 396 DAYS AFTER CLOSING DATE] (the "Expiration Date"); provided, however, that if the last day for the exercise of this Warrant shall not be a Business Day, then this Warrant may be exercised on the next succeeding Business Day (as defined in the Warrant Agreement) following the Expiration Date.

         This Warrant Certificate is issued under and in accordance with the Warrant Agreement and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company and the Holder of the Warrant. As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, this Warrant is exercisable on the date that is thirty days after the date hereof. At 5:00 P.M. (New York City time) on the Expiration Date, each Warrant not exercised prior thereto shall terminate and become void and of no value; provided, however, that if the last day for the exercise of the Warrants shall not be a Business Day, then the Warrant may be exercised until 5:00 P.M. (New York City time) on the next succeeding Business Day following the Expiration Date.

         In order to exercise the Warrant, the registered holder hereof must surrender this Warrant Certificate at the office of the Company, with the Exercise Subscription Form on the reverse hereof duly executed by the Holder hereof, with signature guaranteed as therein specified, together with any required payment in full of the Exercise Price then in effect or the share(s) of Common Stock as to which the Warrant represented by this Warrant Certificate is submitted for exercise, all subject to the terms and conditions hereof and of the Warrant Agreement. Any such payment of the Exercise Price shall be paid in cash (including by wire transfer of immediately available funds) or by certified or official bank check or bank cashier's check payable to the order of the Company or by any combination of such cash or check.

         The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Common Stock upon the exercise of Warrants.

         This Warrant Certificate may only be transferred in accordance with the terms of the Warrant Agreement.

         No service charge shall be made for any registration or exchange of the Warrant Certificate, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

         All terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

                                        RMI.NET, INC.

                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                     FORM OF REVERSE OF WARRANT CERTIFICATE
                           EXERCISE SUBSCRIPTION FORM

                 (To be executed only upon exercise of Warrant)

To: RMI.NET, Inc.

         The undersigned irrevocably exercises the right to purchase __________________ shares of Common Stock of RMI.NET, Inc. represented by this Warrant Certificate hereof and herewith makes payment of $_____________ (such amount shall be paid in cash (including by wire transfer of immediately available funds) or by certified or official bank check or bank cashier's check payable to the order of RMI.NET, Inc. or by any combination of such cash or check), representing the Exercise Price for such Warrant Shares purchased on such exercise. On the terms and conditions specified in this Warrant Certificate and the Warrant Agreement therein referred to, the undersigned hereby surrenders this Warrant Certificate and all right, title and interest therein to and directs that the shares of Common Stock deliverable upon the exercise of such Warrant be registered or placed in the name and at the address specified below and delivered thereto.

         Date:              ,
              -------------- ----        ----------------------------------
                                         (Name - Please Print)

                                         ----------------------------------
                                         (Signature of Owner)(1)

                                         ----------------------------------
                                         (Street Address)

                                         ----------------------------------
                                         (City) (State) (Zip Code)

                                         ----------------------------------
                                         (Signature Guaranteed by)

(1) The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed.

Securities and/or check to be issued to:
                                        ----------------------------------------

Please insert social security or identifying number:
                                                    ---------------------------

Name:
     ---------------------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State and Zip Code:
                         -------------------------------------------------------

Any unexercised Warrants evidenced by the within Warrant Certificate to be issued to:

--------------------------------------------------------------------------------

Please insert social security or identifying number:
                                                    ---------------------------

Name:
     ---------------------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State and Zip Code:
                         -------------------------------------------------------

                                                                      APPENDIX F




October 12, 2000




Mr. Thomas C. Galley
President
Internet Communications Corporation
7100 East Belleview Avenue, Suite 201
Greenwood Village, CO  80111

Dear Mr. Galley:

Internet Communications Corporation ("INCC" or the "Company") has negotiated an Agreement and Plan of Merger dated March 17, 2000 and as amended on September 8, 2000 and October 2000 (collectively herein referred to as the "Agreement") among RMI.Net, Inc., a Delaware Corporation ("RMI") and Internet Communications Corporation. As more fully described herein and in the Agreement, all outstanding shares of INCC common stock shall be converted into shares of RMI common stock. The Board of Directors of INCC requests that Neidiger, Tucker, Bruner, Inc. ("NTB") render its opinion ("Opinion") as to the fairness of the merger ("Merger" or "Transaction") from a financial point of view, to the shareholders of INCC.

Upon completion of the Merger, the Agreement provides for an exchange ratio among the parties of .55 RMI common shares for each INCC common share held by any person or entity not associated or affiliated with the Interwest Group, Inc. or its related parties ("IWG"). Further, the Agreement provides for an exchange ratio among the parties of .45 RMI common shares for each INCC common share held by any person or entity that is associated with IWG. Upon completion of the Merger, RMI and IWG would enter into a Controlling Shareholder Loan as set forth in the Agreement as amended. Additionally, upon completion of the Merger it is the obligation of RMI to provide to non-IWG shareholders the Warrant, as described in the Agreement, such that the "Exercise Price" will mean a price per Warrant Share of $7.00 and the "Call Price" will mean a price per Warrant Share of $8.00, as those terms are used in the Agreement.

The Merger is intended by the parties to qualify as a tax-free reorganization of INCC under the Internal Revenue Code and, therefore, the Merger is anticipated not to create any tax liabilities for the shareholders of INCC. The Merger is subject to various conditions to closing as described within the Agreement.

Mr. Thomas C. Galley
October 12, 2000
Page 2



In connection with our examination, we have reviewed, among other things, (i) the Agreement dated March 17, 2000; (ii) the proposed restructuring of the Agreement dated September 8, 2000; (iii) the Amended and Restated Agreement and Plan of Merger dated October 2000; (iv) the form of the certificate relating to the Warrants; (v) publicly available information for both INCC and RMI including, but not limited to, the companies' most recent quarterly 10-Qs and annual 10-Ks; (vi) the financial condition of INCC including, but not limited to, its debt structure and bank line of credit; (vii) the past operating results of the Company; and (viii) various other documents and information provided by INCC and discussions held with the management of INCC and RMI.

In rendering our Opinion, we have relied on the accuracy and completeness of the audited information provided to us by the Company and RMI, the information provided to us by the Company's auditors and the information provided by INCC's management and have made no independent verification of such information.

Neidiger, Tucker, Bruner, Inc., as part of its investment banking services, is regularly engaged in the valuation of businesses, securities and assets in connection with mergers, acquisitions, underwritings, sales and distribution of securities, private placements and valuations for estate, corporate and other purposes.

Based on the foregoing and such other factors, as we deem relevant, we are of the opinion that the Merger is fair and reasonable from a financial point of view to the shareholders of Internet Communications Corporation.

Sincerely,

NEIDIGER, TUCKER, BRUNER, INC.


/s/ Anthony B. Petrelli


Anthony B. Petrelli
Senior Vice President

                                                                      APPENDIX G


                            COLORADO REVISED STATUTES

                     TITLE 7. CORPORATIONS AND ASSOCIATIONS
                         ARTICLE 113. DISSENTERS' RIGHTS

                          PART 1. RIGHT TO DISSENT AND
                            OBTAIN PAYMENT FOR SHARES

7-113-101. Definitions.

For purposes of this article:

         (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

         (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

         (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102. Right to dissent.

         (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party if:

                           (I) Approval by the shareholders of that corporation
is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

                           (II) The corporation is a subsidiary that is merged
with its parent corporation under section 7-111-104;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

                  (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

                  (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

         (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

                  (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

                  (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

                  (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

         (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

                  (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

                  (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

                  (c) Cash in lieu of fractional shares; or

                  (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

         (2) (Deleted by amendment, L. 96, p. 1321, Section 30, effective June 1, 1996.)

         (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

         (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

         (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. Dissent by nominees and beneficial owners.

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

                  (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

         (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                        PART 2. PROCEDURE FOR EXERCISE OF
                               DISSENTERS' RIGHTS

7-113-201. Notice of dissenters' rights.

         (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

         (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).

7-113-202. Notice of intent to demand payment.

         (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

                  (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

                  (b) Not vote the shares in favor of the proposed corporate action.

         (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

         (3) A shareholder who does not satisfy the requirements of subsection
(1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203. Dissenters' notice.

         (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

         (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

                  (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

                  (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

                  (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

                  (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

                  (f) State the requirement contemplated in section 7-113-103
(3), if such requirement is imposed; and

                  (g) Be accompanied by a copy of this article.

7-113-204. Procedure to demand payment.

         (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

                  (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

                  (b) Deposit the shareholder's certificates for certificated shares.

         (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

         (3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

         (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares.

         (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

         (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. Payment.

         (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

         (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

                  (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

                  (b) A statement of the corporation's estimate of the fair value of the shares;

                  (c) An explanation of how the interest was calculated;

                  (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

                  (e) A copy of this article.

7-113-207. Failure to take action.

         (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action.

         (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

         (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209. Procedure if dissenter is dissatisfied with payment or offer.

         (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

                  (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

                  (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

                  (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

         (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                      PART 3. JUDICIAL APPRAISAL OF SHARES

7-113-301. Court action.

         (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

         (2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

         (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. Court costs and counsel fees.

         (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

                  (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                   PROXY CARD

                       Internet Communications Corporation

               Special Meeting of Shareholders November 28, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         Thomas C. Galley and T. Timothy Kershisnik and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below, on all proposals and in the direction of the proxies on such other matters as may properly come before the special meeting of shareholders of Internet Communications Corporation to be held on November 28, 2000 at 9:00 a.m. (local time) at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202, or any adjournment(s), postponement(s), or other delay(s) thereof, all shares of stock of the Company to which the undersigned is entitled to vote at the special meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1. Proposal #1:

Proposal to approve and adopt the Amended and Restated                / / FOR             / / AGAINST           / / ABSTAIN
Agreement and Plan of Merger, dated October 18, 2000,
by and among RMI.NET, Inc., Internet Acquisition Corporation and Internet Communications Corporation and, therefore, to
approve the merger of Internet Acquisition Corporation with and into Internet Communications (with Internet Communications being the surviving corporation and a wholly owned subsidiary of RMI)
in accordance with the terms of the Amended and Restated Agreement and Plan of Merger.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address:                                    Date:
                                                 -------------------------------

                                            ------------------------------------



                                            ------------------------------------
                                            Signature(s) in Box

                                            Please sign exactly as your name(s)
                                            appear(s) on your stock
                                            certificate(s). If held in joint
                                            tenancy, all persons must sign.
                                            Trustees, administrators, etc.,
                                            should include title and authority.
                                            Corporations should provide the full
                                            name of the corporation and the
                                            title of the authorized officer
                                            signing this proxy card.

                                  RMI.NET, INC.

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                                November 28, 2000

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of RMI.NET, Inc. ("RMI") hereby appoints Douglas H. Hanson and Christopher J. Melcher, or any of them, with full power of substitution, as proxy holders to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the Special Meeting of Stockholders (the "Special Meeting") to be held on November 28, 2000 at 11:00 a.m. (local time) at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202, upon the following matters and any other matters as may properly come before the Special Meeting or any adjournments thereof.

1. Proposal to approve the Amended and Restated Agreement and Plan of Merger dated as of October 18, 2000, by and among the RMI.NET, Inc., Internet Acquisition Corporation, a wholly owned subsidiary of RMI, and Internet Communications Corporation. As a result of the merger, Internet Communications Corporation will become a wholly owned subsidiary of RMI.

                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

2. Proposal to approve the amendment to Article 1 of RMI's Amended and Restated Certificate of Incorporation, as amended, to change the name of RMI from RMI.NET, Inc. to Internet Commerce & Communications, Inc., subject to completion of the proposed merger between RMI and Internet Communications Corporation.

                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

         This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 and 2, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDERS AS TO OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

         The undersigned hereby acknowledges prior receipt of the Notice of Special Meeting of Stockholders and Joint Proxy Statement / Prospectus dated October 26, 2000, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of RMI either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

         If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

                  Date:                           , 2000
                       ---------------------------

                  ------------------------------------------------------
                  Signature of Stockholder or Authorized Representative

                  ------------------------------------------------------
                  Signature of Stockholder or Authorized Representative (if held jointly)

                  Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact, and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, all persons should sign.

[ ]  I PLAN TO ATTEND THE NOVEMBER 28, 2000 SPECIAL MEETING OF STOCKHOLDERS

PLEASE COMPLETE, DATE AND SIGN THIS PROXY, AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT RMI TO ADDITIONAL EXPENSE.